   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2000


                                                      REGISTRATION NO. 333-91839
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                          AMENDMENT NO. 4 TO FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               LENDINGTREE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7370                            25-1795344
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                            ------------------------

                          6701 CARMEL ROAD, SUITE 205
                        CHARLOTTE, NORTH CAROLINA 28226
                                 (704) 541-5351
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                            ------------------------

                              MR. DOUGLAS R. LEBDA
                            CHIEF EXECUTIVE OFFICER
                               LENDINGTREE, INC.
                          6701 CARMEL ROAD, SUITE 205
                        CHARLOTTE, NORTH CAROLINA 28226
                                 (704) 541-5351
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                            ------------------------

                                   Copies to:

            DAVID J. GOLDSCHMIDT, ESQ.                          MICHAEL J. SCHIAVONE, ESQ.
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                      ALAN L. JAKIMO, ESQ.
                 FOUR TIMES SQUARE                                   BROWN & WOOD LLP
             NEW YORK, NEW YORK 10036                             ONE WORLD TRADE CENTER
                  (212) 735-3000                                 NEW YORK, NEW YORK 10048
                                                                      (212) 839-5300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. []

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. []


                            ------------------------



                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


                                                           PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
          TITLE OF EACH CLASS OF            AMOUNT TO BE    OFFERING PRICE       AGGREGATE      REGISTRATION
       SECURITIES TO BE REGISTERED           REGISTERED       PER SHARE      OFFERING PRICE(1)   FEE(1)(3)
  Common Stock, par value $0.01 per share
  (including the associated Rights to
  purchase Series A Junior Participating
  Preferred Stock)(2).....................    4,197,500          $12            $50,370,000       $13,298

--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

(2) The Rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of our common stock.

(3) The registration fee was paid previously.
                            ----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED FEBRUARY 10, 2000


PROSPECTUS

                                3,650,000 SHARES

                            [LENDINGTREE, INC. LOGO]

                                  COMMON STOCK
                             ----------------------
     This is LendingTree, Inc.'s initial public offering. LendingTree, Inc. is selling all of the shares.


     We expect the public offering price to be between $10.00 and $12.00 per share. Currently, no public market exists for the shares. The shares have been approved for quotation on the Nasdaq National Market under the symbol "TREE."


     INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                             ----------------------

                                                             PER SHARE     TOTAL
                                                             ---------     -----
Public offering price......................................     $            $
Underwriting discount......................................     $            $
Proceeds, before expenses, to LendingTree, Inc. ...........     $            $

                             ----------------------
     The underwriters may also purchase up to an additional 547,500 shares from LendingTree, Inc. at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about                , 2000.

                             ----------------------
MERRILL LYNCH & CO.
                      LEHMAN BROTHERS
                                        PRUDENTIAL VOLPE TECHNOLOGY
                                             A UNIT OF PRUDENTIAL SECURITIES
                             ----------------------
             The date of this prospectus is                , 2000.

                      APPENDIX -- DESCRIPTION OF GRAPHICS

PROSPECTUS COVER

INSIDE FRONT COVER

The LendingTree logo is positioned in the center of the page with the caption "Internet Loan Marketplace" placed below it. The LendingTree logo is encapsulated by a cylinder with the caption "[i]close Marketplace Technology" placed above and below the cylinder. On either side and above the cylinder are two captions, "Consumer Demand" and "Lender Supply." Below these headings are five elongated cubes containing the names of the principal types of loans offered on the network and the methods by which consumers can access the network.

The cubes below "Consumer Demand" read:
   + LendingTree.com(SM)
   + Co-Branded Loan Centers
   + Lender Websites
   + Affiliate Network
   + Other Links

The cubes below "Lender Supply" read:
   + Mortgages
   + Home Equity Loans
   + Automobile Loans
   + Credit Cards
   + Personal Loans

Attached to the end of each cube is an arrow which points in the direction of the cylinder. Below the cylinder there are three boxes placed in a triangular formation. Each box contains a brief description of one of the following; "[i]close(SM) Technology," "Lender Supply," or "Consumer Demand."

The text of the [i]close(SM) Technology box: LendingTree's proprietary [i]close(SM) technology powers the marketplace.

The text of the Lender Supply box: LendingTree's network of more than 90 lenders provides product coverage and fosters competition.

The text of the Consumer Demand box: LendingTree collects consumer demand across the Internet from multiple points of distribution.

INSIDE GATEFOLD (two pages)

The gatefold has the five steps a consumer will go through to use LendingTree's services.

+ Step one illustrates consumer access.
+ Step two illustrates a loan request being completed on a credit request form.
+ Step three demonstrates how the filtering process matches consumer's credit requests with the lender's criteria.
+ Step four illustrates the lender evaluation process.
+ Step five illustrates the communication of the lender's offer and the consumer's acceptance.

Steps one, two, four and five provide a graphical picture of an illustrative webpage. Step three provides a graphical illustration of the filtering process.

The text associated with step one states: Consumers access the LendingTree marketplace through LendingTree.com or other points of distribution and select one of five loan categories.

The text associated with step two states: Consumers complete a single loan request form.

The text associated with step three states: Through our proprietary filtering process the consumer's credit request is matched to the preset underwriting criteria of our lenders and transmitted to up to four lenders.

The text associated with step four states: Lenders evaluate and respond to loan requests within one business day via a secure website.

The text associated with step five states: The LendingTree system automatically notifies the consumer to return to the LendingTree website to view and compare the terms of each offer and choose the loan that is best for them.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................     1
Risk Factors................................................     5
Forward-Looking Statements..................................    14
Use of Proceeds.............................................    15
Dividend Policy.............................................    15
Capitalization..............................................    16
Dilution....................................................    17
Selected Financial and Operating Data.......................    18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    19
Business....................................................    26
Management..................................................    39
Certain Relationships and Related Transactions..............    54
Principal Stockholders......................................    57
Description of Capital Stock................................    59
Shares Eligible for Future Sale.............................    63
Important United States Federal Tax Considerations for
  Non-U.S. Holders of Our Common Stock......................    65
Underwriting................................................    67
Legal Matters...............................................    71
Experts.....................................................    71
Where You Can Find More Information.........................    71
Index to Financial Statements...............................   F-1


                             ----------------------

     This prospectus contains estimates of market growth and other information related to the Internet. These estimates have been included in studies published by Forrester Research and International Data Corporation, which are market research firms, and by the United States Federal Reserve and the U.S. Census Bureau. These estimates assume that certain events, trends and activities will occur. None of these entities guarantees the accuracy or completeness of its information and estimates. We have not independently verified the information and assumptions on which these market growth estimates are based. If any of these entities is wrong about any of its assumptions, then its market estimates may also be wrong.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

                             ----------------------

     LendingTree(R) is a registered service mark of LendingTree, Inc. [i]close(SM) is a service mark of LendingTree, Inc. Other service marks or trademarks appearing in this prospectus are the property of their respective holders.

                                    SUMMARY

     This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding LendingTree, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes.

     We are an Internet-based loan marketplace for consumers and lenders. Using a simple and powerful consumer proposition, "Lenders compete for your business," we collect consumer credit requests and compare these requests and related credit information to the underwriting criteria of more than 90 participating lenders in our network. Consumers can receive multiple offers in response to a single credit request and then compare, review, and accept the loan offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at a cost that is lower than the cost associated with offline loan originations. Our marketplace encompasses most consumer credit categories, including mortgages, home equity loans, automobile loans, credit cards, and personal loans. We power our website with our proprietary loan marketplace technology platform, which we call [i]close(SM).

     We are a marketplace that facilitates the lending process. Because we are not a lender, we have reduced exposure to interest rate and market risks generally associated with traditional lending activities. Our revenue model depends on revenue generated from lenders participating in our network who pay us fees based upon their receipt of credit requests, which we refer to as transmission fees, and fees based upon loan closings, which we refer to as closed-loan fees. We also license our [i]close technology to other companies who create single and multi-lender online marketplaces. Credit requests not meeting lenders' criteria on those marketplaces are routed to our lender network, increasing our overall volume.

     Our marketplace provides important benefits to consumers, including:

     - Price. We foster a competitive bidding environment, encouraging lenders to price loan offers aggressively as they compete for consumers' business.

     - Consumer Advocacy. Consumers view us as their advocate. Through the range of online information and tools presented on our website, combined with our support and service, we aim to reduce the confusion often experienced by consumers during the borrowing process and the time that it takes to obtain loans.

     - Choice. We provide qualified consumers with up to four loan offers from our network lenders.

     - Convenience. We save consumers valuable time by enabling them to go online, complete one credit request form, which we refer to as a Qualification Form, and receive up to four loan offers.

     - Content. We provide consumers with educational materials about the borrowing process, answers to frequently asked questions, informative articles, and interactive loan calculators.

     - No Fees.  Our service is free to consumers.

     Our marketplace provides important benefits to lenders, including:

     - New Business. Leveraging the reach of the Internet, we provide lenders with access to a significantly larger audience of qualified consumers.

     - Lower Acquisition Costs. Our fees are designed to be less than the cost of acquiring customers through traditional and other online channels. Our [i]close technology enables lenders to process credit requests more efficiently and at significantly reduced costs.

     - Market Information. We collect and distribute to our lenders valuable information about the online lending marketplace. This information enables our lenders to refine and improve their Internet lending strategies and quickly respond to changing market conditions.

     Our goal is to be the predominant loan marketplace on the Internet. The key elements of our strategy are to:

     - strengthen our position as an online marketplace offering multiple loan products from a wide variety of lenders;

     - increase brand awareness and transaction volume;

     - attract lenders offering an array of products across a wide range of consumer credit profiles and geographic locations;

     - expand transaction volume through online relationships;

     - establish [i]close as the dominant loan marketplace technology; and

     - assist our network lenders to increase their loan closing rates.


     LendingTree commenced nationwide operations on July 1, 1998. Since that time the LendingTree network has expanded to include more than 90 lenders. Non Internet-based lenders that generated the highest number of closed loans on our website during the fourth quarter of 1999 were Bank One, PNC Bank FSB, Provident Bank and Sovereign Bank. Online lending companies that generated the highest number of closed loans on our website during that same period were AppOnline.com, giggo.com, MortgageSelect.com and Smart-Finance.com.


     For the quarter ended December 31, 1999, we transmitted 68,200 Qualification Forms, representing $5.0 billion in loan demand, and our lenders closed loans totaling $440 million. These numbers reflect significant growth when compared to the quarter ended December 31, 1998, with 9,500 Qualification Forms transmitted, representing $902 million in loan demand, which resulted in $11 million in closed loans.


     For the quarter ended December 31, 1999, total revenue was $2.9 million, an increase of more than 22 times revenue of $0.1 million for the quarter ended December 31, 1998. Our net loss was $8.8 million for the quarter ended December 31, 1999, nearly three times the $3.0 million net loss for the quarter ended December 31, 1998. For more information, see the sections entitled "Summary Financial and Operating Data" and "Selected Financial and Operating Data," as well as our audited financial statements included elsewhere in this prospectus.


     We intend to expend significant funds on building the LendingTree brand identity through increased advertising and related promotional activity, hiring additional personnel, and further developing our website, [i]close technology, and network infrastructure.

     You should read the section of this prospectus entitled "Risk Factors." That section indicates among other things that:

     - we have a history of significant losses;


     - from our inception through December 31, 1999 our accumulated losses were $32.1 million;


     - we anticipate incurring significant losses in the foreseeable future; and

     - we operate in a highly competitive online market with low barriers to entry.

                                  THE OFFERING


Common stock offered by us...................  3,650,000 shares
Common stock to be outstanding
  after the offering.........................  17,215,234 shares
Use of proceeds..............................  We estimate that the net proceeds from this offering will be approximately $35.3 million.
                                               We expect to use these net proceeds
                                               principally for advertising and marketing, as
                                               well as for general corporate purposes.
Risk factors.................................  See "Risk Factors" beginning on page 5 for a discussion of risks that you should consider
                                               carefully before deciding to invest in shares
                                               of our common stock.
Nasdaq National Market symbol................  "TREE"



     Throughout this prospectus, except where otherwise indicated, the number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of January 31, 2000. The number of outstanding shares excludes:



     - 857,885 shares issuable upon the exercise of outstanding warrants;


     - 100,000 shares issuable upon the exercise of an option granted to our Chief Executive Officer at an exercise price equal to the initial public offering price that can only be exercised prior to the commencement of trading of our common stock on the Nasdaq National Market;


     - 444,500 shares reserved for issuance under our employee stock purchase plan;



     - 750,836 shares reserved for future grants under our 1999 stock option plan; and



     - 3,684,419 shares issuable at a weighted average exercise price of $5.21 per share upon exercise of stock options outstanding as of January 31, 2000.


     All information in this prospectus:

     - assumes that a 1.27-for-1 common stock split is effected before completion of this offering;

     - reflects the automatic conversion of all outstanding shares of our convertible preferred stock into 10,150,673 shares of our common stock upon the closing of this offering;


     - except as otherwise indicated, includes accumulated dividends on our convertible preferred stock which were convertible into 292,877 shares of common stock as of January 31, 2000; and


     - except as otherwise indicated, assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

     LendingTree was incorporated in Delaware on June 7, 1996. Our principal executive offices are located at 6701 Carmel Road, Suite 205, Charlotte, North Carolina, 28226. Our telephone number is (704) 541-5351, and our website is located at www.lendingtree.com. Information on our website is not a part of this prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


     The following table sets forth summary financial and operating data for our business. You should read this information together with our financial statements and the accompanying notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The "pro forma as adjusted" balance sheet data gives effect to the automatic conversion of all outstanding shares of convertible preferred stock and accumulated dividends through December 31, 1999 into common stock and reflects our sale of shares of common stock offered by this prospectus. The calculation of pro forma basic and diluted net loss per common share excludes shares issuable upon the payment of accumulated dividends on our convertible preferred stock.



                                                         YEAR ENDED DECEMBER 31,
                                                   -----------------------------------
                                                    1997        1998          1999
                                                   ------    ----------    -----------
STATEMENT OF OPERATIONS DATA:
REVENUE:
  LendingTree network............................  $    2    $      273    $     6,112
  [i]close and other technology..................      --           136            852
                                                   ------    ----------    -----------
          Total revenue..........................       2           409          6,964
                                                   ------    ----------    -----------
COST OF REVENUE:
  LendingTree network............................      --           235          2,231
  [i]close and other technology..................      --           149            312
                                                   ------    ----------    -----------
          Total cost of revenue..................      --           384          2,543
                                                   ------    ----------    -----------
Gross profit.....................................       2            25          4,421
                                                   ------    ----------    -----------
OPERATING EXPENSES:
  Product development............................     293         1,051          1,109
  Marketing and advertising......................      54         2,494         18,611
  Sales, general and administrative..............     621         2,955          9,951
                                                   ------    ----------    -----------
          Total operating expenses...............     968         6,500         29,671
                                                   ------    ----------    -----------
LOSS FROM OPERATIONS.............................    (966)       (6,475)       (25,250)
  Interest income, net...........................       3            41            505
                                                   ------    ----------    -----------
  Net loss.......................................  $ (963)   $   (6,434)   $   (24,745)
                                                   ======    ==========    ===========
  Basic and diluted net loss per common share....  $(1.20)   $    (1.88)   $     (7.74)
                                                   ======    ==========    ===========
  Weighted average shares used in computing basic
     and diluted net loss per common share.......  803,370    3,434,736      3,560,197
                                                   -------   ----------    -----------
                                                   -------   ----------    -----------
PRO FORMA PER COMMON SHARE DATA:
Pro forma basic and diluted net loss per common
  share..........................................                          $     (3.23)
                                                                           ===========
Pro forma weighted average basic and diluted
  shares outstanding.............................                            7,650,229
                                                                           ===========
OPERATING DATA:
Qualification Forms transmitted:
  Number.........................................      --        18,247        185,792
  Dollar volume (in thousands)...................  $   --    $1,596,662    $16,209,918
Loans closed:
  Number.........................................      --           712         27,155
  Dollar volume (in thousands)...................  $   --    $   25,516    $   940,707


                                                               AS OF DECEMBER 31, 1999
                                                               ------------------------
                                                                             PRO FORMA
                                                               ACTUAL       AS ADJUSTED
                                                               -------      -----------
BALANCE SHEET DATA:
Cash and cash equivalents..................................    $ 2,419        $37,758
Short-term investments.....................................     27,053         27,053
Working capital............................................     26,474         61,813
Total assets...............................................     33,767         69,106
Convertible preferred stock................................     59,118             --
Total stockholders' equity.................................     27,737         63,076

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In any such case, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

OUR LIMITED OPERATING HISTORY MAKES OUR BUSINESS AND PROSPECTS DIFFICULT TO EVALUATE.

     We have a limited operating history on which to base your evaluation of our business and prospects. We were formed in 1996 and began serving consumers across the United States in July 1998. There is no significant historical basis to assess how we will respond to competitive, economic or technological challenges. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies like us who operate in new and rapidly developing online marketplaces. Our failure to address these risks and uncertainties could cause our operating results to suffer and result in the loss of all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FUTURE.


     We have never been profitable. We incurred losses from operations of approximately $6.5 million in 1998 and $25.3 million in 1999. As of December 31, 1999, we had accumulated net losses of approximately $32.1 million. We currently estimate that we will spend approximately $50.0 million during 2000 on marketing and advertising, more than double what we spent in 1999.


     We also intend to use the offering proceeds for general corporate purposes, such as:

     - enhancing our technology, including our filtering system, network infrastructure, and the functionality of our website;

     - hiring additional personnel; and

     - establishing and developing online relationships.

As a result of these expenditures, we anticipate further losses for the foreseeable future.

     We forecast our future expense levels based on our operating plans and our estimates of future revenue. We may find it necessary to accelerate expenditures relating to our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among consumers and lenders. If our revenue grows at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not achieve or sustain profitability. If we fail to become or remain profitable, the value of your investment could be significantly reduced.

OUR BUSINESS MODEL IS UNPROVEN AND COULD FAIL.

     Our revenue model and profit potential are unproven and we cannot assure you that we will be able to become profitable. Our revenue model depends heavily on revenue generated from lenders participating in our network who pay us fees based upon their receipt of credit requests, which we refer to as transmission fees, and fees based upon loan closings, which we refer to as closed-loan fees. We also license our [i]close technology to other companies who create single and multi-lender online marketplaces. To generate revenue we must rapidly achieve broad market acceptance of our service by both lenders and consumers who have traditionally used other means to lend and borrow money. In addition, we must attract a sufficient number of consumers with credit profiles targeted by our lenders. It is possible that our online loan marketplace model will not gain the widespread acceptance necessary to support our business, in which case we may find it necessary to alter our business model. We cannot accurately predict what, if any, changes we would make to our business model in response to the uncertainties in the online lending market. These changes might include shifting all or a portion of our fees to customers or reducing fees currently charged to lenders to expand volume more quickly. Shifting fees to consumers may not be feasible, as other companies may be able to offer comparable services with no fees. If we are not able to anticipate and adapt to changes in the industry or if our business model is not successful, we may be unable to expand our business and the value of your investment could be significantly reduced.

OUR OPERATING RESULTS MAY BE NEGATIVELY IMPACTED BY FLUCTUATIONS IN INTEREST RATES.

     Our business is cyclical. During 1999, more than 80% of our revenue was derived from fees paid by lenders participating in our online marketplace. In addition, during the quarter ended December 31, 1999, revenue earned from refinanced mortgages, traditionally a market segment that is greatly impacted by changes in interest rates, represented approximately 17% of our total revenue. While interest rates during this period were rising, we were unable to assess the extent of the impact on our business because of our limited operating history. During future periods of rising interest rates we may experience a decline in consumer traffic to our website and during periods of robust credit demand, typically associated with falling interest rates, lenders may have less incentive to use our marketplace. Either of these events could reduce our revenue and we cannot assess the effects of interest rates on our business over a broad range of interest rate environments.

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR FUTURE RESULTS BECAUSE THEY ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND THESE RESULTS MAY NEGATIVELY IMPACT THE PRICE OF OUR COMMON STOCK.

     Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that affect our revenue or expenses in any particular quarter. This could cause the market price of our common stock to decline. Our quarterly results will fluctuate in part based on the demand for and supply of consumer loans which are a function of seasonal and other fluctuations in interest rates and related economic factors, all of which are outside of our control. These temporary fluctuations could adversely affect our business. As a result, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In addition, we plan to increase our operating expenses significantly to expand our sales and marketing, administration, maintenance and technical support, and product management groups. If revenue falls below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected.

     In addition, we expect that as our business matures we will experience seasonal fluctuations in our operating results due to fluctuations in consumer credit markets during the year. For example, home buying behavior is seasonal. Typically the second and third quarters of a year have a greater number of mortgage closings as compared to the first and fourth quarters. Because of our limited operating history, it has not yet been possible for us to assess the impact of seasonal effects on our business.

OUR FAILURE TO OBTAIN SUFFICIENT FUNDS FROM SUBSEQUENT FINANCINGS MAY SIGNIFICANTLY IMPEDE OUR GROWTH.

     We must achieve and sustain rapid growth for our business model to succeed. To accomplish this, we will need to raise additional funds in the future, from equity or debt sources. Our future cash requirements may be substantial. If additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully promote our brand name, develop or enhance our service, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business and significantly reduce the value of your investment.

                   RISKS RELATED TO OUR MARKETS AND STRATEGY

OUR FUTURE SUCCESS IS DEPENDENT UPON INCREASED ACCEPTANCE OF THE INTERNET BY CONSUMERS AND LENDERS AS A MEDIUM FOR LENDING.

     If consumer and lender acceptance of our online marketplace does not increase, our business will not succeed and the value of your investment may be adversely affected. The online lending market is new and rapidly developing. The adoption of online lending in general, and our marketplace in particular, requires the acceptance of a new way of conducting business, exchanging information, and applying for credit by consumers as well as acceptance by lenders that have historically relied upon traditional lending methods. As a result, we cannot be sure that we will be able to compete effectively with traditional borrowing and lending methods.

IF POTENTIAL CONSUMERS PERCEIVE THERE ARE SECURITY OR PRIVACY RISKS ASSOCIATED WITH OUR BUSINESS, DEMAND FOR OUR SERVICE WILL BE REDUCED.

     The secure transmission of confidential personal and financial information, such as personal address, social security number, and bank account information, over public networks with consumer authorization is critical to consumer acceptance of our business. Unauthorized access to or use of this information could result in potential liability under federal and state privacy laws and damages for which we would be liable. Usage of our service could decline if any well-publicized compromise of security of information on our website or the Internet in general were to occur. We and other Internet-based companies may not be able to respond adequately to privacy concerns of potential users as advances in computer capabilities and other technological developments occur.

IF WE ARE UNABLE TO EXPAND OUR BRAND RECOGNITION, CONSUMER AND LENDER DEMAND FOR OUR SERVICE WILL BE LIMITED.

     If we fail to promote and maintain our brand successfully or incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, our business and the value of your investment could be materially adversely affected. As of January 15, 2000, we had commitments to pay a minimum of approximately $15.0 million for advertising and promotion through the end of 2001, and we project that our actual spending over that period will be significantly higher. We believe that continuing to build brand awareness of the LendingTree marketplace is critical to achieving increased demand for our service. Brand recognition is a key differentiating factor among providers of online lending services, and we believe it will be increasingly important as competition intensifies. In order to increase our brand awareness, we must succeed in our marketing efforts, provide high-quality service, and increase the number of consumers using our marketplace. If visitors to our website do not perceive our existing service to be of high quality or if we alter or modify our existing service, introduce new services, or enter into new business ventures that are not favorably received, the value of our brand could be diluted, which could decrease the attractiveness of our service to consumers and lenders.

IF OUR PARTICIPATING LENDERS DO NOT PROVIDE COMPETITIVE LEVELS OF SERVICE TO CONSUMERS, OUR BRAND WILL BE HARMED AND OUR ABILITY TO ATTRACT CONSUMERS TO OUR WEBSITE WILL BE LIMITED.

     Our ability to provide a high-quality borrowing experience depends in part on consumers receiving competitive levels of convenience, customer service, pricing terms, and responsiveness from our participating lenders. If our participating lenders do not provide consumers with competitive levels of convenience, customer service, price, and responsiveness, the value of our brand may be harmed and the number of consumers using our service may decline.

WE MAY HAVE DIFFICULTY INTEGRATING LENDERS INTO OUR ONLINE MARKETPLACE, WHICH COULD IMPEDE OUR ABILITY TO OFFER A COMPETITIVE SERVICE TO CONSUMERS.

     The failure to integrate lenders into our online marketplace could limit the variety of products that we can offer to our customers. Integration of a lender into our online marketplace requires a significant commitment of time and resources on our part and on the part of the lender. This integration process typically takes up to three months to complete. Potential lenders may not be willing to invest the time and resources necessary to achieve this integration, and we may not have sufficient personnel to devote the time necessary to successfully integrate lenders into our online marketplace.

WE MAY HAVE DIFFICULTY ATTRACTING A COMPREHENSIVE GROUP OF LENDERS WHICH COMPLEMENT OUR CURRENT CONSUMER CREDIT PRODUCT COVERAGE.

     If we are unable to broaden the offering of consumer credit products on our network for a wide array of credit profiles and locations, we may be unable to attract additional consumers or may lose our existing consumers to other online competitors. The success of our online marketplace depends on our ability to attract and retain a comprehensive group of lenders to service consumer needs across a wide array of product lines, consumer credit profiles, and geographic locations. Lenders may limit the types of credit they offer due to licensing and regulations, the types of products they offer, and consumer credit profiles. To this end, some of the lenders in our network do not extend credit in some states, others are unable to offer particular loan products, and still others do not lend to consumers with particular credit profiles.

LENDERS IN OUR NETWORK ARE NOT PRECLUDED FROM OFFERING CONSUMER CREDIT PRODUCTS OUTSIDE OUR MARKETPLACE.

     If a significant number of our potential consumers are able to obtain loans from our participating lenders without utilizing our service, our ability to generate revenue may be limited. Because we do not have exclusive relationships with the lenders whose loan products are offered on our online marketplace, consumers may obtain offers and loans from these lenders without using our service. Our lenders can offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products over the Internet, either directly to prospective borrowers, through one or more of our online competitors, or both.

IF WE ARE UNABLE TO DEVELOP AND RETAIN OUR ONLINE RELATIONSHIPS, OUR BUSINESS WILL BE HARMED.

     If we are unable to establish or maintain online relationships that increase consumer traffic to our website, our business and the value of your investment could be materially adversely affected. We depend on establishing and maintaining relationships with a large number of high-traffic websites for a significant portion of our consumers. For example, in December 1999, Autobytel.com generated approximately 40% of our automobile loan requests. The loss of this contractual relationship would materially reduce our revenue in this product area. There is intense competition for relationships with companies maintaining these websites, and we may have to pay significant fees to establish additional relationships or maintain existing relationships in the future. Even if we enter into these relationships, they may not attract significant numbers of consumers. As a result, we may be unable to enter into relationships with these firms or websites on commercially reasonable terms or at all.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY.

     We have recently experienced a period of rapid expansion. In order to execute our business plan, we must continue to expand significantly. Our inability to expand our operations in an efficient manner could cause our expenses to grow disproportionately to our revenue, our revenue to decline or grow more slowly than expected, or could otherwise have a material adverse effect on our business and the value of your investment. We had seven employees in July 1998. As of December 31, 1999, that number had increased to 125. We expect that the number of our employees will continue to increase for the foreseeable future. Our anticipated future growth, combined with the requirements we will face as a public company, will continue to place a significant strain on our management, systems, and resources. We will need to continue to expand and maintain close coordination among our technical, accounting, finance, and sales and marketing departments. We may not succeed in these efforts.

COMPETITION MAY REDUCE OUR MARKET SHARE AND HARM OUR PERFORMANCE.

     Increased competition could result in reduced margins or loss of market share, either of which could materially adversely affect our business, results of operations, and financial condition. We operate in a new industry that, like the broader electronic commerce market, is rapidly evolving, highly competitive and has low barriers to entry. We expect this competition will increase. Our current competitors include:

     - online and offline lenders, brokers, and credit card issuers, many of whom operate websites from which consumers can obtain online interest rate quotes, such as E-LOAN, giggo.com, and iOwn.com; and

     - online and offline referral agents that display rates and products for multiple lenders and refer consumers to individual lenders, such as Quicken.com, MSN HomeAdvisor, and getsmart.com.

     In addition, current and potential new competitors could establish online loan marketplaces that are competitive with ours.

     Our ability to compete depends on many factors, including:

     - pricing and breadth of product offering;

     - time of market entry;

     - brand awareness;

     - variety, quantity, and quality of partners and online relationships;

     - proprietary and scalable technology infrastructure;

     - ease of use and convenience; and

     - strength of relationships and depth of technology integration with customers.

In addition, changes in the methods by which loans are made through traditional channels of distribution may make electronic commerce a less attractive means for obtaining loans and could reduce our ability to generate revenue.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. These competitors may engage in more extensive product development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies than our participating lenders, and make more attractive offers to existing and potential employees and companies with which we have relationships.

OUR BUSINESS COULD SUFFER IF WE LOSE THE SERVICES OF KEY EXECUTIVES.

     If we lose the services of Douglas Lebda, our founder, Chief Executive Officer, and a director, or any of our other executive officers or key employees, our ability to expand our business would be seriously compromised and the value of your investment may be adversely affected. Mr. Lebda has been instrumental in determining our strategic direction and focus and in promoting the concept of an Internet-based loan marketplace for consumers and lenders. We do not maintain key person insurance on any of our key executives.

        RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE

WE MAY EXPERIENCE REDUCED VISITOR TRAFFIC, REDUCED REVENUE, AND HARM TO OUR REPUTATION IN THE EVENT OF UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES.

     Any significant failure to maintain the satisfactory performance, reliability, security, and availability of our website, filtering systems, or network infrastructure may cause significant harm to our reputation, our ability to attract and maintain a high volume of visitors to our website, and to attract and retain participating consumers and lenders. Our revenue depends in large part on the number of credit requests submitted by consumers. Any system interruptions that result in the inability of consumers to submit these credit requests, or more generally the unavailability of our service offerings, could have an adverse impact on our revenue. In addition, we believe that consumers who have a negative experience with our website may be reluctant to return or recommend LendingTree to other potential consumers.

     In the past, our website has experienced outages and decreased performance. In the worst such instance to date, we experienced a service outage for a period of approximately six hours due to a database software failure. If similar outages occur in the future, they may severely harm our reputation and our ability to offer our service.

     Our computer hardware is located in leased facilities in Beltsville, Maryland. A full backup system is located in Cupertino, California. If both of these locations experienced a system failure, the performance of our website would be harmed. These systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins, and similar events. Our insurance policies may not compensate us for any losses that may occur due to any failures or interruptions in our systems. Any extended period of disruptions could materially adversely affect our business, results of operations, and financial condition.

BREACHES OF OUR NETWORK SECURITY COULD SUBJECT US TO INCREASED OPERATING COSTS AS WELL AS LITIGATION AND OTHER LIABILITIES.

     Any penetration of our network security or other misappropriation of our users' personal information could cause interruptions in our operations and subject us to liability. Claims against us could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. Security breaches could also damage our reputation. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information. It is possible that advances in computer capabilities, new discoveries, or other developments could result in a compromise or breach of the technology that we use to protect consumer transaction data. We cannot guarantee that our security measures will prevent security breaches. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences.

                       RISKS RELATED TO LEGAL UNCERTAINTY

FAILURE TO COMPLY WITH LAWS GOVERNING OUR SERVICE OR MATERIAL CHANGES IN THE REGULATORY ENVIRONMENT RELATING TO THE INTERNET COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     The loan products available through our website are subject to extensive regulation by various federal and state governmental authorities. Because of uncertainties as to the applicability of these laws and regulations to the Internet and, more specifically, to our business, and considering our business has evolved and expanded in a relatively short period of time, we may not always have been, and may not always be, in compliance with applicable federal and state laws and regulations. Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities may result in, among other things, revocation of required licenses or registrations, loss of approved status, loss of exempt status, indemnification liability to lenders and others doing business with us, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. The occurrence of one or more of these events could materially affect our business, results of operations and financial condition. We recently paid a settlement relating to allegations that we conducted business in a state without the appropriate registration.

     Many, but not all, states require licenses to solicit or broker to residents of those states, loans secured by residential mortgages, and/or other consumer loans, including credit card, automobile and personal loans. We have obtained licenses to broker residential mortgage loans, or are not required to be licensed, in the District of Columbia and all 50 states, with the exception of Delaware where an application is currently pending. Similarly, we have obtained licenses to broker consumer loans, or are not required to be licensed, in all 50 states, with the exceptions of California, New Jersey and Ohio, where applications for consumer loan licenses are pending, and Tennessee, where we cannot obtain a license to broker consumer or home equity loans because of residency requirements of that state. We are not currently accepting credit requests for loan products from residents of states in which we are not licensed to provide those products. In many of the states in which we are licensed, we are subject to examination by regulators.

     As a computer loan origination system conducting business through the Internet, we face an additional level of regulatory risk given that most of the laws governing lending transactions have not been substantially revised or updated to fully accommodate electronic commerce. Until these laws, rules, and regulations are revised to clarify their applicability to transactions conducted through electronic commerce, any company providing loan-related services through the Internet or other means of electronic commerce will face compliance uncertainty. Federal law, for example, generally prohibits the payment or receipt of referral fees in connection with residential mortgage loan transactions. The applicability of referral fee prohibitions to the compensation provisions of fee arrangements used by online companies like us may have the effect of reducing the types and amount of fees that we may charge in connection with real estate-secured products.

     Regulations promulgated by some states may impose compliance obligations on any person who acquires 10% or more of our common stock, including requiring that person to periodically file financial and other personal and business information. Because we will be a public company following this offering, we will be unable to control who purchases our common stock in the open market. If any person acquires 10% or more of our common stock and refuses or fails to comply with these requirements, we may not be able to obtain a license and existing licensing arrangements in particular states may be jeopardized. The inability to obtain, or the loss of, required licenses could have a material adverse effect on our operations or financial condition.

     The parties conducting business with us, such as lenders and affiliated websites, similarly may be subject to federal and state regulation. These parties act as independent contractors and not as our agents in their solicitations and transactions with consumers. Consequently, we cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a lender or an affiliated website to comply with these laws or regulations could result in, among other things, claims of vicarious liability or negatively impact our reputation. The occurrence of one or more of these events could materially adversely affect our business, results of operations, and financial condition.

REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD INHIBIT THE GROWTH OF THE INTERNET, DECREASE VISITORS TO OUR WEBSITE, AND OTHERWISE MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Existing laws and regulations specifically regulate communications and commerce on the Internet. Further laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, and the characteristics and quality of online products and services are under consideration by federal, state, local, and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement and personal privacy are applicable to the Internet. Many of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. The Federal Trade Commission and government agencies in certain states have been investigating Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies choose to investigate our privacy practices. Any new laws or regulations relating to the Internet, or new application or interpretation of existing laws, could inhibit the growth of the Internet as a medium for commerce or credit procurement which could, in turn, decrease the demand for our service or otherwise materially adversely affect our business, results of operations, and financial condition.

WE MAY BE LIMITED OR RESTRICTED IN THE WAY WE ESTABLISH AND MAINTAIN OUR ONLINE RELATIONSHIPS BY LAWS GENERALLY APPLICABLE TO OUR BUSINESS.


     The Real Estate Settlement Procedures Act and related regulations generally prohibit the payment or receipt of fees or any other item of value for the referral of a real estate-secured loan to a loan broker or lender. The act and the related regulations also prohibit fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services, including mortgage brokerage or lending services. Notwithstanding these prohibitions, RESPA permits payments for goods or facilities furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods, facilities, or services provided. Failure to comply with RESPA may result in, among other things, administrative enforcement actions, class action lawsuits, cease and desist orders and civil and criminal liability.


     The mortgage and home equity products offered through our marketplace are residential real estate secured loans subject to these provisions of RESPA. Consequently, our online relationships with lenders and other Internet companies and websites that offer these products are subject to RESPA's prohibitions on payment or receipt of fees for referrals and for unearned fees. We believe that we have structured these relationships to comply with these regulations. The applicability of RESPA's compensation provisions to these types of Internet-based relationships, however, is unclear and the appropriate regulatory agency has provided limited guidance to date on the subject.


AS AN ONLINE LOAN MARKETPLACE WE MAY BE LIABLE AS A RESULT OF INFORMATION RETRIEVED FROM OUR WEBSITE OR THE WEBSITES OF COMPANIES WITH WHICH WE MAINTAIN RELATIONSHIPS.

     We may be subject to legal claims relating to information that is published or made available on our website and the other websites linked to it. Our service may subject us to potential liabilities or claims resulting from:

     - lost or misdirected messages from our network lenders, consumers or vendors;

     - illegal or fraudulent use of e-mail; or

     - interruptions or delays in transmission of Qualification Forms or lenders' offers.

     In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occur, our business and the value of your investment could be materially adversely affected.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY.


     Failure to protect our intellectual property could harm our brand and our reputation, devalue our content in the eyes of our customers, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our service marks, patent application, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property as critical to our success. To protect the rights to our intellectual property, we rely on a combination of patent, trademark and copyright law, trade secret protection, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have applied for a U.S. patent and filed a Patent Cooperation Treaty international patent application on our [i]close technology and our online loan market process. While the number of software and business method patents issued by the U.S. Patent and Trademark Office has been growing substantially in recent years, there is still a significant degree of uncertainty associated with these patents. It is possible that our patent applications will be denied or granted in a very limited manner such that they offer little or no basis for us to deter competitors from employing similar technology or processes or allow us to defend against third party claims of patent infringement.


     RISKS RELATED TO THIS OFFERING, OUR STOCK PRICE, AND CORPORATE CONTROL


OUR COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND INVESTORS IN OUR STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE OFFERING PRICE.


     We cannot predict the extent to which investors' interest in us will lead to the development of a trading market in our common stock or how liquid the market might become. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market, but was negotiated between us and the underwriters. The stock market in general and the market prices of shares in newly public technology companies, particularly those such as ours that offer Internet-based services, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could be highly volatile and subject to wide fluctuations in response to many factors, some of which are largely beyond our control. These factors include:

     - quarterly variations in our results of operations;

     - adverse business developments;

     - changes in financial estimates by securities analysts;

     - investor perception of us and online lending services in general;

     - announcements by our competitors of new products and services; and

     - general economic conditions, including interest rate fluctuations.


AN AGGREGATE OF APPROXIMATELY 13.6 MILLION SHARES, OR 78.8% OF OUR OUTSTANDING STOCK, WILL BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET WITHIN ONE YEAR AFTER THIS OFFERING, AND FUTURE SALES OF SUCH STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.



     Sales of substantial amounts of our common stock in the public market after this offering could reduce the prevailing market prices for our common stock. Of the 17.2 million shares of common stock to be outstanding upon the closing of this offering, the 3.65 million shares offered by this prospectus will be freely tradable without restriction or further registration, other than shares purchased by our officers, directors, or other "affiliates" within the meaning of Rule 144 under the Securities Act, which will be restricted from sale until 180 days after the date of this prospectus pursuant to agreements between these affiliates and the underwriters. The 13.6 million remaining shares of our common stock will become eligible for resale in the public market subject to the lapse of applicable holding periods pursuant to Rule 144 as follows:



NUMBER OF SHARES/
PERCENT OUTSTANDING
AFTER THE OFFERING        DATE WHEN SHARES BECOME AVAILABLE FOR RESALE IN THE PUBLIC MARKET
-------------------       -----------------------------------------------------------------
5.2 million/30%           180 days after the date of this prospectus, pursuant to
                          agreements between the stockholders and the underwriters.
                          Approximately 3.8 million of these shares will also be subject to sales volume restrictions under Rule 144 under the Securities
                          Act.
8.4 million/48%           Upon expiration of applicable one-year holding periods under Rule
                          144, which will expire between August 2000 and November 2000, subject to sales volume restrictions under Rule 144.



     Merrill Lynch may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements prior to the expiration of their 180 day term. Merrill Lynch may waive these restrictions at our request or upon the request of a stockholder. In evaluating whether to grant such a request, Merrill Lynch may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, LendingTree's common stock. These factors include, among others, the number of shares involved, the then recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request.



     In addition, we intend to file a registration statement on Form S-8 under the Securities Act approximately 90 days after the date of this offering to register an aggregate of 4.9 million shares of common stock issued or reserved for issuance under our various stock option plans. Some holders of our common stock will also have demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, WHICH COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our amended and restated certificate of incorporation and by-laws which will become effective upon the closing of this offering, will contain provisions that could have the effect of delaying, deferring, or preventing a change in control of LendingTree or our management that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - authorization to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to our common stockholders;

     - a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

     - prohibition of stockholder action by written consent; and

     - advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     In addition, we will enter into a stockholder rights agreement which will make it more difficult for a third party to acquire us without the support of our board of directors and principal stockholders.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND ENTITIES AFFILIATED WITH THEM, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS, WILL HAVE THE ABILITY TO EXERCISE SIGNIFICANT CONTROL OVER US.


     Our executive officers, directors and entities affiliated with them will, as a group, beneficially own approximately 49.1% of our common stock following this offering. These stockholders will be able to exercise significant influence over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions, including a change of control of our company. The interests of these stockholders may differ from the interests of our other stockholders.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THE VALUE OF YOUR INVESTMENT.


     The initial public offering price per share will be substantially higher than the net tangible book value per share of the common stock outstanding immediately prior to this offering. As a result, if you purchase shares in this offering, you will incur immediate dilution of approximately $7.32 per share from the price you paid per share. In the past, we issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options or warrants are ultimately exercised, your investment will be further diluted.


                           FORWARD-LOOKING STATEMENTS

     Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere are forward-looking statements that are not based on historical facts. The words "expects," "anticipates," "estimates," "intends," "believes," and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements made in this prospectus are based on events through the date on which the statements are made.

                                USE OF PROCEEDS

     The net proceeds from the sale of the 3,650,000 shares of common stock offered by this prospectus, assuming an initial public offering price of $11.00 per share, less the underwriting discount and estimated offering expenses, will be approximately $35.3 million, or $40.9 million if the underwriters' over-allotment option is exercised in full.


     We intend to use approximately $29.0 million of the proceeds from this offering for advertising and marketing to increase brand awareness and to attract consumers to our marketplace. We intend to use the balance of the offering proceeds for general corporate purposes.


     We currently estimate that we will spend approximately $50.0 million during 2000 on marketing and advertising, more than double what we spent in 1999. Our marketing expenses will be funded from the proceeds of the offering, our current cash on hand, and revenue generated from our operations. The amount we actually spend for this purpose will depend on a number of factors, including the growth of our consumer base, the types of efforts we make to build our brand and competitive developments in the home mortgage and consumer credit markets. Therefore, we cannot specify with certainty the particular uses of the net proceeds of this offering. Accordingly, management will have significant flexibility and discretion in applying the net proceeds of this offering. Pending any use, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.


     From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses, technologies, services, or products that are complementary to our business. We are currently evaluating the possible minority equity investment in several companies offering complementary services. None of these potential investments are currently considered to be pending or probable. A portion of the net proceeds may be used to fund future acquisitions or investments.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend upon factors such as future earnings, capital requirements, our financial condition, and general business conditions.

                                 CAPITALIZATION

     The following table shows our capitalization as of December 31, 1999:

     - on an actual basis;


     - on a pro forma basis to reflect the conversion of all of our outstanding shares of convertible preferred stock and accumulated dividends as of December 31, 1999 into shares of common stock upon the closing of this offering; and


     - on a pro forma as adjusted basis to reflect our sale of the 3,650,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, less the underwriting discount and estimated offering expenses.

     You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements, and the accompanying notes and the other financial information included in this prospectus.

     The table excludes:


     - 857,885 shares issuable upon the exercise of outstanding warrants as of January 31, 2000;



     - 750,836 shares reserved for future grants under our 1999 stock option plan as of January 31, 2000;


     - 100,000 shares issuable upon the exercise of an option granted to our Chief Executive Officer at an exercise price equal to the initial public offering price that can only be exercised prior to the commencement of trading of our common stock on the Nasdaq National Market;


     - 444,500 shares reserved for issuance under our employee stock purchase plan;



     - accumulated dividends from January 1, 2000 to January 31, 2000 which will convert into 70,481 shares of common stock; and



     - 3,684,419 shares issuable at a weighted average exercise price of $5.21 per share upon exercise of stock options outstanding as of January 31, 2000.



                                                                     DECEMBER 31, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Stockholders' equity:
  Convertible preferred stock, $.01 par value, 8%
  cumulative, 10,467,194 shares authorized:
  Series A -- 1,754,484 shares issued and outstanding
  actual, none issued and outstanding pro forma and pro
  forma as adjusted.......................................  $  9,884    $     --      $     --
  Series D -- 6,238,172 shares issued and outstanding
  actual, none issued and outstanding pro forma and pro
  forma as adjusted.......................................    49,234          --            --
                                                            --------    --------      --------
  Total convertible preferred stock.......................    59,118          --            --
                                                            --------    --------      --------
  Common stock, $.01 par value, 38,100,000 shares
  authorized, 4,070,655 shares issued and outstanding
  actual; 14,443,724 shares issued pro forma; and
  18,093,724 shares issued pro forma as adjusted..........        41         144           181
  Additional paid-in capital..............................     9,423      68,438       103,740
  Deferred compensation...................................    (2,767)     (2,767)       (2,767)
  Treasury stock, cost (948,971 shares)...................    (5,978)     (5,978)       (5,978)
  Unrealized gain, available for-sale-securities..........        46          46            46
  Accumulated deficit.....................................   (32,146)    (32,146)      (32,146)
                                                            --------    --------      --------
          Total stockholders' equity......................    27,737      27,737        63,076
                                                            --------    --------      --------
          Total capitalization............................  $ 27,737    $ 27,737      $ 63,076
                                                            ========    ========      ========

                                    DILUTION


     Our pro forma net tangible book value as of December 31, 1999 was approximately $27,737,000, or approximately $2.06 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of convertible preferred stock and accumulated dividends through December 31, 1999 into shares of common stock. Assuming the sale by us of the 3,650,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and after deducting the underwriting discount and estimated offering expenses, the pro forma net tangible book value of our common stock as of December 31, 1999 would have been $63,076,000, or $3.68 per share. This represents an immediate increase in pro forma net tangible book value of $1.62 per share to existing stockholders and an immediate and substantial dilution in pro forma net tangible book value of $7.32 per share to new public investors. The following table illustrates this per share dilution:




Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $2.06
  Increase attributable to this offering....................   1.62
                                                              -----
Adjusted pro forma net tangible book value per share after
  this offering.............................................             3.68
                                                                       ------
Net tangible book value dilution per share to new public
  investors.................................................           $ 7.32
                                                                       ======


     The following table summarizes, on a pro forma basis as of December 31, 1999 described above, the differences between existing stockholders and new public investors in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid for those shares and the average price paid per share:


                                   SHARES PURCHASED         TOTAL CONSIDERATION
                                 ---------------------    -----------------------      AVERAGE PRICE
                                   NUMBER      PERCENT       AMOUNT       PERCENT        PER SHARE
                                 ----------    -------    ------------    -------    -----------------
Existing stockholders..........  13,494,753      78.7%    $ 61,222,000      60.4%         $ 4.54
New public investors...........   3,650,000      21.3       40,150,000      39.6           11.00
                                 ----------     -----     ------------     -----
          Total................  17,144,753     100.0%    $101,372,000     100.0%
                                 ==========     =====     ============     =====



     The foregoing tables and calculations assume no exercise of outstanding options or warrants and excludes treasury shares. As of December 31, 1999, there were 2,970,996 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.25 per share and 1,564,259 shares of common stock reserved for future grants under our stock option plan. As of December 31, 1999, there were warrants outstanding to purchase 667,385 shares of common stock with a weighted average exercise price of $5.66 per share. After December 31, 1999, we issued 713,423 options to purchase our common stock at a weighted average exercise price of $9.25 per share. We have also recently granted an option to purchase 100,000 shares of our common stock to our Chief Executive Officer at an exercise price equal to the initial offering price. As a result, options to purchase up to an additional 750,836 shares of common stock may be issued under our stock option plan. The tables also exclude additional preferred stock dividends accumulated from January 1, 2000 through January 31, 2000 which will convert into 70,481 shares of common stock upon consummation of this offering. We also issued two warrants to CNBC.com, each of which grants CNBC.com the right to purchase 95,250 shares of our common stock at an exercise price of approximately $7.87 per share. One warrant is immediately exerciseable upon issuance and one becomes exerciseable on January 14, 2001, subject to certain conditions. In addition, we may agree to issue additional warrants to acquire common stock to companies with which we maintain relationships. To the extent that these options or warrants are exercised, there will be further dilution to new public investors.

                     SELECTED FINANCIAL AND OPERATING DATA
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


     The following table sets forth selected financial and operating data for our business. You should read the information together with our financial statements and the accompanying notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, our financial statements which have been audited by PricewaterhouseCoopers LLP and are included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 are derived from our financial statements which have been audited by PricewaterhouseCoopers LLP and are not included in this prospectus. The statement of operations data for the period from inception through December 31, 1996 and the balance sheet data as of December 31, 1996 are unaudited. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year. The calculation of pro forma basic and diluted net loss per common share excludes shares issuable upon the payment of accumulated dividends on our convertible preferred stock.



                                                                PERIOD FROM            YEAR ENDED DECEMBER 31,
                                                             INCEPTION THROUGH    ----------------------------------
                                                             DECEMBER 31, 1996     1997        1998         1999
                                                             ------------------   -------   ----------   -----------
STATEMENT OF OPERATIONS DATA:
REVENUE:
  LendingTree network.......................................      $     --        $     2   $      273   $     6,112
  [i]close and other technology.............................            --             --          136           852
                                                                  --------        -------   ----------   -----------
         Total revenue......................................            --              2          409         6,964
                                                                  --------        -------   ----------   -----------
COST OF REVENUE:
  LendingTree network.......................................            --             --          235         2,231
  [i]close and other technology.............................            --             --          149           312
                                                                  --------        -------   ----------   -----------
         Total cost of revenue..............................            --             --          384         2,543
                                                                  --------        -------   ----------   -----------
Gross profit................................................            --              2           25         4,421
                                                                  --------        -------   ----------   -----------
OPERATING EXPENSES:
  Product development.......................................            --            293        1,051         1,109
  Marketing and advertising.................................            --             54        2,494        18,611
  Sales, general and administrative.........................             4            621        2,955         9,951
                                                                  --------        -------   ----------   -----------
         Total operating expenses...........................             4            968        6,500        29,671
                                                                  --------        -------   ----------   -----------
LOSS FROM OPERATIONS........................................            (4)          (966)      (6,475)      (25,250)
  Interest income, net......................................            --              3           41           505
                                                                  --------        -------   ----------   -----------
  Net loss..................................................      $     (4)       $  (963)  $   (6,434)  $   (24,745)
                                                                  ========        =======   ==========   ===========
  Basic and diluted net loss per common share...............      $  (0.02)       $ (1.20)  $    (1.88)  $     (7.74)
                                                                  ========        =======   ==========   ===========
Weighted average shares used in computing basic and diluted
  net loss per common share.................................       259,080        803,370    3,434,736     3,560,197
                                                                  ========        =======   ==========   ===========
PRO FORMA PER COMMON SHARE DATA:
  Pro forma basic and diluted net loss per common share.....                                             $     (3.23)
                                                                                                         ===========
  Pro forma weighted average basic and diluted shares
    outstanding.............................................                                               7,650,229
                                                                                                         ===========
OPERATING DATA:
Qualification Forms transmitted:
  Number....................................................            --             --       18,247       185,792
  Dollar volume (in thousands)..............................            --             --   $1,596,662   $16,209,918
Loans closed:
  Number....................................................            --             --          712        27,155
  Dollar volume (in thousands)..............................            --             --   $   25,516   $   940,707


                                                                                  DECEMBER 31,
                                                                    ----------------------------------------
                                                                    1996        1997      1998        1999
                                                                    ----        ----     -------     -------
BALANCE SHEET DATA:
Cash and cash equivalents...................................        $--         $402     $ 3,085     $ 2,419
Short-term investments......................................         --           --          --      27,053
Working capital.............................................         (1)         333       2,666      26,474
Total assets................................................         --          424       3,687      33,767
Mandatorily redeemable preferred securities.................         --           --       4,631          --
Convertible preferred stock.................................         --           --          --      59,118
Total stockholders' equity (deficit)........................         (1)         353      (1,695)     27,737

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and the notes to those statements that appear elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     We are an Internet-based loan marketplace for consumers and lenders. Using a simple and powerful consumer proposition, "Lenders compete for your business," we collect consumer credit requests and compare these requests and related credit information to the underwriting criteria of more than 90 participating lenders in our network. Consumers can receive multiple offers in response to a single credit request and then compare, review, and accept the loan offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at a cost that is lower than the cost associated with offline loan originations. Our marketplace encompasses most consumer credit categories, including mortgages, home equity loans, automobile loans, credit cards, and personal loans. We power our website with our proprietary loan marketplace technology platform, which we call [i]close(SM).

     We are a marketplace that facilitates the lending process. Because we are not a lender, we have reduced exposure to interest rate and market risks generally associated with traditional lending activities. Our revenue model depends on revenue generated from lenders participating in our network who pay us fees based upon their receipt of credit requests, which we refer to as transmission fees, and fees based upon loan closings, which we refer to as closed-loan fees. We also license our [i]close technology to other companies who create single and multi-lender online marketplaces. Credit requests not meeting lenders' criteria on those marketplaces are routed to our lender network, increasing our overall volume.

     LendingTree was founded on June 7, 1996. From June 1996 until July 1998, we conducted research, developed core technology, and conducted initial lender marketing efforts. Our website, www.lendingtree.com, commenced operations nationally on July 1, 1998. Since that time, the LendingTree network has expanded to include over 90 regional and national lenders. For the quarter ended December 31, 1999, we transmitted 68,200 Qualification Forms representing $5.0 billion in loan demand and our lenders closed loans totaling $440 million. These numbers reflect significant growth when compared to the quarter ended December 31, 1998, with 9,500 Qualification Forms transmitted, representing $902 million in loan demand, which resulted in $11 million in closed loans.


     For the quarter ended December 31, 1999, total revenue was $2.9 million, an increase of more than 22 times revenue of $0.1 million for the quarter ended December 31, 1998. Our net loss was $8.8 million for the quarter ended December 31, 1999, nearly three times the $3.0 million net loss for the quarter ended December 31, 1998.


     We derive our revenue from two primary sources: fees from the LendingTree network, and fees from licensing our [i]close technology. All of our revenue from the network is derived from lenders. Our service is free to consumers.


     Network revenue consists principally of transmission revenue and closing revenue. Transmission revenue is earned and recognized when consumers complete Qualification Forms that are transmitted to lenders. Fees are payable regardless of whether Qualification Forms result in closed loans. Closing revenue is earned and recognized when a loan is closed by a lender. Closing revenue generally lags the transmission of Qualification Forms from several days to up to four months, depending upon the loan type. In 1999, network revenue included: transmission revenue, which equalled 32% of total revenue, closing revenue, which equalled 51% of total revenue, set-up fees, which equalled 4% of total revenue and monthly maintenance fees, which equalled less than 1% of total revenue.

     We also generate revenue by licensing [i]close to third parties to create single and multi-lender loan marketplaces. [i]close revenue is recognized on the percentage-of-completion basis. In 1999, revenue from [i]close licenses generated approximately 11% of our total revenue. In addition, our network revenue includes transmission fees and closed-loan fees which originated from customers of our [i]close licenses representing 15% of total revenue during this period, bringing the total revenue derived directly or indirectly from [i]close to approximately 26% of total revenue.


     Other technology revenue consists of revenue generated from providing third parties various software integration and hardware hosting services. Revenue generated from other technology represented less than 1% of total revenue in 1999. Other technology revenue is recognized either on a percentage-of-completion basis or on a fixed monthly rate, depending on the type of service offered.

     Currently, mortgages and home equity loans represent the largest portion of our network revenue, contributing approximately $4.7 million of our total revenue generated in 1999. During the same period, credit card revenue was approximately $0.8 million. In addition, automobile loan and personal loan revenue were approximately $0.3 million and less than $0.1 million, respectively. No single lender currently represents more than 10% of our total revenue. Revenue from credit cards, automobile loans and personal loans is expected to increase as we increase our marketing focus on these products. Revenue from some of our products may experience seasonal fluctuations. For example, home buying is typically strongest in the second and third quarters of each year, which may result in higher mortgage loan closing rates during those periods. However, we do not have a sufficient operating history to forecast the seasonality of our revenues with respect to any particular product offering.

     Our network cost of revenue includes salary and benefit costs of the borrower relations and lender implementation groups, credit scoring expenses, revenue-sharing costs, consumer promotion costs, and the cost of hardware for the LendingTree network. Our [i]close and other technology cost of revenue includes direct costs of modifying our proprietary software for license to [i]close users, as well as the related cost of hardware for these customers. All of these expenses are recognized in the month that they are incurred.

     Product development expenses primarily include costs incurred by us to develop our proprietary software and filtering technologies and enhance, manage, monitor, and operate our website. These expenses consist primarily of salaries and benefits for our technology department, third-party software upgrades and, from time to time, outside technology consultants and/or contractors. We intend to continue to expand our online marketplace by adding other product offerings and new lenders and, consequently, we expect these activities may require additional personnel. Accordingly, we expect that our product development expenses will continue to increase for the foreseeable future.

     Marketing and advertising expenses consist primarily of costs of advertising, trade shows, affiliate service fees, and indirect costs. Marketing and advertising expenses also include costs, including salaries and benefits, of all personnel involved in the marketing and advertising department as well as outside advertising agency fees. All advertising costs are expensed as incurred.

     Sales, general and administrative expenses consist primarily of salary, benefits, and related expenses for our management, sales, administrative, legal, and accounting personnel, expenses relating to our facilities, professional fees, and other general corporate expenses. We expect that, in support of the continued growth of our business and our operations as a public company, sales, general and administrative expenses will continue to increase for the foreseeable future.


     Since our inception on June 7, 1996, we have incurred significant losses and, as of December 31, 1999, we had an accumulated loss of $32.1 million. These losses have resulted from the significant costs incurred for advertising, employment expenses primarily for the development of our [i]close technology platform, establishment of lender relationships, and integration of lenders within our website. We intend to continue to invest heavily in advertising and marketing. As a result, we believe that we will continue to incur substantial operating losses for the foreseeable future.

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1999 AND 1998

     REVENUE

     Total revenue amounted to $7.0 million in 1999, an increase of $6.6 million from $0.4 million in 1998.

     LendingTree Network. LendingTree network revenue accounted for $6.1 million, or 88% of total revenue for the year ended December 31, 1999, compared with 67% for the year ended December 31, 1998. Network revenue in 1999 increased by $5.8 million from $0.3 million in 1998 primarily due to higher Qualification Form and closed loan volume. Transmitted Qualification Form volume increased over nine times from approximately 18,000 to approximately 186,000 during this period while the number of loans closed increased nearly forty times from about 700 to over 27,000.

     [i]close and Other Technology. [i]close and other technology revenue accounted for $0.9 million, or 12% of total revenue for the year ended December 31, 1999, compared with $0.1 million for the year ended December 31, 1998. The increase in [i]close and other technology revenue resulted primarily from the issuance of [i]close licenses.

     COST OF REVENUE

     LendingTree Network. Cost of network revenue increased to $2.2 million for the year ended December 31, 1999 up from $0.2 million for the year ended December 31, 1998. This increase in cost was due to $1.2 million in volume-related expenses such as credit scoring and network hardware expense, $0.3 million from an increase in employment in the borrower relations department, and $0.5 million from the introduction of revenue-share agreements with other consumer websites such as priceline.com. Our network gross margin increased to 64% from 14% for the years ended December 31, 1999 and 1998, respectively.

     [i]close and Other Technology. Cost of [i]close and other technology revenue increased to $0.3 million for the year ended December 31, 1999 from $0.1 million for the year ended December 31, 1998. This increase is primarily due to greater direct hours incurred for [i]close projects.

     OPERATING EXPENSES

     Product Development. Product development expense was $1.1 million for each of the years ended December 31, 1999 and 1998.

     Marketing and Advertising. Marketing and advertising expense increased to $18.6 million for the year ended December 31, 1999 from $2.5 million for the year ended December 31, 1998, an increase of $16.1 million. The increase is primarily due to higher advertising expenses in order to build brand awareness and increase volume to our marketplace.


     Sales, General and Administrative. Sales, general and administrative expense increased to $10.0 million for the year ended December 31, 1999, an increase of $7.0 million from the year ended December 31, 1998. The increase is primarily due to higher employee-related costs such as compensation, recruiting and relocation expenses, rent for a larger facility, and professional fees.


  YEARS ENDED DECEMBER 31, 1998 AND 1997

     REVENUE

     Total revenue amounted to $0.4 million in 1998, an increase of $0.4 million from 1997, which resulted from the national launch of our website, on July 1, 1998.

     LendingTree Network. LendingTree network revenue accounted for $0.3 million in 1998, compared with $2,000 in 1997.

     [i]close and Other Technology. [i]close and other technology revenue accounted for $0.1 million in 1998, the first year [i]close was licensed.

     COST OF REVENUE

     LendingTree Network. Cost of LendingTree network revenue was $0.2 million in 1998.

     [i]close and Other Technology. Cost of [i]close and other technology revenue was $0.1 million in 1998.

     OPERATING EXPENSES

     Product Development. Product development expense amounted to $1.1 million in 1998 compared with $0.3 million in 1997. The increase is primarily due to employment costs and technology consulting fees.

     Marketing and Advertising. Marketing and advertising expense increased to $2.5 million in 1998 from $0.1 million in 1997. The increase is primarily due to higher advertising expenses.

     Sales, General and Administrative. Sales, general and administrative expense increased to $3.0 million in 1998, an increase of $2.3 million from 1997. The increase is primarily due to higher employee-related costs such as compensation, recruiting and relocation expenses, rent, and professional fees.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth a summary of our unaudited quarterly results of operations for each of the eight quarters in the two-year period ended December 31, 1999, as well as selected data expressed as a percentage of total revenue for each quarter. This information has been derived from unaudited interim financial statements. In management's opinion, this unaudited information has been prepared on a basis consistent with financial statements contained elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. You should read this information in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results to be expected for any future period.


                                                                    QUARTER ENDED
                            ----------------------------------------------------------------------------------------------
                            MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,    MAR. 31,     JUN. 30,    SEPT. 30,     DEC. 31,
                              1998       1998       1998        1998        1999         1999         1999         1999
                            --------   --------   ---------   --------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
REVENUE:
  LendingTree network.....  $    15    $     42   $    100    $    116   $      475   $    1,049   $    1,874   $    2,714
  [i]close and other
    technology............       --          --        125          11          162           24          444          222
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
        Total revenue.....       15          42        225         127          637        1,073        2,318        2,936
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
COST OF REVENUE:
  LendingTree network.....       39          42         65          89          217          448          665          901
  [i]close and other
    technology............       --          --        133          16          175           16           55           66
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
        Total cost of
          revenue.........       39          42        198         105          392          464          720          967
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
Gross profit..............      (24)         --         27          22          245          609        1,598        1,969
OPERATING EXPENSES:
  Product development.....      223         420         69         339          142          394          272          301
  Marketing and
    advertising...........      105         274        649       1,466        2,883        2,956        6,230        6,542
  Sales, general and
    administrative........      539         577        654       1,185        1,344        1,763        2,529        4,315
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
        Total operating
          expenses........      867       1,271      1,372       2,990        4,369        5,113        9,031       11,158
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
LOSS FROM OPERATIONS......     (891)     (1,271)    (1,345)     (2,968)      (4,124)      (4,504)      (7,433)      (9,189)
Interest income, net......       --          25         16          --           22            3           55          425
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
Net loss..................  $  (891)   $ (1,246)  $ (1,329)   $ (2,968)  $   (4,102)  $   (4,501)  $   (7,378)  $   (8,764)
                            =======    ========   ========    ========   ==========   ==========   ==========   ==========
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  LendingTree network.....      100%        100%        44%         91%          75%          98%          81%          92%
  [i]close and other
    technology............       --          --         56           9           25            2           19            8
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
        Total revenue.....      100         100        100         100          100          100          100          100
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
Total cost of revenue.....      260         100         88          83           62           43           31           33
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
Gross margin..............     (160)         --         12          17           38           57           69           67
Total operating
  expenses................    5,780       3,026        610       2,354          686          477          390          380
                            -------    --------   --------    --------   ----------   ----------   ----------   ----------
Loss from operations......   (5,940)%    (3,026)%     (598)%    (2,337)%       (648)%       (420)%       (321)%       (313)%
                            =======    ========   ========    ========   ==========   ==========   ==========   ==========
OPERATING DATA:
Qualification Forms
  transmitted:
  Number..................    1,276       2,544      4,900       9,527       22,253       33,762       61,563       68,214
  Dollar volume
    (in thousands)........  $80,172    $190,747   $423,883    $901,859   $3,144,612   $3,289,217   $4,801,832   $4,974,257
Loans closed:
  Number..................       21         125        215         351          731        4,472        9,540       12,412
  Dollar volume
    (in thousands)........  $   134    $  4,308   $  9,933    $ 11,142   $   47,733   $  187,163   $  266,176   $  439,635

     Our total revenue has increased steadily over the last eight quarters, primarily as a result of consistent growth in network revenue. [i]close and other technology revenue has fluctuated based on the percentage of work completed on the projects during a quarter. The growth in the cost of revenue reflects the higher level of revenue.

     Quarterly increases in operating expenses reflect the continued expansion of our operations during the two-year period. The increase in marketing and advertising is primarily due to higher advertising expenses in order to attract more consumers to our website, and higher employee-related costs such as compensation, recruiting and relocation expenses, rent for facilities, and professional fees.

     We expect to experience significant fluctuations in future quarterly operating results due to a variety of factors, many of which are outside of our control. Our limited operating history and the emerging nature of the markets in which we compete makes it difficult for us to accurately forecast our operating results. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors, which could cause the price of our common stock to decline.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily through private placements of securities. Through December 31, 1999, proceeds from the sale of our securities totaled approximately $64.0 million, net of financing fees. On September 20, 1999, we received approximately $50.0 million in gross proceeds from the sale of Series D convertible preferred stock to a group of corporate and institutional investors including Capital Z Partners, GE Capital, Goldman Sachs, priceline.com and Marsh & McLennan Risk Capital. The investors who purchased the Series D convertible preferred stock were allowed to designate three representatives to serve on our board of directors. At that time, our stockholder's considered it undesirable to increase the size of our board to accommodate these designees. Five incumbent board members resigned, three of whom requested that we repurchase some of their shares since they would no longer be able to oversee their investments. Approximately $6.0 million of the proceeds from the sale of Series D convertible preferred stock was used to repurchase 948,971 shares of outstanding common stock owned by those resigning directors.

     Net cash used in operating activities was $21.2 million, $5.7 million and $0.6 million in 1999, 1998 and 1997, respectively. In each year the use of cash primarily consisted of our net operating losses before non-cash items. Non-cash items in each year included the issuance of common stock, stock options and warrants, and increases in accounts receivable, partially offset by increases in trade payables and accrued expenses.

     Net cash used in investing activities was $28.1 million in 1999 and $0.2 million and less than $0.1 million in 1998 and 1997, respectively. Net cash used in investing activities in these periods primarily consisted of capital expenditures for the purchase of computer equipment and furniture.

     Net cash provided by financing activities was $48.7 million in 1999 and $8.6 million and $1.0 million in 1998 and 1997, respectively. Net cash provided by financing activities for the year ended December 31, 1999 consisted primarily of proceeds from the sale of preferred stock and convertible notes, offset by the repurchase of common stock.

     As of December 31, 1999, we had approximately $29.5 million in cash, cash equivalents and short-term investments. We currently estimate that we will spend approximately $50.0 million during 2000 on marketing and advertising, more than double what we spent in 1999. As of January 15, 2000 we had commitments to pay a minimum of approximately $15.0 million for advertising and promotion through 2001. We believe that the net proceeds from this offering, together with our existing cash, cash equivalents, and short-term investments, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Without the proceeds of this offering, management would have to reduce the extent of our plans for marketing and advertising during 2000. We have no current plans to make additional equity offerings in 2000. After 2000, we may be required to raise additional funds. Additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us. Consequently, management may have to reduce advertising to conserve cash. If additional funds are raised through the issuance of equity securities, our existing stockholders may experience significant dilution.

MARKET-RELATED RISKS

     We currently have no floating rate indebtedness, hold no derivative instruments, and do not earn foreign-sourced income. Accordingly, changes in interest rates or currency exchange rates do not have a direct effect on our financial position. However, increases in interest rates generally reduce consumer demand for real estate and other significant purchases and, therefore, could affect the volume of business transacted in our marketplace.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes several existing standards. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect that the adoption of SFAS No. 133 will have a material impact on the financial statements.

YEAR 2000 READINESS

     Year 2000 computer problems may arise after the date of this prospectus. Our business could be interrupted by any material year 2000-related failure of our internal systems, the systems that carry Internet traffic to our online loan marketplace, the systems of our lenders or online partners, or the systems used by consumers to access our marketplace.

     During 1998 and 1999 we conducted a review of the year 2000 readiness of our information technology systems. These systems include software that we have internally developed and software and hardware that we have obtained from third-party vendors and licensors. Our review identified a limited number of remediation steps that we completed prior to January 1, 2000. In 1999, we performed full end-to-end testing of all key business functions in a simulated operating environment to assure that our systems previously verified to be year 2000 compliant remained compliant as changes were made to them.

     The aggregate costs associated with our year 2000 review and remediation were approximately $500 in 1998 and $11,500 in 1999. We estimate that any costs related to year 2000 issues in 2000 will also be immaterial. As of the date of this prospectus, we have not experienced any year 2000-related systems failures and, subsequent to January 1, 2000, we have received verbal assurances from all of our largest lenders and [i]close licensees that they are year 2000 compliant and that they have not experienced any year 2000-related systems failures in connection with the January 1, 2000 date change. We intend to continue to monitor our own systems for ongoing year 2000 compliance and conduct testing to confirm the compliance of our system, as well as to confer with our lenders and online partners and vendors about their ongoing year 2000 compliance.

     Based on our efforts to date, we believe that we will not experience any material year 2000 problems. There are, however, possible scenarios under which year 2000 problems, if they occur, could materially affect us. The most reasonably likely worst cases among these scenarios, include: the temporary inability of one or more of our key lenders to receive consumer Qualification Forms from us or to reply to consumers with loan offers; the temporary inability of our online partners to direct consumer traffic to our marketplace; and a failure of, or a degradation in, the Internet infrastructure that reduces traffic to, or the performance of, our website. We do not intend to develop contingency plans to address these or other potential worst-case scenarios.

                                    BUSINESS

OVERVIEW

     We are an Internet-based loan marketplace for consumers and lenders. Using a simple and powerful consumer proposition, "Lenders compete for your business," we collect consumer credit requests and compare these requests and related credit information to the underwriting criteria of more than 90 participating lenders in our network. Consumers can receive multiple offers in response to a single credit request and then compare, review, and accept the loan offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at a cost that is lower than the cost associated with offline loan originations. Our marketplace encompasses most consumer credit categories, including mortgages, home equity loans, automobile loans, credit cards, and personal loans. We power our website with our proprietary loan marketplace technology platform, which we call [i]close.

     We are a marketplace that facilitates the lending process. Because we are not a lender, we have reduced exposure to interest rate and market risks generally associated with traditional lending activities. Our revenue model depends on revenue generated from lenders participating in our network who pay us fees based upon their receipt of credit requests, which we refer to as transmission fees, and fees based upon loan closings, which we refer to as closed-loan fees. We earn revenues primarily through transaction fees paid by lenders when Qualification Forms are transmitted to lenders and when loans are closed. We also license our [i]close technology to other companies who create single and multi-lender online marketplaces. Credit requests not meeting lenders' criteria on those marketplaces are routed to our lender network, increasing our overall volume.

     We commenced nationwide operations on July 1, 1998. Since that time our network has expanded to include more than 90 regional and national lenders. For the quarter ended December 31, 1999, we transmitted 68,200 Qualification Forms, representing $5.0 billion in loan demand, and our lenders closed loans totaling $440 million. These numbers reflect significant growth when compared to the quarter ended December 31, 1998, with 9,500 Qualification Forms transmitted, representing $902 million in loan demand, which resulted in $11 million in closed loans.


     For the quarter ended December 31, 1999, total revenue was $2.9 million, an increase of more than 22 times revenue of $0.1 million for the quarter ended December 31, 1998. Our net loss was $8.8 million for the quarter ended December 31, 1999, nearly three times the $3.0 million net loss for the quarter ended December 31, 1998.



     Non Internet-based lenders generating the highest number of closed loans on our website during the fourth quarter of 1999 were Bank One, PNC Bank FSB, Provident Bank and Sovereign Bank. Online lending companies generating the highest number of closed loans on our website during the same period were AppOnline.com, giggo.com, MortgageSelect.com and Smart-Finance.com. Our [i]close technology powers the loan centers of Wachovia Bank, Fleet Bank, priceline.com, CNBC.com, Autobytel.com, Bloomberg.com and PNC's Banking Center on iVillage.com, and supplies the loan content and tools for a network of over 11,000 websites.


     We believe our unique business model, growing consumer acceptance of our website, our first mover advantage, the strength of the LendingTree brand, the breadth of our lender network, our online relationships, and our [i]close technology platform provide us with significant competitive advantages.

INDUSTRY BACKGROUND

  GROWTH OF INTERNET USAGE AND ELECTRONIC COMMERCE

     The Internet has emerged as a global medium for communication, information, and commerce. International Data Corporation estimates that there were 63 million Internet users in the United States at the end of 1998 and anticipates that this number will grow to approximately 177 million by the end of 2003, representing a compound annual growth rate of 23%. As a result of the Internet's increasing acceptance as a commercial medium, businesses have a growing opportunity to conduct electronic commerce. International Data Corporation estimates that in the United States, Internet commerce will increase from approximately $37 billion in 1998 to approximately $708 billion by 2003, representing a compound annual growth rate of 80%.

  CONSUMER LENDING MARKETS

     Consumer lending markets are both large and highly fragmented. The United States Federal Reserve estimates that as of year-end 1998 total outstanding debt by households amounted to approximately $5.4 trillion and the U.S. Census Bureau estimates that there were over 21,000 financial institutions providing consumer credit in the United States. Forrester Research, a market research organization, projected approximately $1.9 trillion in loan originations in the United States during 1999. Forrester also projected that 1.3% of consumer loan originations would be conducted online in 1999, growing to 9.5% by 2003, and that total online credit originations will grow from $25.7 billion in 1999 to $167.6 billion in 2003, representing a compound annual growth rate of 60%.

     The following table summarizes by consumer product category for the periods presented, the dollar volume and number of online loan originations, as well as the dollar volume of online originations as a percentage of total originations in the United States, as projected by Forrester Research.

                                                                                              PROJECTED
                                                                                                ONLINE
                                                                                             ORIGINATIONS
                                                  PROJECTED ONLINE       PROJECTED ONLINE      AS % OF
                                                    ORIGINATIONS           ORIGINATIONS        TOTAL $
                                                (DOLLARS IN BILLIONS)     (IN THOUSANDS)     ORIGINATIONS
                                                ---------------------    ----------------    ------------
                                                  1999        2003        1999      2003     1999   2003
                                                --------    ---------    ------    ------    ----   -----
Mortgage......................................    $18.7       $ 91.2       116       599     1.5%    9.6%
Credit Card...................................      5.2         21.5       990     3,674     4.3    16.3
Automobile....................................      0.8         21.4        36       952     0.2     4.7
Home Equity...................................      1.0         20.2        25       422     0.6    11.4
Student.......................................       --         13.3        12     3,261     0.1    25.3
                                                  -----       ------     -----     -----
Total.........................................    $25.7       $167.6     1,179     8,908
                                                  =====       ======     =====     =====

LIMITATIONS OF TRADITIONAL LOAN PROCESS AND OTHER ONLINE LENDING MODELS

     For lenders, the traditional lending process is paper-intensive and time-consuming, usually accompanied by high fixed costs and labor expense. It generally involves defining loan product guidelines for specific segments of consumers and establishing a pre-determined price for which the consumer applies. This inefficient process results in significant marketing and processing costs. In addition, the traditional lending process increases the time it takes to implement a given lending strategy, thereby reducing flexibility and the ability to respond to competition.

     For consumers, the traditional loan process is time-consuming, requires completion of multiple forms and can often be frustrating and confusing. Consumers typically search through a variety of loan products from many different lenders, apply to one lender at a time for that lender's offered price, and then wait for that lender to approve or reject the application. Online lending sites of our competitors generally mirror the traditional lending process. Consumers visit a website, view a list of loan products, apply for one product from one lender, and are either approved or rejected. While the consumer proposition presented by online lending websites is the same as the traditional offline process, the business models for online lending websites fall into two categories:

     - Lender/Broker Model. The operators of these websites generate revenue in the same way as traditional lenders -- from a mark-up over their cost of capital, whether the source of capital is a lender, secondary market purchaser, or warehouse line of credit. In exchange for these mark-ups, the lender/broker undertakes all of the underwriting, processing, verification, and customer interaction. In addition, to the extent the lenders/brokers fund originated loans with their own capital, they are directly exposed to interest rate fluctuations.

     - Referral Agent Model. The operators of these websites typically generate revenue by providing referrals to lenders. Because referral agents typically do not generate any revenue upon loan closings, there is little incentive for these companies to ensure that lenders and consumers consummate the loan transaction.

     We believe that the inefficiencies of the traditional lending process and the shortcomings of other online business models, combined with the large and recurring nature of consumer loan demand, offer a substantial opportunity for our marketplace business model.

THE LENDINGTREE MARKETPLACE SOLUTION

     The LendingTree marketplace enables consumers to receive up to four loan offers in response to a single credit request while providing lenders with the opportunity to generate new business that meets their specific underwriting criteria at reduced acquisition costs.

  THE LENDINGTREE PROCESS

     The LendingTree process consists of the following steps:

     - Credit Request. Consumers access our website at www.lendingtree.com and select a loan product from our current offering of five loan categories, which include mortgage, home equity, automobile, credit card, and personal loans. Consumers complete a single Qualification Form for the selected loan product with information such as income, net worth, loan term preferences, and other personal data. Consumers also consent to our use of their credit history.

     - Qualification Form Filtering and Transmission. Our proprietary filtering process matches the consumers' Qualification Forms, credit profile, and geographic location to the preset underwriting criteria provided by the lenders in our network. Lenders are able to immediately modify their underwriting criteria directly through our website. Once Qualification Forms pass the filters, they are transmitted to up to four lenders. In the event that after being filtered, the Qualification Form meets the lending criteria of more than four lenders, the four Lenders to whom the Qualification Form is sent are randomly selected.

     - Lender Evaluation and Response. Lenders evaluate and respond to the Qualification Forms that pass through their filters. Currently, lenders respond to approximately 85% of the Qualification Forms they receive within one business day. In most cases, lenders approve the Qualification Form.

     - Communication of Offer. Once a lender evaluates a Qualification Form, renders a decision and responds with an offer, the LendingTree system automatically notifies the consumer via e-mail and displays the offers on our website. The e-mail contains instructions to return to our website and provides instructions directing them to our Check Status page where consumers can view and compare the terms of each offer online, including: interest rate, closing costs, monthly payment amount, and lenders' fees.

     - Consumer Acceptance. The consumer has the ability to accept, reject, or request more information about a loan offer. When the consumer selects one of these options, the LendingTree system automatically notifies the chosen lender and the remainder of the process is conducted offline. If the consumer does not like any of the offers he or she can fill out a new Qualification Form. However, consumers are prohibited from completing a Qualification Form for the same loan type for 72 hours after they receive responses from lenders.

     - Ongoing Process Support. We provide active telephone follow-up and support to both lenders and consumers during the loan transaction process. This follow-up and support is designed to increase overall satisfaction of the participants in our marketplace.

  CONSUMER BENEFITS

     Our marketplace provides important benefits to consumers, including:

     - Price. Our growing network of more than 90 lenders fosters a competitive bidding environment, encouraging lenders to price loan offers aggressively as they compete for consumers' business.

     - Consumer Service. Through the range of online information and tools presented on our website, combined with our support and service, we aim to reduce the confusion often experienced by consumers during the borrowing process and the time that it takes to obtain loans.

     - Choice. We provide qualified consumers with up to four loan offers from a national base of lenders.

     - Convenience. In contrast to the traditional process of separately applying to multiple local lenders for credit, our marketplace saves consumers valuable time by enabling them to go online, complete one Qualification Form, and receive multiple loan offers. In addition, consumers can save a partially or fully completed Qualification Form and return at a later time to complete the process or apply for another loan.

     - Content. We provide consumers with educational materials about the borrowing process, answers to frequently asked questions, informative articles, and interactive loan calculators. Consumers can also purchase related services, including credit reports and insurance.

     - No Fees.  Our service is free to consumers.

  LENDER BENEFITS

     Our marketplace provides important benefits to lenders, including:

     - New Business. Leveraging the reach of the Internet, we provide lenders with access to a significantly larger audience of qualified consumers.

     - Lower Acquisition Costs. The fees we charge lenders are designed to be less than the cost of acquiring customers through traditional and other online channels. Additionally, our [i]close technology and integration with our lenders' systems enables lenders to process credit requests more efficiently and at significantly reduced costs.

     - Market Information. Our involvement with lenders and consumers across multiple credit categories provides us with valuable data about the online lending marketplace. Within the guidelines of our privacy policy, our account managers combine surveys, consumer feedback, and quarterly reviews to provide valuable and timely information to lenders. We believe that this enables our lenders to refine and improve their Internet lending strategies and quickly respond to changing market conditions in order to compete more effectively.

THE LENDINGTREE [i]CLOSE SOLUTION

     We license our [i]close technology to other companies who create single and multi-lender loan marketplaces. [i]close consists primarily of four integrated technologies which we call our technology platform:

     - Credit Request Forms. [i]close provides the lender with the Qualification Form on a website where a consumer can complete the form.

     - Proprietary Filtering Process. Once the consumer completes the Qualification Form, [i]close technology processes the consumer's information and directs it to a lender whose lending criteria matches the borrower's loan profile.

     - Lender Evaluation and Response. After receiving the consumer's credit request, [i]close technology enables lenders to evaluate the consumer's information and respond with loan offers.

     - Viewing of Offers. [i]close allows consumers to return to a website and view one or multiple offers online.

     Our current [i]close customers are Wachovia Bank, Fleet Bank, priceline.com, CNBC.com, Autobytel.com, Bloomberg.com and PNC's Banking Center on iVillage.com. The benefits to our [i]close customers include:

     - Minimal Upfront Cost. We believe that our proprietary technology results in minimal upfront cost to lenders compared with internally developing a web-based distribution channel. We believe that as lenders seek to develop proprietary Internet capabilities, [i]close can meet their needs in a faster, more cost-effective, and scalable manner.

     - Reduced Technology Obsolescence. We continually update [i]close as new technologies develop. Lenders who use [i]close can take advantage of these improvements and maintain the latest technology.

     - Multi-lender Capability. We believe that over time, even single-lender entities such as banks will consider offering other lenders' products on their websites. Our [i]close solution is well-suited for this purpose. For example, [i]close is utilized by PNC's Banking Center on the iVillage community website where, in addition to access to PNC Bank, consumers have access to our entire network of lenders. This multi-lender approach not only increases consumer choice, but also provides additional transaction revenue to the [i]close partner.

LENDINGTREE STRATEGY

     Our mission is to be the predominant loan marketplace on the Internet. The key elements of our strategy are to:

     - STRENGTHEN LENDINGTREE'S POSITION AS A MULTI-PRODUCT LOAN
       MARKETPLACE. We believe that no other loan marketplace or multi-lender website offers the breadth of loan categories available on our website. This multi-category strategy enables us to become consumers' primary resource for all of their lifetime borrowing needs. We will continually evaluate adding new loan products to our marketplace such as student loans and small business loans. By becoming a consumer's primary lending destination and fostering repeat usage we can increase revenue per customer and decrease acquisition costs for each new loan.

     - EXPAND LENDER COVERAGE AND PRODUCT OFFERINGS. We seek to provide consumers throughout the United States with a competitive marketplace for consumer credit products across a wide range of credit risk profiles. The availability of multiple lenders for each type of loan product generally provides qualified consumers with a choice of competitive offers. We intend to expand our lender coverage by actively marketing our marketplace solution to new lenders. We are also seeking to expand the product offerings of lenders who are already participants in our network.

     - EXPAND TRANSACTION VOLUME THROUGH ONLINE RELATIONSHIPS. We intend to increase the number of transactions processed in our marketplace by continuing to enter into agreements with online businesses that have a high affinity to consumer lending. Currently we have contractual relationships with well-known consumer Internet brands including priceline.com, Autobytel.com and Bloomberg.com.

     - INCREASE BRAND AWARENESS AND TRANSACTION VOLUME. We intend to significantly expand our online and offline advertising to create consumer awareness of LendingTree as the predominant online loan marketplace and thereby build transaction volume. We are planning a major advertising campaign in 2000 with the aim of making our marketplace "top of mind" with consumers.

     - ESTABLISH [I]CLOSE AS THE DOMINANT LOAN MARKETPLACE TECHNOLOGY. We intend to increase our revenue by licensing [i]close to individual lenders and other companies who create single and multi-lender websites. We will do this through expansion of our sales force and industry-focused marketing activities.

     - INCREASE LOAN CLOSING RATES.  We intend to increase loan closing rates by:

         - adding lenders to our network;

         - increasing the level of automation of our lenders to shorten the loan approval process; and

         - continually improving our customer service and encouraging our lenders to improve their customer service.

LENDER RELATIONS

  OUR LENDERS


     During December 1999 we had more than 90 lenders participating in the LendingTree marketplace across five principal products: mortgages, home equity, automobile, credit card and personal loans. Below are the top lenders by the number of closed loans in each category for the quarter ended December 31, 1999. Collectively, these lenders, which are comprised of both non Internet-based lenders and online lenders, contributed 54% of our revenue for that quarter.


     MORTGAGE
     - AppOnline (CMP Mortgage)
     - iOwn.com
     - mortgage.com
     - MortgageSelect.com
     - New Century Mortgage

     HOME EQUITY
     - Bank One
     - Mellon Bank
     - PNC Bank, FSB
     - Provident Bank
     - Sovereign Bank
     AUTOMOBILE
     - Auto Refinance Source, Inc.
     - giggo.com
     - SmartFinance.com
     - Sovereign Bank
     - Synergy Federal Savings Bank

     CREDIT CARD
     - Aspire Card Services
     - First USA
     - Merrick Bank

     PERSONAL LOANS
     - Chase
     - The Dime Savings Bank
     - Sovereign Bank
     - Synergy Federal Savings Bank

  LENDER SALES AND MARKETING

     Our sales force consists of three lender development teams that cover the following consumer loan categories: mortgage and home equity; automobile; and credit cards and personal loans. Each team targets and establishes relationships with lenders to ensure an adequate array of credit products to meet consumer demand.

     Our lender marketing objective is to support our lender sales efforts by increasing awareness of LendingTree within the lending community through trade advertising, public relations, and attendance at trade shows and industry conferences.

  LENDER ACCOUNT MANAGEMENT

     We strive to provide a high level of support and service to lenders who are on the LendingTree network and those that license our [i]close technology. We provide each lender with comprehensive training on our marketplace technology as well as a dedicated support team after the lender has joined our network. We regularly review our lenders' online lending processes and make recommendations to improve their performance.

     We have developed a "best practices" program that helps lenders achieve high levels of customer service and make competitive loan offers. We believe that the most successful lenders in our network adhere to the following best practices including:

     - use of dedicated in-house teams to monitor their online loan activities;

     - rapid response to consumer credit requests;

     - proactive solicitation of customer feedback; and

     - personalized service through outbound call centers.

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

PRODUCT LINES

     Our marketplace offers consumers the opportunity to obtain the following loan products:

     - Home Mortgage. As of November 1, 1999, we had 68 lenders providing home mortgage loans.

     - Home Equity. As of November 1, 1999, we had 37 lenders providing home equity loans.

     - Automobile Loans. As of November 1, 1999, we had 12 lenders providing automobile loans. Until recently, our marketing efforts have focused primarily on real estate borrowers and lenders. We have only recently begun to actively pursue additional automobile lenders. As we increase our marketing focus on automobile lenders and consumers, we expect this product category to represent a greater portion of our revenue.

     - Credit Cards. As of November 1, 1999, we had three credit card issuers. We are in the process of adding more credit card issuers that will complement our strategy of target marketing specific demographic segments, such as college students and other affinity groups.

     - Personal Loans. As of November 1, 1999, we had five lenders providing personal loans. While personal loans are not currently a significant revenue source for us, this product may contribute a greater portion of our revenue as we increase our marketing efforts on lenders and consumers.

CUSTOMER SERVICE

     We employ a staff of customer relations managers whose responsibilities include:

     - responding to consumers' questions about the status of their credit request, how to use our website, and other frequently-asked questions; and

     - acting as a liaison between consumers and lenders, to ensure consumers receive prompt service from lenders.

     We actively evaluate the effectiveness of our customer service efforts. For example, for incoming telephone calls, we monitor the average speed of answering such calls, the average length of the call, and the average amount of time spent performing work in response to the call. We also respond to e-mail from consumers and respond generally within 36 hours. Many of the e-mails and telephone calls from consumers provide feedback on the performance of our lenders. As part of our best practices program, this information is shared directly with our lenders, within the guidelines of our privacy policy, to improve their services and performance on our network.

RELATIONSHIPS

     We have established contractual relationships with a number of high-traffic consumer websites that utilize our online loan marketplace technology. These relationships include:

     - priceline.com. We have formed a relationship with priceline.com to provide a "name your price" service for mortgage and home equity loans. Priceline.com has made an equity investment in LendingTree. See "Certain Relationships and Related Transactions."

     - Autobytel.com. We provide the technology platform for the automobile financing center on the Autobytel.com website.

     - Bloomberg.com. Consumers can access our marketplace directly through Bloomberg's website.


     - CNBC.com. We have agreed with CNBC.com that we will be the exclusive loan marketplace for residential mortgage, home equity and automobile loans through the CNBC.com website and we will advertise on the CNBC cable network channel. CNBC.com received warrants to purchase 190,500 shares of our common stock in connection with this transaction at an exercise price of approximately $7.87 per share.


     - PNC Banking Center on iVillage.com. We are the exclusive loan marketplace provider on the PNC Banking Center on iVillage.com.

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

CONSUMER MARKETING

     Our principal marketing objectives are to build positive brand awareness and increase volume on our marketplace. These efforts include offline advertising, online advertising, and direct marketing. We also collect and analyze consumer data to enhance our consumer marketing programs, subject to compliance with our privacy policy.

  CONSUMER OFFLINE ADVERTISING

     - Radio Advertising. Our radio advertising directly increases transaction volume on our website as well as consumer awareness of the LendingTree brand. Radio advertising also allows us to test new geographic markets for their receptiveness to our consumer proposition. We select radio markets based on a variety of factors, including population density, housing starts, Internet-enabled users, and mortgage activity. To date, we have used radio advertising in over 30 U.S. markets.

     - Print Advertising. We promote the LendingTree brand through strategic placements in daily news publications, as well as weekly, bi-weekly, and monthly periodicals. We have advertised in publications such as The Wall Street Journal, USA Today, The New York Times, and The Washington Post.

     - Outdoor Advertising. We also employ outdoor advertising as part of our overall advertising strategy. Our strategy includes the use of several media including billboards, bus and train advertising, and airport terminals.

  CONSUMER ONLINE ADVERTISING

     - Online Advertising and Sponsorships. We purchase online advertising and sponsorships on selected websites with high affinity to consumer credit such as websites relating to real estate and personal finance. We also sponsor keywords on major search engines. For example, when a search is made for the keywords "loan" or "mortgage," a LendingTree banner advertisement may appear.

     - The LendingTree Affiliate Network. A core part of our marketing strategy is to utilize the thousands of websites that provide content about products and services that are complementary to those that we offer. Our objective is to make these websites sources of low-cost Qualification Forms for LendingTree. The LendingTree affiliate network is one of our strategies to expand the distribution of our service across the Internet. We pay a marketing fee to these affiliates in exchange for delivering consumer Qualification Forms. More than 11,000 websites have joined the LendingTree affiliate network.

  DIRECT MARKETING

     We believe that direct marketing is especially effective to increase loan closure rates and develop lifetime relationships with consumers. Our direct marketing is conducted through a variety of channels, within the guidelines of our privacy policy, including:

     - Direct E-mail. We use e-mail to prompt consumers to visit our website, communicate with consumers throughout the lending process, and promote loan closing.

     - Cross Selling. Through our cross-sell efforts, consumers have the opportunity to purchase related products and services at various points in the loan process. Current cross-sell offerings include credit cards, homeowners' insurance, and life insurance. We intend to increase the breadth of our cross-sell efforts.

COMPETITION

     The market for online loan shopping and related services is new and rapidly developing. We believe that we have an important first mover advantage, but current and potential new competitors could establish online loan marketplaces that are competitive with ours. We expect competition from:

     - online lenders/brokers such as E-LOAN, mortgage.com, QuickenMortgage, iOwn.com, and NextCard;

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

     - traditional lenders and brokers, such as Washington Mutual and Countrywide; and

     - existing online referral agents such as GetSmart, Microsoft's HomeAdvisor, Creditland, and MortgageAuction.com.

Some of these competitors are also participants in our marketplace.

     We believe that the primary competitive factors in the online financial services market are:

     - pricing and breadth of product offering;

     - time of market entry;

     - brand awareness;

     - variety, quantity, and quality of partners and online relationships;

     - proprietary and scalable technology infrastructure;

     - ease of use and convenience; and

     - strength of relationships and depth of technology integration with customers.

     Our success depends upon capturing and maintaining a significant share of consumers who obtain loans through the Internet. In order to do this, we must continue to build on our first mover advantage, continue to increase brand awareness among consumers and lenders, expand our network of lenders, establish additional relationships, and continually upgrade our technology. As described elsewhere in this prospectus, we are planning to significantly increase our advertising program during 2000. Many of our current competitors, however, have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. In addition, participants in other areas of the financial services industry may enter the consumer loan marketplace.

TECHNOLOGY

     Our marketplace is supported by a proprietary technology platform that was designed with an emphasis on scalability, performance, reliability, and security. We use standard Microsoft languages and development tools such as Visual Basic and Active Server Pages; we also use C++ and Perl. We use Microsoft's SQL Server as our database engine and our website and database servers run on the Windows NT operating system. Communications to our website are protected with Secure Sockets Layer, an industry-standard protocol that provides data encryption, server authentication, and message integrity. Our website servers and database servers are protected by firewalls that separate them from the Internet. For the years ended December 31, 1997, 1998 and 1999, we spent approximately $0.3 million, $1.1 million and $1.1 million, respectively, on company-sponsored research and development activities.

     As an Internet company, our operations may be subject to system failures or other service interruptions, which could materially harm our reputation and impair our ability to offer services. We have established procedures to minimize the likelihood of service interruptions, including periodic equipment and software testing, data monitoring, and maintaining error records. We have also instituted and tested a contingency plan to limit the duration of any database or other software-related system failure.

     Our website is hosted by Digex at its facilities in Beltsville, Maryland and Cupertino, California. Digex operates with redundant communication lines, emergency power backup, and 24-hour monitoring and engineering support. Physical access to all of our servers at Digex is strictly controlled by a state-of-the-art physical security architecture utilizing multi-redundant mechanics, utilities, and environmental controls.

PRIVACY POLICY

     We believe that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use grow. We have adopted a detailed privacy policy that outlines how we use information concerning our consumers and the extent to which lenders and other third parties may have access to this information. This policy is prominently noted on our website. We do not sell or rent any personally identifiable information about our customers to any

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

third party. We use the information about our customers for internal purposes only in order to improve our marketing and promotional efforts, to statistically analyze site usage, and to improve content, product offering and site layout.

     The privacy provisions of the recently-enacted Gramm-Leach-Bliley Act, which are effective in November 2000:

     - bar financial institutions from disclosing to unaffiliated third parties nonpublic personal information collected from consumers, subject to several exemptions;

     - require financial institutions to develop and disclose consumer privacy policies;

     - empower federal regulators with the authority to regulate information sharing and enforce the provisions of the law; and

     - expressly allow states to pass stricter financial privacy laws.

     Federal regulations implementing the statute are being developed. Since we are likely to be deemed a financial institution under the Gramm-Leach-Bliley Act, we may be required to amend our privacy policy and consumer authorizations and disclosures to comply with the Gramm-Leach-Bliley Act and its implementing regulations.

GOVERNMENT REGULATION

     Many of the loan products available through our website are subject to extensive regulation by various federal and state governmental authorities. These rules impose restrictions on our marketing activities and compensation arrangements with our participating lenders, many of whose activities are similarly highly regulated. Federal and state rules regarding lending may, for example:

     - regulate the content of advertisements;

     - limit the amount of fees we may receive from lenders and other websites;

     - require additional disclosure to consumers;

     - mandate protection of consumer privacy;

     - regulate sales practices generally, including prohibiting discrimination; and

     - impose various qualification and licensing obligations on us.

     Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, loss of exempt status, indemnification liability to lenders, administrative enforcement actions, class action lawsuits, cease and desist orders, and civil and criminal liability.

     We believe we are in substantial compliance with these rules and regulations, subject to the regulatory uncertainties discussed in the paragraphs that follow. Our determination is based upon knowledge of our policies, practices and procedures designed to achieve compliance with applicable laws and regulations, including the employment of full-time in-house attorneys and retention of external regulatory counsel, who advise us with respect to the federal and state consumer protection laws and regulations applicable to our operations.

     As a computer loan origination system conducting business through the Internet, we face an additional level of regulatory risk given the fact that most statutes and regulations governing solicitation of lending transactions have not been substantially revised or updated to fully accommodate electronic commerce. Most of the federal and state laws, rules, and regulations governing lending, for example, contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures and other documents through electronic means. In addition, many of the federal and state rules regarding licensing requirements and fees paid in connection with lending did not originally contemplate that loan products would be made available through non-lender third parties over the Internet. Until these laws, rules, and regulations are revised to clarify their applicability to transactions conducted through e-commerce, any company providing loan-related services through the Internet or other means of e-commerce will face compliance uncertainty. In addition, there is no assurance that revisions to the laws,

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

rules, and regulations will be adopted and, if adopted, will be timely or adequate to eliminate this uncertainty. Management believes it has taken prudent steps to mitigate these risks, as discussed in the preceding paragraph.

     Many, but not all, states require licenses to solicit or broker to residents of those states, loans secured by residential mortgages, and/or other consumer loans, including credit card, automobile and personal loans. LendingTree has obtained licenses to broker residential mortgage loans, or is not required to be licensed, in the District of Columbia and all 50 states, with the exceptions of Delaware where an application is currently pending. Similarly, LendingTree has obtained licenses to broker consumer loans, or is not required to be licensed, in all 50 states, with the exceptions of California, New Jersey and Ohio, where applications for consumer loan licenses are pending, and Tennessee, where LendingTree cannot obtain a license to broker consumer or home equity loans because of residency requirements of that state. We are not currently accepting credit requests for loan products from residents of states in which we are not licensed to provide those products. In many of the states in which we are licensed, we are subject to examination by regulators. We were recently notified by a state banking regulatory agency that in its view, prior to our being registered as a mortgage broker, we engaged in the business of soliciting mortgage loans on properties located in the state. While we disagree with the agency's interpretation, we determined that it was more advantageous to resolve the dispute rather than enter into expensive, protracted litigation. In resolving this matter, we paid a settlement in the amount of $175,000, and we received a registration with the state agency as a mortgage broker.

     In addition, any person who acquires 10% or more of our common stock may be required to comply with applicable regulations promulgated by certain states that may include requiring the person to periodically file financial information and other personal and business information. If any person holding 10% or more of our common stock refuses or fails to comply with these licensing requirements, we may be unable to obtain a license or existing licensing arrangements in particular states could be jeopardized. The inability to obtain, or loss of, required licenses could have a material adverse effect on our operations and financial condition.

     In addition to licensing requirements, federal and state laws regulate residential lending activities of brokers and lenders. At the federal level, our services are regulated by the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, federal privacy laws, and the Real Estate Settlement Procedures Act and Regulation X. These laws generally regulate the manner in which loan services are made available, including advertising and other consumer disclosures, payments for services, and the privacy and reporting of consumer data. State and federal laws also prohibit unfair and deceptive trade practices and require companies to adopt appropriate policies and practices to protect consumer privacy.

     Under the Truth in Lending Act, creditors are required to provide consumers with uniform, understandable information concerning some of the terms and conditions of loan and credit transactions being offered, which may include disclosures in advertising. This particular federal law is generally applicable to lenders and applies to us primarily in the context of advertising.

     The Equal Credit Opportunity Act prohibits discrimination against applicants on the basis of race, color, sex, age, religion, national origin, or marital status, and the Fair Housing Act similarly prohibits discrimination in residential lending. The regulations under the Equal Credit Opportunity Act also restrict creditors from requesting various types of information from loan applicants and require lenders to supply applicants with a notice, referred to as an "adverse action notice," when the lender denies its applicants credit. Our lenders are generally obligated to provide the required disclosures.

     The Real Estate Settlement Procedures Act requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. LendingTree believes that these requirements are not applicable to its business as presently conducted. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online financial service companies to enter into advertising, marketing and distribution arrangements with other Internet companies and websites whereby the financial service companies pay the Internet companies fees for

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

advertising, marketing and distribution services and other goods and facilities based on a number of factors, including the number of impressions, click-throughs, completed loan applications or closed loans derived from these arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided limited guidance to date on the subject. Although LendingTree believes that it has structured its relationships with Internet advertisers, marketers and distributors to comply with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators. In addition, the applicability of referral fee prohibitions to the compensation provisions on arrangements used by online companies like us may have the effect of reducing the types and amount of fees that we may charge or pay in connection with real-estate secured products.

     The Fair Credit Reporting Act is a consumer privacy statute that generally governs the assemblage, evaluation, maintenance, and dissemination of information on consumers that has been collected for the purpose of evaluating their qualifications for credit. The Fair Credit Reporting Act also requires that users of consumer credit reports notify consumers when their loan applications are denied on the basis of those consumer credit reports. In addition, recent consumer privacy legislation enacted as part of the Gramm-Leach-Bliley Act will restrict the dissemination of nonpublic consumer information to nonaffiliated third parties absent consumer consent and will require regulated institutions to maintain privacy policies when it becomes effective during 2000.

     At the state level, consumer protection laws applicable to LendingTree vary by state, but typically regulate disclosures in advertising, require disclosures and notices, prohibit unfair and deceptive trade practices and restrict dissemination of non-public consumer information. The laws, rules and regulations applicable to us undergo periodic modification and change. Periodically, various laws, rules, and regulations are proposed, which, if adopted, could impact us. These proposed laws, rules, and regulations, or other applicable laws, rules, or regulations, if adopted, could make compliance more difficult or expensive, restrict our ability to provide lending services, further limit or restrict the amount of fees charged by us, or otherwise adversely affect our business or prospects.

INTELLECTUAL PROPERTY

     We regard our intellectual property as critical to our success. We rely on a combination of patent, trademark and copyright law, and trade secret protection to protect our proprietary rights. We pursue the protection of our intellectual property in part through trademark and copyright registration. We have registered "LendingTree" as a trademark in the United States and have applied for trademark registration in the United States for "[i]close." We consider the protection of our trademarks to be important for maintenance of our brand identity and reputation. We cannot assure you that any of these registrations or applications will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if our trademark applications are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that we would be able to enter into arrangements with such third parties on commercially reasonable terms allowing us to continue to use such trademarks. We have applied for a U.S. patent and filed a Patent Cooperation Treaty international patent application on our [i]close technology and our online loan market process. It is possible that our patent applications will be denied or granted in a very limited manner such that they offer little or no basis for us to deter competitors from employing similar technology or processes or allow us to defend LendingTree against third-party claims of patent infringement. Further, effective patent, trademark, copyright, and trade secret protection may not be available in every country in which we may offer our services.

     A substantial portion of our intellectual property is licensed to third parties. We license the right to use [i]close to well-known regional and national lenders, other online companies that create single and multi-lender online marketplaces, and consumer websites providing lending services. In addition, a portion of the intellectual property used in our business is based on licenses granted to us by third parties. We depend on the third party owners from whom we license intellectual property and technology to protect those rights, and therefore, cannot guarantee that the measures taken by these third parties to protect their proprietary rights will be sufficient. In these agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed property infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims.

     In addition, we seek to protect our proprietary rights through the use of confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, [i]close licensees, and others. We cannot assure you that these agreements will provide adequate protection for our proprietary rights in the event of any unauthorized use or disclosure, that employees of our affiliates, clients, [i]close licensees, or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors. Occasionally, we have been, and expect to continue to be, subject to claims in the ordinary course of our business, including claims alleging that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to a third party. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations, and financial condition.

EMPLOYEES

     As of December 31, 1999, we had 125 full-time employees. Of these, 31 were in lender and borrower relations, 33 were in sales, marketing, and business development, 33 were in technology and project management, 19 were in financial and legal, and the remainder were in human resources and administrative positions. None of our employees is represented under collective bargaining agreements. We consider our relations with our employees to be good.

FACILITIES

     Our principal executive offices are currently located in approximately 16,000 square feet of office space in Charlotte, North Carolina under a lease that expires in 2004. We recently entered into a lease for approximately 38,000 square feet of office space in Charlotte for a 10-year term. We have also entered into a contract to sublease our current office space.

LEGAL PROCEEDINGS

     There are currently no material legal proceedings pending or, to our knowledge, threatened against us.

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

                                   MANAGEMENT

     The following table sets forth, as of December 31, 1999, the name, age and position within LendingTree of each of our directors, executive officers and key employees.

NAME                                              AGE                      POSITION
----                                              ---                      --------
Douglas Lebda...................................  29    Chief Executive Officer and Director
Keith Hall......................................  46    Senior Vice President, Chief Financial Officer
                                                          and Treasurer
David Anderson..................................  34    Senior Vice President of Operations
James Bennett, Jr. .............................  31    Senior Vice President of Strategy and Corporate
                                                          Development
Richard Stiegler................................  43    Chief Technology Officer
Steve Campbell..................................  35    Chief Information Officer
Robert Flemma, Jr...............................  39    General Counsel
Thomas Reddin...................................  39    Chief Marketing Officer
Virginia Rebata.................................  46    Senior Vice President of Human Resources
James Carthaus..................................  59    Director
Richard Field...................................  59    Director
Robert Kennedy..................................  64    Director
Daniel Lieber...................................  37    Director
Adam Mizel......................................  30    Director
W. James Tozer, Jr. ............................  58    Director
Robert Wilson...................................  65    Chairman Emeritus

     DOUGLAS LEBDA founded LendingTree in June 1996. He has served as Chief Executive Officer and a Director since September 1998. Prior to that time, Mr. Lebda served as Chairman of the Board and President. Prior to founding LendingTree, Mr. Lebda was with Price Waterhouse in various capacities since 1992.

     KEITH HALL is Senior Vice President, Chief Financial Officer and Treasurer. From 1997 until 1999, Mr. Hall was the chief financial officer of Broadway & Seymour, Inc., a software product and services firm. Beginning in 1995, Mr. Hall was the chief financial officer of Legent Corporation, a software company. Between 1983 and 1995 Mr. Hall worked in various financial positions at United Technologies Corporation, including chief financial officer at Carrier North America. Mr. Hall has been with LendingTree since June 1999.

     DAVID ANDERSON is Senior Vice President of Operations. From June 1988 until March 1999, Mr. Anderson worked in various capacities at American Management Systems Inc., an international business and information technology consulting company, most recently as a senior principal. Mr. Anderson has been with LendingTree since March 1999.

     JAMES BENNETT, JR. is Senior Vice President of Strategy and Corporate Development. From November 1996 until May 1998, Mr. Bennett was the vice president for electronic development in the entertainment, communications, and media group of Cahners Publishing. In June 1994, Mr. Bennett founded BookWire, a business-to-business news and information website for the book publishing trade and acted as publisher until November 1996. Mr. Bennett is a co-founder of LendingTree and joined LendingTree full-time in May 1998. Mr. Bennett served as a Director of LendingTree from June 1996 until September 1999.

     RICHARD STIEGLER is Chief Technology Officer. From 1993 until 1997, Mr. Stiegler served as vice president of Advanced Technology at Greenwich Capital Markets. From 1987 until 1993, Mr. Stiegler was a vice president at Morgan Stanley. Mr. Stiegler has been with LendingTree since November 1997.

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

     STEVE CAMPBELL is Chief Information Officer. From 1987 until November 1999, Mr. Campbell worked in various capacities with American Management Systems Inc., an international business and information technology consulting company, most recently as the director of Software Development for the Consumer Financial Services Group. Mr. Campbell has been with LendingTree since November 1999.

     ROBERT FLEMMA, JR. is General Counsel. From 1998 to 1999, Mr. Flemma was a private investor. From 1986 to 1997, Mr. Flemma was an attorney at Whyte Hirschboeck Dudek S.C., where he was a partner and the administrative head of the firm's consumer finance law team. Mr. Flemma joined LendingTree in October 1999.

     THOMAS REDDIN is Chief Marketing Officer. From 1995 to 1999, he was vice president, consumer marketing for Coca-Cola USA. Mr. Reddin was responsible for leading the strategy and all marketing activities for Coca-Cola. Prior to joining the Coca-Cola Company, Mr. Reddin spent 13 years with Kraft General Foods in various brand management capacities. Mr. Reddin joined LendingTree in December 1999.

     VIRGINIA REBATA is Senior Vice President of Human Resources. Ms. Rebata has over twenty years of human resources management experience. From 1998 to 1999, Ms. Rebata was senior vice president of human resources for Planet Hollywood International, Inc., an international restaurant chain. From 1997 to 1998, she served as senior vice president of human resources of Fortis, Inc., a financial services company. Prior to 1997, Ms. Rebata spent 13 years as vice president of human resources for the Marriott Management Services Division of Marriott International, an international hotel chain. Ms. Rebata joined LendingTree in December 1999.

     JAMES CARTHAUS has been a Director since December 1998 and is Chairman of LendingTree's compensation committee. Since 1989, Mr. Carthaus has been the chairman of a New York investment bank, Scott-Macon, Ltd. He is a former officer of Citibank, a vice president and senior lending officer of a predecessor of FleetBoston Financial and an executive vice president and director of Shearson Lehman Brothers where he headed its financial services division. Mr. Carthaus is currently a director and chairman of the investment committee of The Franciscan Sisters of The Poor Foundation, Inc.

     RICHARD FIELD has been a Director since August 1997. From 1978 until 1997, Mr. Field worked at The Bank of New York in various capacities, most recently as senior executive vice president of retail banking and a member of its policy committee. Prior to 1978, Mr. Field served in various marketing capacities at Chase Manhattan Corporation and Citicorp. Mr. Field is also a former member of the executive committee for MasterCard International's board of directors and the former chairman of MasterCard's U.S. board of directors.

     ROBERT KENNEDY has been a Director since December 1998. Mr. Kennedy has been the director of special projects of ULLICO, Inc. since 1994. Mr. Kennedy is currently a director of SuperShuttle International, Inc. and is a member of the advisory board of Euclid Funds.

     DANIEL LIEBER has been a Director since September 1999. Mr. Lieber is a partner at Equifin Capital Management, an investment firm, where he has worked since October 1998. Prior to joining Equifin, Mr. Lieber was a senior vice president at AT&T Capital. From 1995 to 1997, Mr. Lieber was a senior vice president with GE Capital Services, RFS Ventures Group. Between 1993 and 1995, he was employed as a vice president in the Management Consulting Group at Bankers Trust.

     ADAM MIZEL has been a Director since September 1999. Mr. Mizel co-founded Capital Z Partners, an investment firm, in 1998 where he is currently a partner. From 1994 to 1998, Mr. Mizel was a Managing Director of Zurich Centre Investments, Inc.

     W. JAMES TOZER, JR. has been a Director since August 1997. Since 1990, Mr. Tozer has been the managing director of Vectra Management Group, a real estate firm. He is a former senior vice president of Citibank, senior executive vice president of Shearson Hayden Stone, senior executive vice president of Marine Midland Bank, and president of Prudential-Bache Securities. He is chairman of the executive committee of Draper Bank and Trust and was co-founder of Vectra Bank of Colorado.

     ROBERT WILSON is Chairman Emeritus. Mr. Wilson joined LendingTree shortly after its founding. Between April 1997 and September 1999 he served in various capacities, including chief executive officer, chairman of the board, and chief financial officer. Following an active role in business development and capital raising, Mr. Wilson retired from LendingTree in September 1999 and continues to serve as a consultant. Mr. Wilson was a general partner at Goldman Sachs for 17 years, including three years as a president and managing director of Goldman, Sachs International. He is currently a director of the Phoenix Home Life Mutual Insurance Co., WorkPlus.com, inc. and co-founder and chairman of QuoteShip.com, Inc. Mr. Wilson also serves on the International Advisory Board of BlueStone Capital Partners, LP.

     Several of our directors were elected to the board as designees of specific stockholders pursuant to a stockholders' agreement that terminates as of the closing of this offering. Adam Mizel and Dan Lieber were designated by Capital Z Partners, Robert Kennedy was designated by The Union Labor Life Insurance Company, and W. James Tozer, Jr. was designated by Richard Field and himself.

CLASSES OF DIRECTORS

     We will adopt a provision in our certificate of incorporation which will divide our board of directors into three classes, denominated as Class I, Class II and Class III. Members of each class hold office for staggered three-year terms. At each annual meeting of the stockholders of LendingTree commencing in 2001, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified. Messrs. Field and Tozer will serve as Class I directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Carthaus, Lieber, and Kennedy will serve as Class II directors whose terms expire at the 2002 annual meeting of stockholders. Messrs. Lebda and Mizel will serve as Class III directors whose terms expire at the 2003 annual meeting of stockholders. With respect to each class, a director's term will be subject to the election and qualification of their successors, or their earlier death, resignation or removal. These provisions, when taken in conjunction with other provisions of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

BOARD COMMITTEES

     The board of directors has a compensation committee that reviews and recommends to the board the compensation arrangements provided to the management of LendingTree and administers the stock option plan. The members of the compensation committee are James Carthaus and Adam Mizel.


     The board of directors has an audit committee that reviews LendingTree's annual audit and meets with LendingTree's independent auditors to review LendingTree's internal controls and financial management practices. The members of the audit committee are Richard Field, Daniel Lieber, and Robert Kennedy.


DIRECTOR COMPENSATION

     We do not currently pay cash fees to our directors for attending board or committee meetings, but we reimburse directors for their reasonable expenses incurred in connection with attending these meetings. Each non-employee director who holds less than one percent of the common stock as of the closing of this offering will be granted an option under the Amended and Restated 1999 Stock Incentive Plan to purchase 15,000 shares of common stock. Following this offering, a new non-employee director will be granted an option to purchase 15,000 shares of common stock upon his or her first election or appointment to the board of directors, if he or she holds less than five percent of the common stock at the time of his or her first election or appointment. In addition, immediately following each annual stockholders' meeting following this offering, each non-employee director who holds less than five percent of the common stock at that time will be granted an option to purchase 5,000 shares of common stock. These grants are described more fully below, at "Executive Compensation -- Amended and Restated 1999 Stock Incentive Plan -- Outside Director Options."

     Our directors are eligible to participate in a deferred compensation program whereby a director may defer the income from director's fees, should we begin to pay director's fees, and from the exercise of his or her stock options. Under that plan, in the event of a change in control, we will be required to fund a so-called "rabbi trust" sufficiently to pay the deferred compensation.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning compensation earned in 1999 by our Chief Executive Officer and the remaining four most highly compensated executive officers as of the end of 1999 whose salary and bonus for that year exceeded $100,000. Also included is information with respect to two additional individuals who would have been named in the Summary Compensation Table for 1999 except that they were not executive officers as of the end of 1999.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                      NUMBER OF
                                                                      SECURITIES
                                             ANNUAL COMPENSATION      UNDERLYING
                                             --------------------      OPTION/        ALL OTHER
                                              SALARY      BONUS          SARS        COMPENSATION
NAME AND PRINCIPAL POSITION                    ($)         ($)           (#)             ($)
---------------------------                  --------    --------    ------------    ------------
Douglas Lebda(1)...........................  $154,000    $100,000      190,500              --
  Chief Executive Officer
Keith Hall(2)..............................    79,000      75,000      114,300              --
  Senior Vice President, Chief Financial
  Officer and Treasurer
David Anderson(3)..........................    96,000      78,000      114,300          20,000
  Senior Vice President of Operations
James Bennett, Jr..........................   117,000      58,000      114,300           1,000
  Senior Vice President of Strategy and
  Corporate Development
Richard Stiegler(4)........................   120,000     122,000(7)        --              --
  Chief Technology Officer
Mitchell York(5)...........................   101,000      25,000           --          33,750(8)
Robert Wilson(6)...........................    88,000          --           --          31,000(9)

---------------
(1) On January 6, 2000, the compensation committee of the board of directors approved an increase of Mr. Lebda's annual salary from $200,000 to $250,000.

(2) Mr. Hall joined LendingTree in June 1999.

(3) Mr. Anderson joined LendingTree in March 1999.

(4) On January 6, 2000, the compensation committee of the board of directors approved an increase of Mr. Stiegler's annual salary from $120,000 to $185,000.

(5) Mr. York terminated his employment with LendingTree effective as of October 1, 1999.

(6) Mr. Wilson resigned his positions with LendingTree effective as of September 20, 1999. He is currently providing consulting services to LendingTree for annual compensation of $100,000 and reimbursable expenses.

(7) At our election up to one-half of Mr. Stiegler's bonus may be paid in common stock equal in value to that portion of the bonus. $58,000 of Mr. Stiegler's 1999 bonus was paid in common stock.

(8) Amounts consist of amounts earned in 1999 pursuant to his agreement with us described under "Employment/Consulting Arrangements -- Agreement with Mr. York."

(9) Amounts consist of consulting fees earned in 1999 and reimbursable expenses for 1999 pursuant to his agreement with us described under "Employment/Consulting Arrangements -- Consulting Agreement with Mr. Wilson."

     The following table sets forth information concerning individual grants of stock options made in 1999 to each of the officers and former officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                      POTENTIAL REALIZABLE
                                                                                            VALUE AT
                                           INDIVIDUAL GRANTS                             ASSUMED ANNUAL
                       ---------------------------------------------------------            RATES OF
                         NUMBER OF      PERCENT OF TOTAL                                  STOCK PRICE
                         SECURITIES       OPTIONS/SARS     EXERCISE                     APPRECIATION FOR
                         UNDERLYING        GRANTED TO      OR BASE                        OPTION TERM
                        OPTION/SARS       EMPLOYEES IN      PRICE     EXPIRATION   --------------------------
NAME                   GRANTED (#)(1)     FISCAL YEAR       ($/SH)       DATE        5% ($)         10% ($)
----                   --------------   ----------------   --------   ----------   ----------      ----------
Douglas Lebda........     190,500(2)         18.5%          $6.06      09/02/09    $2,201,125      $4,102,438
Keith Hall...........      76,200(3)         11.1            4.72      06/14/09       968,876       1,701,415
                           38,100(4)                         5.51      09/01/09       461,180         841,443
David Anderson.......      19,050(5)         11.1            4.72      03/15/09       238,192         413,221
                           95,250(6)                         5.51      09/01/09     1,152,950       2,103,607
James Bennett, Jr....     114,300(7)         11.1            5.51      09/01/09     1,383,540       2,524,328
Richard Stiegler.....          --(8)         --                --            --            --              --
Mitchell York........     101,600(9)         11.1            4.72            (9)      787,344         950,173
                           12,700(10)                        4.72      10/01/03       107,722         139,585
Robert Wilson........      76,200(11)         7.4            5.20      08/10/07       817,636       1,331,658

---------------
(1) All options, other than the grant to Mr. York relating to 12,700 shares of common stock, were granted under LendingTree's 1998 Stock Option Plan, which is described below, under "Stock Plans -- 1998 Stock Option Plan." All options granted to Messrs. Lebda, Hall, Anderson, and Bennett have a term of ten years and become vested in equal installments on each of the first four anniversaries of the date of grant, except for the grant to Mr. Anderson relating to 19,050 shares, which will become vested on each of the first three anniversaries of the date of grant.


(2) 32,987 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options. On January 6, 2000, LendingTree granted an option to Mr. Lebda for 158,750 shares of common stock at an exercise price of approximately $9.25 per share. This option expires January 6, 2010. 13,753 of the shares covered by this option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options. In February, LendingTree granted an option to Mr. Lebda for up to 100,000 shares of common stock at an exercise price equal to the initial public offering price. This option will be exercisable prior to the commencement of trading of our common stock on the Nasdaq National Market.


(3) All of the shares covered by the option will be eligible for incentive stock option treatment.

(4) 7,254 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options. On January 6, 2000, LendingTree granted an option to Mr. Hall for 38,100 shares of common stock at an exercise price of approximately $9.25 per share. This option expires January 6, 2010. 9,525 of the shares covered by this option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(5) All of the shares covered by the option will be eligible for incentive stock option treatment.


(6) 56,242 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options. This option expires January 6, 2010.


(7) 56,242 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(8) On January 6, 2000, LendingTree granted an option to Mr. Stiegler for 38,100 shares of common stock at an exercise price of approximately $9.25 per share. This option expires January 6, 2010. 35,059 of the shares covered by this option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(9) This grant was made as consideration for the cancellation of an incentive stock option relating to 101,600 shares of common stock. The new option's exercise price per share is the same as the exercise price per share of the cancelled option. The vesting schedule and term of this option is the same as the vesting schedule of the cancelled option, as follows:

      - as to the 38,100 shares which vested on September 9, 1999, the expiration date is September 9, 2001;

      - as to the 38,100 shares which vest on September 9, 2000, the expiration date is September 9, 2002; and

      - as to the 25,400 shares which vest on September 9, 2001, the expiration date is September 9, 2003.

      Other terms of this option are described under "Employment/Consulting Arrangements -- Agreement with Mr. York."

(10) This grant was made as consideration for the cancellation of a previously granted non-qualified stock option relating to 12,700 shares of common stock and was not granted under the terms of any of LendingTree's option plans. The new option's exercise price per share is the same as the exercise price per share of the cancelled option and the option is fully exercisable as of the date of grant.

(11) This grant was made as consideration for the cancellation of a previously granted non-qualified stock option relating to 76,200 shares of common stock. The new option's exercise price per share is the same as the exercise price per share of the cancelled option and the option is fully exercisable as of the date of grant.

     The following table sets forth information concerning the exercise of stock options during 1999 by the officers and former officers named in the Summary Compensation Table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR


                                                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                               OPTIONS/SARS AT                  OPTIONS/SARS AT
                       SHARES ACQUIRED      VALUE              FISCAL YEAR-END                  FISCAL YEAR-END
NAME                   ON EXERCISE (#)   REALIZED ($)   EXCERCISABLE/UNEXERCISABLE (#)   EXCERCISABLE/UNEXERCISABLE ($)
----                   ---------------   ------------   ------------------------------   ------------------------------
Douglas Lebda........          --          $     --            123,093/241,300               $1,082,027/$1,235,300
Keith Hall...........          --                --                  0/114,300                           0/687,300
David Anderson.......          --                --                  0/114,300                           0/642,300
James Bennett, Jr....          --                --             19,056/133,350                     119,550/746,850
Richard Stiegler.....          --                --              46,567/16,933                     417,636/106,264
Mitchell York........      25,400           120,000              50,800/63,500                     318,800/398,500
Robert Wilson........          --                --                   80,853/0                           486,718/0

STOCK PLANS

     1997 STOCK OPTION PLAN

     On January 15, 1997, we adopted the 1997 Stock Option Plan of LendingTree, Inc., effective as of the same date. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and enabling us to attract, retain, and reward the best available persons for positions of substantial responsibility.

     GENERAL. A maximum of 1,556,890 shares of common stock is reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. If an option granted under the plan expires or is terminated for any reason without being exercised, the shares of common stock underlying the grant will again be available for purposes of the plan. It is currently anticipated that no further grants will be made under this plan.

     ADMINISTRATION. The plan is administered by the compensation committee of the board of directors. The compensation committee has full authority to determine the persons to whom options will be granted, the type of options to be granted, the number of shares to be made subject to options, the exercise price and other terms and conditions of the options, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. Members of the compensation committee who are either eligible for awards of stock options or have been given stock options may vote on any matters affecting the administration of the plan or the grant of options pursuant to the plan, except that no such member may act upon the granting of an option to himself or herself.

     GRANTS. Options granted under the plan may be either "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options.

     ELIGIBILITY. Options may be granted under the plan to employees, directors, including directors who are not employees, and consultants, as selected by the compensation committee.

     TERMS AND CONDITIONS OF OPTIONS. The exercise price of a stock option granted under the plan was determined by the compensation committee at the time the option was granted, and the exercise price of an incentive stock option is not less than the fair market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the compensation committee has determined, as reflected in the applicable option agreement. The exercise period may not exceed 10 years from the date of grant.

     Unless earlier terminated pursuant to the provisions of the plan or the grant agreement, options will terminate in their entirety, whether vested in whole or in part, three years after the date the grantee is no longer employed by or providing services to us for any reason other than death, disability or retirement. If a grantee's employment or service terminates for cause, all options held by the grantee will terminate upon termination. In the event that the employment or service of a grantee terminates as a result of death, disability or retirement, all options that are not exercisable at the time of termination will terminate and all options that are exercisable at the time of termination may be exercised for a period of three years immediately following termination, but in no case after the options expire in accordance with their terms.

     In the event of a proposed change in control, the compensation committee may:

     - accelerate or change the exercise dates of any option;

     - make arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and

     - in any case where equity securities other than our common stock are proposed to be delivered in exchange for or with respect to our common stock, make arrangements providing that any option may become one or more options with respect to such other securities.

     In the event a change in control occurs, the vesting of any option that is time-based only will be accelerated so that the unvested time-based portion of the option will become 50% vested and exercisable.

     In the event we dissolve or liquidate, other than pursuant to a plan of merger or reorganization, then notwithstanding any restrictions on exercise set forth in the plan or any option agreement:

     - grantees will have the right to exercise their options at any time up to 10 days prior to the effective date of the liquidation or dissolution, after which time all options will expire; and

     - the compensation committee may make arrangements with the grantees for the payment to them of appropriate consideration for the cancellation and surrender of any option that is canceled or surrendered at any time up to 10 days prior to the effective date of the liquidation or dissolution.

     1998 STOCK OPTION PLAN

     On February 3, 1998, we adopted the 1998 Stock Option Plan of LendingTree, Inc., effective as of the same date. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and enabling us to attract, retain and reward the best available persons for positions of substantial responsibility.

     GENERAL. A maximum of 1,187,450 shares of common stock is reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. If an option granted under the plan expires or is terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan. It is currently anticipated that no further grants will be made under this plan.

     ADMINISTRATION. The plan is administered by the compensation committee of the board of directors. The compensation committee has full authority, subject to the provisions of the plan, among other things, to determine the persons to whom options will be granted, the type of options to be granted, the number of shares to be made subject to options, the exercise price and other terms and conditions of the options, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. Members of the compensation committee who are either eligible for awards of stock options or have been given stock options may vote on any matters affecting the administration of the plan or the grant of options pursuant to the plan, except that no such member may act upon the granting of an option to himself or herself.

     GRANTS. Options granted under the plan may be either "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options.

     ELIGIBILITY. Options may be granted under the plan to employees, directors, including directors who are not employees, and consultants, as selected by the compensation committee.

     TERMS AND CONDITIONS OF OPTIONS. The exercise price of a stock option granted under the plan was determined by the compensation committee at the time the option was granted, and the exercise price of an incentive stock option was not less than the fair market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the compensation committee has determined, as reflected in the applicable option agreement. The exercise period may not exceed 10 years from the date of grant.

     Unless earlier terminated pursuant to the provisions of the plan or the grant agreement, options will terminate in their entirety, whether vested in whole or in part, three years after the date the grantee is no longer employed by or providing services to us for any reason other than death, disability or retirement. If a grantee's employment or service terminates for cause, all options held by the grantee will terminate upon termination. In the event that the employment or service of a grantee terminates as a result of death, disability or retirement all options that are not exercisable at the time of termination will terminate and all options that are exercisable at the time of termination may be exercised for a period of three years immediately following termination but in no case after the options expire in accordance with their terms.

     In the event of a proposed change in control, the compensation committee may:

     - accelerate or change the exercise dates of any option;

     - make arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and

     - in any case where equity securities other than our common stock are proposed to be delivered in exchange for or with respect to our common stock, make arrangements providing that any option may become one or more options with respect to such other securities.

     In the event a change in control occurs, the vesting of any option that is time-based only will be accelerated so that the unvested time-based portion of the option will become 50% vested and exercisable.

     In the event we dissolve or liquidate, other than pursuant to a plan of merger or reorganization, then notwithstanding any restrictions on exercise set forth in the plan or any option agreement:

     - grantees will have the right to exercise their options at any time up to 10 days prior to the effective date of such liquidation and dissolution, after which time all options will expire; and

     - the compensation committee may make arrangements with the grantees for the payment to them of appropriate consideration for the cancellation and surrender of any option that is canceled or surrendered at any time up to 10 days prior to the effective date of such liquidation and dissolution.

     AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN


     On September 21, 1999 we adopted the 1999 Stock Option Plan of LendingTree, Inc., effective as of the same date. On January 21, 2000, we amended and restated that plan, which was renamed the Amended and Restated 1999 Stock Incentive Plan of LendingTree, Inc., effective as of the same date. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and by enabling us to attract, retain and reward the best available persons for positions of substantial responsibility.



     GENERAL. A maximum of 2,286,000 shares of common stock has been reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. If an award granted under the plan expires or is terminated for any reason, the shares of common stock underlying the award will again be available for purposes of the plan.


     TYPES OF AWARDS.  The following awards may be granted under the plan:

     - stock options, including incentive stock options and nonqualified stock options;

     - restricted stock;

     - phantom stock;

     - stock bonuses; and

     - other stock-based awards.

     ADMINISTRATION. The plan is administered by the compensation committee of the board of directors. The compensation committee has full authority, subject to the provisions of the plan, among other things, to determine the persons to whom awards will be granted, to determine the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. The board of directors or the compensation committee may delegate to any of our senior management the authority to make grants of awards to our employees who are not executive officers or directors of LendingTree.

     ELIGIBILITY. Awards may be granted under the plan to employees, directors, including directors who are not employees, and consultants of LendingTree or any of our affiliates, as selected by the committee.


     TERMS AND CONDITIONS OF OPTIONS. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of a stock option granted under the plan is determined by the compensation committee at the time the option is granted, but the exercise price of an incentive stock option may not be less than the fair market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the compensation committee may determine, as reflected in the applicable option agreement. The exercise period will be determined by the compensation committee, but in the case of an incentive stock option, generally, the exercise period may not exceed 10 years from the date of grant.


     The option exercise price must be paid in full at the time of exercise, and may be payable by one or more of the following methods:

     - in cash or cash equivalents;

     - the surrender of previously acquired shares of common stock that have been held by the participant for at least six months prior to the date of surrender;

     - if so determined by the compensation committee as of the grant date, authorization for LendingTree to withhold a number of shares otherwise payable pursuant to the exercise of an option; or

     - through a broker cashless exercise procedure approved by LendingTree.

     The compensation committee may, in its sole discretion, authorize LendingTree to make or guarantee loans to a participant to assist the participant in exercising options.

     The compensation committee may provide at the time of grant of an option that the participant may elect to exercise all or any part of the option before it becomes vested and exercisable. If the participant elects to exercise all or part of a non-vested option, the participant will be issued shares of restricted stock which will become vested in accordance with the vesting schedule set forth in the original option agreement.

     OUTSIDE DIRECTOR OPTIONS. Non-employee directors who, through the day of the closing of this offering, own less than one percent of the voting power of LendingTree or who, after the closing of this offering, own less than five percent of the common stock, or "outside directors," will be eligible for automatic grants of non-qualified options under the plan. Each outside director who holds less than one percent of the common stock as of the closing of this offering will be granted an option to purchase 15,000 shares of common stock. Following this offering, each outside director will be granted upon his or her first election or appointment to the board an option to purchase 15,000 shares of common stock. In addition, immediately following each annual stockholders meeting following this offering, each outside director will be granted an option to purchase 5,000 shares of common stock. Each option granted under this program to an outside director will have an exercise price equal to the fair market value of the common stock on the date of grant and will become exercisable in full on the second anniversary of the date of grant of the option, provided that the director is still serving as a director as of the date of vesting of the option. Each option granted to an outside director will expire on the tenth anniversary of the date of grant. The other terms of the options granted to outside directors will be consistent with the terms of options granted to employees.

     RESTRICTED STOCK. The plan provides for awards of common stock that are subject to restrictions on transferability and other restrictions imposed by the compensation committee. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder.

     PHANTOM STOCK. The plan provides for awards of phantom stock, which upon vesting, entitles the participant granted such an award to receive an amount in cash equal to the fair market value of the number of shares subject to such award. Vesting of all or a portion of a phantom stock award may be subject to various conditions established by the compensation committee.

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

     STOCK BONUSES; OTHER AWARDS. The plan provides that awards of shares of common stock may be made to employees at the discretion of the compensation committee. In addition, other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the plan, in the compensation committee's discretion.

     CHANGE IN CONTROL. In the event of a change in control, the time-based portion of an outstanding award that is not vested and exercisable at the time of the change in control will become 50% vested and exercisable. In addition to the automatic acceleration, the compensation committee will have the discretion to accelerate the vesting or exercisability of the remainder of any award granted under the plan.

     TERMINATION OF EMPLOYMENT. Unless otherwise determined by the compensation committee, the unvested portion of awards granted under the plan will immediately be cancelled upon termination of a participant's employment or service with LendingTree. If a participant's employment or service terminates other than because of death, disability or retirement, all options that are exercisable at the time of termination may be exercised by the participant for no longer than 90 days after the date of termination. If a participant's employment or service terminates for cause, all options held by the participant will immediately terminate. If a participant's employment or service terminates as a result of death, all options that are exercisable at the time of death may be exercised by the participant's heirs or distributees for one year, provided that options granted to non-employee directors may provide for a post-death exercise period of up to three years. If a participant's employment or service terminates because of disability or retirement, all options that are exercisable at the time of termination may be exercised for a period of one year immediately following termination. In no case may an option be exercised after it expires in accordance with its terms.

     AMENDMENT, TERMINATION OF PLAN. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that an amendment that requires stockholder approval in order for the plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by our stockholders. No awards may be granted under the plan after the day immediately preceding the tenth anniversary of its adoption date.

     Since the amount of benefits to be received by any plan participant who is an employee of Lending Tree or any of its affiliates is determined by the compensation committee, the amount of future benefits to be allocated to any employee or group of employees under the plan in any particular year is not determinable.

     Mr. Carthaus is currently the only director eligible to be granted options under the plan's outside director program for automatic grants of options. It is anticipated that Mr. Carthaus will be granted options to purchase an aggregate of 38,100 shares of common stock under this program during our next fiscal year.

EMPLOYEE STOCK PURCHASE PLAN

     In January 2000, we adopted, and our stockholders approved, the LendingTree, Inc. Employee Stock Purchase Plan. The employee stock purchase plan is designed to encourage our employees to purchase shares of our common stock.

     GENERAL. The employee stock purchase plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code, and to assure the participants of the tax advantages provided thereby. The employee stock purchase plan will be administered by a committee established by the board of directors comprising solely of non-employee directors who are not eligible to participate in the employee stock purchase plan. The committee may make such rules and regulations and establish such procedures for the administration of the employee stock purchase plan as it deems appropriate.


     SHARES AVAILABLE. The committee has authorized for issuance under the plan a total of 444,500 shares of common stock, plus an additional number of shares to be added on the first day of our fiscal year beginning in 2001 equal to:



     - 508,000 shares, or



     - a lesser amount determined by the committee.


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

     In each of the above cases, the number of shares subject to adjustment by the committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.

     ELIGIBILITY. Subject to procedural requirements, employees of LendingTree who have at least six months of service and work more than 20 hours per week will be eligible to participate in the employee stock purchase plan, except that employees who own five percent or more of the common stock of LendingTree or any subsidiary of LendingTree will not be eligible to participate. All of our full-time employees will be eligible to participate in the first offering period under the plan.

     STOCK PURCHASES. Under the employee stock purchase plan, each eligible employee will be permitted to purchase shares of the common stock through regular payroll deductions or cash payments in an amount equal to 1% to 20% of the employee's compensation for each payroll period. The fair market value of the shares of common stock which may be purchased by any employee under this or any other LendingTree plan that is intended to comply with Section 423 of the Internal Revenue Code during any calendar year may not exceed $25,000.

     The employee stock purchase plan provides for a series of consecutive, overlapping offering periods that generally will be 24 months long. Successive six-month purchase periods will run during each offering period. Offering periods generally will commence on January 1 and July 1 of each year during the term of the plan, and purchase periods will run from January 1 to June 30 and from July 1 to December 31; provided, that the first offering period will begin on the first day of regular trading and end on the last trading day on or before December 31, 2001.

     During each offering period, participating employees will be able to purchase shares of common stock at a purchase price equal to 85% of the fair market value of the common stock at either the beginning of each offering period or the end of each purchase period within the offering period, whichever price is lower.

     To the extent permitted by applicable laws, regulations, or stock exchange rules, if the fair market value of the shares at the end of any purchase period is lower than the fair market value of the shares on the date the related offering period began, then all participants in that offering period will be automatically withdrawn from the offering period immediately after the exercise of their option on the date the purchase period ends. The participants will automatically be re-enrolled in the immediately following offering period when that offering period begins.

     The options granted to a participant under the employee stock purchase plan are not transferable other than by will or the laws of descent and distribution, and are exercisable, during the participant's lifetime, only by the participant.

     AMENDMENT, TERMINATION OF PLAN. The employee stock purchase plan and all offering periods under the plan will automatically terminate on the tenth anniversary of the first offering period under the plan. The board of directors may from time to time amend or terminate the employee stock purchase plan; provided, that no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and, to the extent required by Section 423 of the Internal Revenue Code or any other law, regulation or stock exchange rule, no such amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, the committee may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

     Since the amount of benefits to be received by each participant in the employee stock purchase plan is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the plan in any particular year is not determinable.

MANAGEMENT INCENTIVE PLAN

     On January 21, 2000, we adopted the LendingTree, Inc. Management Incentive Plan. The purposes of the management incentive plan are to reinforce corporate business goals and to promote the achievement of annual and long-range financial business and other objectives by providing for the payment of cash bonuses to our officers and other key employees. The plan will be administered by the compensation committee of our board of directors. The compensation committee will have the authority to determine

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

who will participate in the plan and to determine the terms and conditions of incentive awards granted under the plan. The payment of bonuses under the management incentive plan will be based on the achievement during a performance period determined by the compensation committee of certain performance goals set by the compensation committee, which may include any or all or none of the following:

     - income, profits or earnings per share;

     - increase in the volume of qualification forms submitted;

     - increase in the number of loans closed;

     - growth of revenue;

     - reductions in expenses; or

     - increases in the market price of the common stock or total return to our stockholders.

     Minimum bonuses will be based on achievement of 80% of the performance goals and maximum bonuses will be based on achievement of 150% of the performance goals. A bonus will be paid only if the participant is employed by LendingTree or its affiliates on the day the bonus is to be paid. Under the plan, no payment may be made to one of our executive officers that exceeds 150% of the officer's annual base salary. In the event of a change in control, the performance period in effect at the time of the change in control will be deemed to have been completed, the maximum targets will be deemed to have been attained, and a pro rata portion of the award will be paid in cash to the participant.

EMPLOYMENT/CONSULTING ARRANGEMENTS

     EMPLOYMENT AGREEMENT WITH MR. LEBDA. We have an employment agreement with Douglas Lebda having a term commencing on September 2, 1999 and expiring on September 2, 2003, unless earlier terminated as provided under the agreement. In addition to providing for a current annual salary of $250,000 and benefits, Mr. Lebda's agreement provides for his participation in our bonus programs, with a maximum bonus opportunity equal to 50% of his salary, and for the grant of an option to purchase 190,500 shares of common stock; this grant will be referred to later as the "new option." In the event we terminate Mr. Lebda's employment either without cause or for bad performance, or if Mr. Lebda terminates his employment for good reason, Mr. Lebda is entitled to receive continuation of his base salary until the first anniversary of the effective date of termination, provided that the severance payments are to be reduced to the extent he receives any earned compensation from any subsequent employment during the one-year severance period. In the event Mr. Lebda's employment is terminated as a result of any merger, acquisition, share exchange or other business combination, Mr. Lebda is entitled to receive a lump sum payment in an amount equal to 12 months of his then current base salary.

     With respect to his stock options, if we terminate Mr. Lebda's employment without cause, or Mr. Lebda terminates his employment for good reason or if his employment is terminated as a result of a merger, acquisition, share exchange or other business combination, all of Mr. Lebda's stock options will continue to vest in accordance with their vesting schedules in effect prior to termination and he will have a right to exercise the options for a period of 30 days following the final vesting date. In the event we terminate Mr. Lebda's employment for bad performance, his stock options, excluding the new option, will vest in accordance with the schedule set forth in the agreement evidencing the new option and he will have a right to exercise the options for a period of 30 days following the final vesting date. Mr. Lebda will be subject to a non-compete and non-solicitation covenant for one year following termination of his employment and will be required to give us a general release in order to receive his severance payments.

     EMPLOYMENT AGREEMENT WITH MR. REDDIN. We have an employment agreement with Thomas Reddin, our Chief Marketing Officer, whose employment with us began on December 10, 1999. Under his agreement, Mr. Reddin is entitled to an annual salary of $200,000, a signing bonus of $65,000, and employee benefits, including reasonable relocation expenses. During his first year of employment, we are obligated to pay to Mr. Reddin a bonus equal to $70,000, payable in four quarterly payments beginning March 31, 2000. During subsequent years, bonuses will be incentive-based and will range from zero to 50% of his salary. Mr. Reddin was granted on December 10, 1999 an option under the 1999 Stock Option Plan, which is now the Amended and Restated 1999 Stock Incentive Plan, to purchase 285,750 shares of common stock at an exercise price of approximately $5.51 per share. The option is intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code and will vest ratably on each of the first four anniversaries of his date of employment. If Mr. Reddin's employment is terminated other than for cause, we will be obligated to continue to pay him his salary and his first year's bonus for one year or until he takes another full-time job, in which case, if his subsequent employer is paying him less, we are obligated to pay the difference, if any, between the salary and bonus paid to Mr. Reddin from the subsequent employer and the salary he would have received from us. In addition, if his employment is terminated other than for cause after his first year of employment, Mr. Reddin will be entitled to additional vesting on a pro rata portion of stock options previously granted to him based on the number of months worked in the year of termination before his next anniversary. The stock options that are or become exercisable at termination will remain exercisable for 90 days following termination. Mr. Reddin is also subject to covenants with respect to LendingTree's confidential information and trade secrets during his employment and for five years thereafter. If Mr. Reddin completes one year of employment with us, he will be subject to non-competition and non-solicitation covenants during his employment and for one year thereafter.

     AGREEMENT WITH MR. YORK. Simultaneously with his resignation from all positions, directorships and titles relating to LendingTree, we entered into an agreement with Mitchell York with a one-year term commencing on October 1, 1999. Under the terms of the agreement, LendingTree agrees to pay Mr. York $11,250 per month for 12 months. Mr. York has given us a general release in order to receive these monthly payments, which will be reduced on a dollar-for-dollar basis to the extent that Mr. York receives compensation from any subsequent employment before October 1, 2000. In addition, LendingTree agrees to pay Mr. York prorated bonus amounts. Mr. York has agreed to cooperate with all of our financing efforts and with any existing or future litigation against us. Further, Mr. York is subject to a non-compete and non-solicitation covenant until October 1, 2000 and is obligated to refrain from making any disparaging statements with respect to LendingTree or our officers, directors or employees. In connection with entering into the agreement, we entered into two new stock option agreements with Mr. York which cancel two previous stock option agreements, one of which was a non-qualified stock option relating to 12,700 shares of common stock. The other agreement was an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code, relating to 101,600 shares of common stock. The new option agreements are substantially similar to the old agreements, except that the incentive stock option was replaced with a non-qualified stock option.

     In the event that, within three years after the effective date of Mr. York's agreement, a court finds that Mr. York has materially violated any of the provisions of his non-compete, non-solicitation, and non-disparagement covenants or that he has failed to cooperate with our financing efforts or failed to assist us with any litigation matter, we will be relieved of all of our obligations under the agreement and Mr. York will be required to repay all payments and other benefits paid to him under his agreement. In the event that the non-compete, non-solicitation and non-disparagement provisions of Mr. York's agreement are found by a court to be unenforceable with respect to Mr. York, the new option agreement relating to 101,600 shares of common stock will become null and void, and any of Mr. York's vested and unvested options will be immediately cancelled. Mr. York will also be required to return all shares of common stock which he received pursuant to the exercise of the new option relating to 101,600 shares. We will then be required to return to Mr. York all sums paid to us in connection with the exercise of the option.

     CONSULTING AGREEMENT WITH MR. WILSON. In connection with his resignation from all directorships and positions with us and in settlement of his then current employment agreement, we entered into a consulting agreement with Robert Wilson effective September 21, 1999 and expiring on October 12, 2002. Under the terms of the agreement, LendingTree has agreed to pay Mr. Wilson a quarterly fee in the amount of $25,000, prorated for a shorter period, as consideration for his services as a consultant, which will not exceed the equivalent of 10 days' full-time employment per year. Mr. Wilson also receives an annual allowance for reimbursement of medical expenses and a reimbursement for any legal expenses

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

relating to LendingTree. Concurrently with entering into the agreement, we purchased 539,750 shares of common stock from Mr. Wilson at approximately $6.30 per share and entered into a new option agreement with Mr. Wilson. The new option agreement cancels Mr. Wilson's old option and grants Mr. Wilson a non-qualified stock option to purchase 76,200 shares of common stock. The new stock option is immediately exercisable in full at the same exercise price per share, as the exercise price per share of the old stock option. Mr. Wilson has agreed to cooperate with all of our financing efforts and with any existing or future litigation against us. Further, Mr. Wilson is subject to a non-compete and non-solicitation covenant until September 21, 2000 and is obligated to refrain from filing or participating or assisting in any lawsuit, arbitration or other legal action asserting any claims on his behalf against us, our directors, officers or employees other than a claim for breach of his consulting agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors consists of James Carthaus and Adam Mizel. No interlocking relationship exists between any member of our board of directors or our compensation committee and any members of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past, except that Mr. Mizel is a partner at Capital Z Partners and participates in compensation decisions for Capital Z Partners.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRIVATE EQUITY FINANCINGS

     PHOENIX STRATEGIC CAPITAL. In March 1998, we sold 564,444 shares of our common stock at a price per share of approximately $3.54 to Phoenix Strategic Capital for $2.0 million. Phoenix also provided us with a $1,000,000 line of credit, $500,000 of which was utilized in November 1998 and repaid in December 1998. The line of credit provided by Phoenix expired on December 30, 1998. As part of the line of credit transaction, Phoenix received a warrant to purchase 9,525 shares of our common stock with an exercise price of approximately $4.72 per share. Assuming an initial public offering price of $11.00 per share, the value of the warrant as determined by the difference between the offering price and the exercise price is approximately $60,000. In September 1999, we repurchased 282,222 shares of our common stock at a price per share of approximately $6.30 from Phoenix Strategic Capital for $1,777,776. Upon the closing of this offering, Phoenix Strategic Capital will own approximately 1.7% of our issued and outstanding common stock.


     THE UNION LABOR LIFE INSURANCE COMPANY. In December 1998, we sold convertible preferred stock and a warrant to purchase 260,000 additional shares of Series A convertible preferred stock at an exercise price of $6.00 per share to The Union Labor Life Insurance Company, on behalf of its Separate Account P (ULSAP) for $5.0 million. In March 1999, we sold an additional 500,000 shares of Series A convertible preferred stock and warrants to purchase 40,000 shares of Series B convertible preferred stock at an exercise price of $9.00 per share to ULSAP for $3.0 million. In September 1999, all of the warrants held by ULSAP were exchanged for a warrant to purchase 381,000 shares of our common stock. This warrant has an exercise price of $4.72 per share and expires in September 2005. Assuming an initial public offering price of $11.00, the value of this warrant as determined by the difference between the offering price and the exercise price is approximately $2,393,000. Upon the closing of this offering and assuming the exercise of the warrant to purchase 381,000 shares of our common stock, ULSAP will own approximately 12.6% of our issued and outstanding common stock.



     CAPITAL Z, GE CAPITAL, GOLDMAN SACHS AND PRICELINE.COM. In September 1999, we sold 6,024,096 shares of our Series D convertible preferred stock at a price per share of $8.30 to an affiliate of Capital Z, The Goldman Sachs Group, Inc., General Electric Capital Assurance Company, GE Capital Residential Connections Corporation, priceline.com Incorporated and Marsh & McLennan Risk Capital Corp. for aggregate consideration in the amount of $50 million. Capital Z, GE Capital, The Goldman Sachs Group, Inc. and priceline.com, either directly or through an affiliate, received 3,012,048, 1,204,819, 1,084,337 and 240,964 shares of Series
D convertible preferred stock, respectively. Upon the closing of this offering, Capital Z, GE Capital, Goldman Sachs and priceline.com will own approximately 22.9%, 9.1%, 8.2% and 1.8%, respectively, of our issued and outstanding common stock. In addition, we have a commercial relationship with priceline.com which is summarized below.


INVESTMENTS BY DIRECTORS

     In July 1998, we sold 42,333 shares of our common stock at a price of approximately $4.72 per share to H. Eugene Lockhart for $200,000. Mr. Lockhart served as a member of our board of directors until September 1999.

     In November 1998, we sold 12,700 shares of our common stock at a price of approximately $4.72 per share to James Carthaus for $60,000. Mr. Carthaus is a member of our board of directors.

     In May 1999, we sold 333,334 shares of Series A convertible preferred stock at a price of $6.00 per share and warrants to purchase 33,020 shares of our common stock for $2.0 million to W. James Tozer, Jr. and Richard Field, each of whom serves as a member of our board of directors. These warrants have an exercise price of approximately $7.87 per share and expire in May 2004. Assuming an initial public offering price of $11.00, the value of the warrants as determined by the difference between the offering price and the exercise price is approximately $103,000.

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

     In July 1999, we issued an 8% $500,000 principal amount convertible promissory note and a warrant to purchase 15,240 shares of our common stock at an exercise price of approximately $7.87 per share to Garrity Investment LLC, which is controlled by a family member of Douglas Lebda, our Chief Executive Officer. This financing was part of our issuance of 8% convertible promissory notes in an aggregate principal amount of $1,750,000 and warrants to purchase 53,340 shares of our common stock to five investors. In September 1999, all of the promissory notes along with accrued interest were exchanged for 214,076 shares of our Series D convertible preferred stock, of which Garrity Investments received 61,165 shares. Assuming an initial offering price of $11.00, the value of the warrant held by Garrity Investment LLC as determined by the difference between the offering price and the exercise price is approximately $48,000.

     In September 1999, Robert G. Wilson, who served as our Chairman until September 1999, received $3,400,000 upon our repurchase of 539,750 shares of our common stock at a price per share of approximately $6.30. Donald Colby, who served as a member of our board of directors until September 1999, received $800,000 upon our repurchase of 127,000 shares of our common stock at a price per share of approximately $6.30. Also in September 1999, we repurchased 282,222 shares of our common stock at a price per share of approximately $6.30 from Phoenix Strategic Capital for $1,777,776. Richard Shaw was designated as a member of our board of directors by Phoenix in March 1998 and served until September 1999.


     In January 2000, we granted options to Douglas Lebda to purchase up to 158,750 shares of our common stock at an exercise price of $9.25 per share which vest over a four year period. In addition, we also granted Mr. Lebda an option to purchase up to 100,000 shares of our common stock at an exercise price equal to the initial public offering price. This option will expire prior to the commencement of trading of our common stock on the Nasdaq National Market. In connection with the exercise of this option, Mr. Lebda will issue to us a full recourse promissory note for the full exercise price of the option. The note will be secured by all of the shares purchased pursuant to the option. In addition, to the extent that Mr. Lebda sells, transfers or encumbers any shares of our common stock which he presently holds and the then current value of the pledged shares is insufficient under the terms of the note, the proceeds from such sale, transfer or encumbrance will be remitted to us and the principal balance of the note will be reduced by such amount. Mr. Lebda presently holds 843,852 shares of our common stock. The note will bear interest at the average monthly "applicable federal rate" as defined in Section 1274(d) of the Internal Revenue Code compounded annually. The applicable federal rate, which is revised monthly, is 6.56% for the month of February 2000. Interest on the unpaid principal balance will be due on January 31 of each year, in arrears, and the full principal balance will be due in two equal installments on January 31, 2004 and 2005, respectively.



     On February 9, 2000 Douglas Lebda, Keith Hall and James Bennett, Jr. exercised options to purchase 49,828, 8,700, and 8,700, shares of our common stock, at exercise prices of $5.00, $7.00, and $7.00 per share, respectively. In connection with these option exercises and the payment of related income taxes, we agreed to lend Messrs. Lebda, Hall and Bennet $500,000, $100,000 and $100,000, respectively, as permitted under our benefit plans. Each of these loans is evidenced by a full recourse promissory note which bears interest at the average monthly applicable federal rate, compounded annually, and is secured by all of the shares purchased under the respective options. Interest on the unpaid principal balance of each note is payable on February 9 of each year, in arrears, and the full principal balance is due in three equal installments on February 9, 2002, 2003 and 2004, respectively.


RELATIONSHIPS BETWEEN DIRECTORS AND STOCKHOLDERS

     Robert Kennedy, a member of our board of directors, is the director of special projects of ULLICO, Inc.

     Daniel Lieber, who serves as a member of our board of directors, is a partner of Equifin Capital Management, an entity associated with Capital Z.

     Adam Mizel, who serves as a member of our board of directors, is a partner of Capital Z.

OTHER RELATIONSHIPS

     PRICELINE.COM


     In August 1998, we entered into an agreement with priceline.com in which priceline.com granted to us a license to operate an area of the priceline.com website through which we offered our business services and the non-exclusive license to utilize priceline.com intellectual property. In return, we granted priceline.com the non-exclusive license to utilize our intellectual property. We also agreed to pay priceline.com a marketing fee equal to a percentage of the monthly net revenue received by us in operating the loan center on their website. In February 2000, we agreed with priceline.com to extend the term of this agreement for at least six months and to modify some of the initial terms. During 1999, we derived net revenue of $0.7 million from this arrangement and we paid priceline.com $0.5 million. To enhance the variety of products available through the priceline.com home finance service, we subsequently modified our service to allow for multiple providers.


     CNBC.COM


     In January 2000, we entered into an agreement with CNBC.com, an interactive media company. CNBC.com agreed to cooperate with us exclusively in developing and operating a series of loan marketplace websites using our [i]close software. These websites will appear to the consumer to be part of the CNBC.com website, and will incorporate our loan marketplace content and transaction capability. The agreement also includes joint marketing and promotional arrangements, and contains provisions requiring us to conduct television advertising on the CNBC cable network channel. In return, we granted CNBC.com the non-exclusive license to our intellectual property and we agreed to pay CNBC.com a variable monthly fee based on the number of completed Qualification Forms. In connection with these arrangements, we are committed to pay CNBC.com a minimum of $4.9 million during the two-year term of the agreement. In addition, on February 2, 2000 we granted CNBC.com warrants to purchase up to 190,500 shares of our common stock, or approximately 1.1% of our common stock, at an exercise price of approximately $7.87 per share. Warrants to purchase 95,250 of these shares are currently exercisable, while the balance will become exercisable on January 14, 2001, assuming the agreement has not been previously terminated. CNBC.com is an affiliate of GE Capital, which will own approximately 9.1% of our common stock upon the consummation of this offering.


     LOANTRADER.COM


     On February 3, 2000, we consummated an equity investment in LoanTrader.com, a wholesale lending service. In connection with this investment, we received 1,984,127 shares of LoanTrader's series A preferred stock for $2.5 million, or approximately $0.79 per share. These shares represent approximately 8.5% of LoanTrader's outstanding equity. We also received customary registration rights and the right to designate a member of LoanTrader's board of directors. Affiliates of Capital Z and Goldman Sachs also participated in this transaction on substantially the same terms as LendingTree, and purchased 9,325,397 shares and 1,984,127 shares of LoanTrader's series A preferred stock, respectively. Capital Z and Goldman Sachs will be the beneficial owners of approximately 22.9% and 8.2%, respectively, or our outstanding common stock upon completion of this offering. Daniel Lieber and Adam Mizel, each a member of our board of directors, are affiliated with Capital Z.


     PRUDENTIAL SECURITIES INCORPORATED

     Prudential Securities Incorporated, an underwriter, acted as placement agent in connection with a private placement of our Series D convertible preferred stock in September 1999. Prudential Securities Incorporated received a warrant to purchase 127,000 shares of common stock at an exercise price of $7.52 per share. On January 25, 2000 Prudential Securities Incorporated agreed to exchange the warrant for a new warrant to purchase 127,000 shares of common stock at an exercise price equal to the public offering price of the shares offered by this prospectus. This warrant is exercisable for a five-year period ending on September 21, 2004. Other than the shares to be purchased by Prudential Securities Incorporated as an underwriter in this offering, Prudential Securities Incorporated has agreed that it will not transfer or dispose of, directly or indirectly, shares of common stock or any securities convertible into or exercisable or exchangeable for or repayable with shares of common stock for one year after the date of this prospectus.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2000. The percentage of beneficial ownership is provided for the following:


     - each stockholder who is known by us to beneficially own 5% or more of any class of our capital stock;

     - each of our present executive officers who are also named in the Summary Compensation Table and each of our directors; and

     - all of our executive officers and our directors as a group.


     Percentage ownership is based on 17,215,234 shares outstanding as of January 31, 2000, net of treasury stock, as adjusted to reflect the conversion of all outstanding preferred stock and accumulated dividends into common stock. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 31, 2000, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants but are not outstanding for computing the percentage ownership of another person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.



                                                                                   PERCENTAGE OF SHARES
                                                                                         OF COMMON
                                                  NUMBER OF SHARES OF            STOCK BENEFICIALLY OWNED
                                                     COMMON STOCK       -------------------------------------------
NAME OF BENEFICIAL OWNER                          BENEFICIALLY OWNED    BEFORE THE OFFERING   AFTER THE OFFERING(1)
------------------------                          -------------------   -------------------   ---------------------
Capital Z Partners(2)...........................       3,937,562                29.0%                   22.9%
ULSAP(3)........................................       2,222,785                15.9%                   12.6%
GE Capital(4)...................................       1,575,024                11.6%                    9.1%
The Goldman Sachs Group, Inc.(5)................       1,417,521                10.4%                    8.2%
Douglas Lebda(6)................................       1,087,285                 7.9%                    6.2%
Keith Hall......................................          48,681                   *                       *
David Anderson..................................          12,700                   *                       *
James Bennett, Jr.(7)...........................         148,590                 1.1%                      *
Richard Stiegler(8).............................          80,750                   *                       *
James Carthaus(9)...............................          31,750                   *                       *
Richard Field(10)...............................         841,964                 6.0%                    4.8%
Robert Kennedy(11)..............................       2,222,785                15.9%                   12.6%
Daniel Lieber(12)...............................       3,937,562                29.0%                   22.9%
Adam Mizel(13)..................................       3,937,562                29.0%                   22.9%
W. James Tozer, Jr.(14).........................         592,848                 4.4%                    3.4%
All executive officers and directors as a group
  (11 persons)..................................       9,004,600                61.3%                   49.1%


------------------------
 *  represents less than 1%

(1)  Assumes the underwriters' over-allotment option is not exercised.


(2) Capital Z Partners is located at 54 Thompson Street, New York, New York. These shares are held by Specialty Finance Partners, an affiliate of Capital Z Partners. Includes 112,261 shares of common stock to be received upon the conversion of accumulated dividends on preferred stock.



(3) The Union Labor Life Insurance Company, on behalf of its Separate Account P (ULSAP), is located at 111 Massachusetts Avenue, N.W., 8th Floor, Washington, D.C. Includes a warrant to purchase 381,000 shares of common stock with an exercise price of approximately $4.72 which is currently exercisable. Includes 48,588 shares of common stock to be received upon the conversion of accumulated dividends on preferred stock.



(4) GE Capital is located at 6601 Six Forks Road, Raleigh, North Carolina. Upon the automatic conversion of the preferred stock at the closing of this transaction, General Electric Capital Assurance Company will be the holder of 315,004 shares of common stock and GE Capital Residential Connections Corporation will be the holder of 1,260,020 shares of common stock. Includes 8,981 and 35,924 shares of common stock to be received upon the conversion of accumulated, unpaid dividends on preferred stock held by General Electric Capital Assurance Company and GE Capital Residential Connections Corporation, respectively.



(5) The Goldman Sachs Group, Inc. is located at 85 Broad Street, New York, New York. Upon the automatic conversion of the preferred stock at the closing of this transaction, The Goldman Sachs Group, Inc. will be the holder of 1,417,521 shares of common stock. Includes 40,414 shares of common stock to be received upon the conversion of accumulated dividends on preferred stock.



(6) Includes an option to purchase 97,693 shares of common stock with an exercise price of approximately $1.43 per share, an option to purchase 25,400 shares of common stock with an exercise price of approximately $5.20 per share which are exercisable as of January 31, 2000, or will become exercisable within 60 days thereafter, options to purchase 6,667 shares of common stock with an exercise price of approximately $5.20 per share which are exercisable as of January 31, 2000 or will become exercisable within 60 days thereafter and 857,524 shares of common stock, held directly by or jointly with family members. Includes options granted subsequent to January 31, 2000 to purchase up to 100,000 shares of common stock with an exercise price equal to the initial public offering price, which are exercisable prior to the commencement of trading in our common stock on the Nasdaq National Market.



(7) Includes an option to purchase 12,700 shares of common stock with an exercise price of approximately $4.72 and an option to purchase 6,350 shares of common stock with an exercise price of approximately $4.72 per share, which are exercisable as of January 31, 2000, or will become exercisable within 60 days thereafter.



(8) Includes an option to purchase 38,100 shares of common stock with an exercise price of approximately $1.43 and an option to purchase 8,467 shares of common stock with an exercise price of approximately $4.72 per share, which are exercisable as of January 31, 2000, or will become exercisable within 60 days thereafter.



(9) Includes an option to purchase 19,050 shares of common stock with an exercise price of approximately $4.72 which is exercisable as of January 31, 2000, or will become exercisable within 60 days thereafter.



(10) Includes a warrant to purchase 16,510 shares of common stock with an exercise price of approximately $7.87 which is currently exercisable and an option to purchase 392,511 shares of common stock with an exercise price of approximately $1.43 which is exercisable as of January 31, 2000, or will become exercisable within 60 days thereafter. Includes 5,893 shares of common stock to be received upon the conversion of accumulated dividends on preferred stock.



(11) Includes 2,222,785 shares of common stock beneficially owned by ULSAP as to which Robert Kennedy disclaims beneficial ownership.



(12) Includes 3,937,562 shares of common stock beneficially owned by Capital Z Partners. Daniel Lieber is a partner at Equifin Capital Management, an entity affiliated with Capital Z Partners.



(13) Includes 3,937,562 shares of common stock beneficially owned by Capital Z Partners of which Adam Mizel is a partner.



(14) Includes a warrant to purchase 16,510 shares of common stock with an exercise price of approximately $7.87 which is currently exercisable, as to which Mr. Tozer disclaims beneficial ownership. Includes 5,893 shares of common stock to be received upon the conversion of accumulated dividends on preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

     Our amended and restated certificate of incorporation which will become effective upon the closing of this offering authorizes us to issue up to 100 million shares of common stock, $0.01 par value per share, and 10 million shares of preferred stock, par value $0.01 per share. All of the outstanding capital stock is and, upon completion of this offering, will be, fully paid and non-assessable.


     Upon the closing of this offering, we will have 17,215,234 shares of common stock issued and outstanding, excluding treasury stock. This includes 10,443,550 shares of common stock to be issued upon the automatic conversion of all outstanding shares of our convertible preferred stock, together with accumulated dividends as of January 31, 2000.


COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the board of directors may occasionally determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of LendingTree, the holders of shares of common stock would be entitled to share ratably in the distribution of all of LendingTree's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

     The board of directors has the authority to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

WARRANTS


     As of the date of this prospectus, the following warrants to purchase shares of common stock are outstanding:


          (1) a warrant to purchase up to 381,000 shares at an exercise price of approximately $4.72 per share that is held by ULSAP;

          (2) a warrant to purchase up to a total of 16,510 shares at an exercise price of approximately $7.87 per share that is held by W. James Tozer, Jr.;

          (3) a warrant to purchase up to a total of 16,510 shares at an exercise price of approximately $7.87 per share that is held by Richard Field;

          (4) a warrant to purchase up to 15,240 shares at an exercise price of approximately $7.87 per share that is held by a family member of Douglas R. Lebda;

          (5) seven warrants to purchase an aggregate of 38,100 shares at an exercise price of approximately $7.87 per share that are held by Hovde Financial Institution Partners II, L.P., Hovde Investment Corp., L.L.C., William N. Schiebler, Barbara A. and Peter A. Georgescu, and John B. Prince;

          (6) a warrant to purchase up to 63,500 shares at an exercise price of approximately $4.72 per share that is held by Seacris Group, Ltd.;

          (7) a warrant to purchase up to 127,000 shares that is held by Prudential Securities at an exercise price equal to $7.52 per share which was amended on January 25, 2000 such that the current exercise price is equal to the public offering price of the shares offered by this prospectus; and

          (8) a warrant to purchase up to 9,525 shares at an exercise price of approximately $4.72 per share that is held by Phoenix Strategic Capital.


          (9) warrants to purchase up to 190,500 shares at an exercise price of approximately $7.87 per share that are held by CNBC.com. Of these warrants, warrants to purchase up to 95,250 shares are immediately exercisable, while the balance will become exercisable on January 14, 2001.



     Except as otherwise indicated, all of the warrants listed above are currently exercisable and contain standard anti-dilution provisions.


OPTIONS


     As of the date of this prospectus:



          - options to purchase a total of 3,751,647 shares of common stock are outstanding of which 1,201,265 have vested with exercise prices ranging from $1.43 to $5.51 per share;



          - an option granted to our Chief Executive Officer to purchase up to 100,000 shares of common stock at an exercise price equal to the initial public offering price is outstanding which can only be exercised prior to the commencement of trading of our common stock; and



          - up to 683,608 additional shares of common stock may be subject to options granted in the future.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND LENDINGTREE'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective after this offering, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     CLASSIFIED BOARD OF DIRECTORS. Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

     CUMULATIVE VOTING. Our amended and restated certificate of incorporation will expressly deny stockholders the right to cumulate votes in the election of directors.

     STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our amended and restated certificate of incorporation will eliminate the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS. Our amended and restated bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of LendingTree by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will impose supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

RIGHTS AGREEMENT

     Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

     We have entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Our rights agreement provides that each share of our common stock outstanding after this offering will have one right to purchase one-hundredth of a preferred share attached to it. The purchase price per one one-hundredth of a preferred share under the stockholder rights agreement is four times the average closing price of our common stock for the first five days of trading after the consummation of this offering.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock.

     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the date of the completion of this offering unless earlier redeemed or exchanged by us.

     If an acquiror obtains or has the rights to obtain 15% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock equal to two times the purchase price of each right.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of our common stock and any of the following occurs:

     - we merge into another entity;

     - an acquiring entity merges into us; or

     - we sell more than 50% of our assets or earning power.

Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void.

     Our rights agreement contains exchange provisions which provide that after an acquiror obtains 15% or more, but less than 50% of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may redeem all of the outstanding rights under our rights agreement prior to the earlier of (1) the time that an acquiror obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights agreement. The redemption price under our rights agreement is $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as our stockholders including the right to vote or receive dividends, simply by virtue of holding the rights.

     Our rights agreement provides that the provisions of the rights agreement may be amended by the board of directors prior to 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock without the approval of the holders of the rights. However, after that date, the rights agreement may not be amended in any manner which would adversely effect the interests of the holders of the rights, excluding the interests of any acquiror. In addition, our rights agreement provides that no amendment may be made to adjust the time period governing redemption at a time when the rights are not redeemable.

     Our rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is First Union National Bank. Its address is 1525 W. WT, Harris Blvd; 3C3, Charlotte, NC 28288-1153.

LISTING


     The shares have been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "TREE."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have outstanding a total of 17,215,234 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.


     As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities will be available for sale in the public market subject to the volume limitations and other conditions of Rule
144. These shares could be available for resale immediately upon the expiration of the 180-day lock-up period.

LOCK-UP AGREEMENTS

     Stockholders holding approximately 93% of our outstanding common stock, including all of our officers and directors, have signed lock-up agreements under which they agreed not to transfer or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for or repayable with shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Merrill Lynch.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding, which will equal approximately 172,000 shares immediately after this offering; or


     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

     The following table indicates approximately when the 13.6 million shares of our common stock that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market:



NUMBER OF SHARES/
PERCENT OUTSTANDING
AFTER THE OFFERING        DATE WHEN SHARES BECOME AVAILABLE FOR RESALE IN THE PUBLIC MARKET
-------------------       -----------------------------------------------------------------
5.2 million/30%           180 days after the date of this prospectus, pursuant to
                          agreements between the stockholders and the underwriters,
                          provided that Merrill Lynch can waive this restriction at any time. Approximately 3.8 million of these shares will also be subject to sales volume restrictions under Rule 144 under the
                          Securities Act.
8.4 million/48%           Upon expiration of applicable one-year holding periods under Rule
                          144, which will expire between August 2000 and November 2000, subject to sales volume restrictions under Rule 144.


STOCK OPTIONS


     Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 4.9 million shares of common stock issued or reserved for issuance under our various stock option plans. The registration statement will become effective automatically upon filing. As of January 31, 2000, options to purchase 3,684,419 shares of common stock were issued and outstanding of which 1,201,265 shares have vested. Accordingly, shares registered under the registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.


REGISTRATION RIGHTS


     On September 20, 1999, we entered into a registration rights agreement with holders of our convertible preferred stock and common stock in which we granted them registration rights in respect of 12.1 million shares of common stock. On February 2, 2000, CNBC.com was made a party to the registration rights agreement with respect to 190,500 shares issuable to CNBC.com upon the exercise of outstanding warrants. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Pursuant to the registration rights agreement, at any time after 180 days after the consummation of this offering, previous holders of the preferred stock who hold at least a total of approximately 10.4 million shares may request us to register their shares under the Securities Act. All holders which are party to the registration rights agreement may demand registration of their shares, provided the demand relates to at least $500,000, we are then qualified to use Form S-3, and the holders of the preferred stock did not exercise their demand rights within the previous 180 days. We are not obligated to effect a registration statement on Form S-3 more than once in any 180-day period.


     These registration rights are subject to our right to delay the filing of a registration statement in certain circumstances for up to 90 days.

     In addition, the registration rights agreement provides these holders of restricted stock with "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to this offering or in connection with the registration of securities issued under an employee benefit plan or in consideration for an acquisition, each of these holders may require us to include all or a portion of their restricted stock in such registration. However, the managing underwriter, if any, of any such offering has rights to limit the number of shares of restricted stock proposed to be included in such registration.

     We would bear all registration expenses incurred in connection with these registrations. Each participating seller of restricted stock would bear their proportionate share of all underwriting discounts and selling commissions.

             IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                      NON-U.S. HOLDERS OF OUR COMMON STOCK

     The following is a general summary of the material United States federal tax consequences of the purchase, ownership, and sale or other taxable disposition of the common stock by any person or entity other than:

     - a citizen or resident of the United States;

     - a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

     - an estate, the income of which is includible in gross income for United States income tax purposes regardless of its source.

     This summary does not address all tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to certain non-U.S. holders that may be subject to special treatment under United States federal income or estate tax laws. This summary is based upon the Internal Revenue Code of 1986, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the common stock.

DIVIDENDS

     Dividends paid to a non-U.S. holder of common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty, unless:

     - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States; or

     - if a tax treaty applies, it is attributable to a United States permanent establishment of the non-U.S. holder.

     In these cases, the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. holder is a corporation, such effectively connected income may also be subject to an additional branch profits tax. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

SALE OR OTHER DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock, unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, if a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder;

     - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met;

     - the non-U.S. holder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates; or

     - we are or have been during certain periods preceding the disposition a "United States real property holding corporation" for United States federal income tax purposes and certain other requirements are met. We currently believe that we are not a United States real property holding corporation and we do not anticipate that we will become one.

ESTATE TAX

     Common stock owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     DIVIDENDS. United States backup withholding tax generally will not apply to dividends paid on the common stock that are subject to the 30 percent or reduced treaty rate of United States withholding tax previously discussed. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

     SALE OR OTHER DISPOSITION OF COMMON STOCK. Upon the sale or other taxable disposition of common stock by a non-U.S. holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of common stock by a non-U.S. holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service, but not backup withhold, unless the broker has documentary evidence in its files that the seller is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by a non-U.S. holder in establishing such holder's status as a non-U.S. holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the common stock.

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Prudential Securities Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Lehman Brothers Inc.........................................
Prudential Securities Incorporated..........................
                                                              ----------
             Total..........................................   3,650,000
                                                              ==========

     The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover of this prospectus, and to dealers at that price less a concession not in
excess of $          per share. The underwriters may allow, and the dealers may
reallow, a discount not in excess of $          per share to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     We will sell the shares to the underwriters at a per-share price of
$          , which represents a $     discount from the public offering price of
$     . This discount, which equals           % of the public offering price, is
the underwriters' compensation. The following table shows the public offering price, underwriting discount and proceeds before expenses to LendingTree. In addition, the table includes certain other items considered by the NASD to be underwriting compensation for purposes of the NASD's

Conduct Rules. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                    PER SHARE   WITHOUT OPTION    WITH OPTION
                                                    ---------   ---------------   -----------
Public offering price.............................
Underwriting discount.............................
Proceeds, before expenses, to LendingTree.........
Other items.......................................

     As described in more detail below, Prudential Securities Incorporated holds a warrant to purchase 127,000 shares of common stock at an exercise price equal to the public offering price of the shares offered by this prospectus. The compensation included in the table above in the line titled "other items" represents the value of this warrant for NASD purposes computed in accordance with a formula prescribed by the NASD's Conduct Rules.

     The expenses of the offering, not including the underwriting discount, are estimated at $2,000,000 and are payable by us, as set forth in the following table.

SEC registration fee........................................  $   13,298
NASD filing fee.............................................       5,537
Nasdaq National Market listing fee..........................     100,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Blue sky fees and expenses (including legal fees)...........      10,000
Transfer agent and registrar fees and expenses..............      20,000
Premiums for director and officer insurance.................     250,000
Miscellaneous...............................................     306,165
                                                              ----------
          Total.............................................  $2,000,000
                                                              ----------

OVER-ALLOTMENT OPTION

     We have granted an option to the underwriters to purchase up to 547,500 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to customary conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 438,000 shares offered by this prospectus for sale to some of our directors, officers, employees and friends and to some of the officers and employees of the institutions comprising the LendingTree network. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Merrill Lynch is administering this reserved share program.

     Purchasers of shares pursuant to the reserved share program generally will not be subject to lock-up agreements in respect of the shares so purchased unless required by the Conduct Rules of the NASD. The NASD's conduct rules will require that some purchasers of shares who are affiliated or associated with NASD members or who hold senior positions at financial institutions or members of their immediate families be subject to three-month lock-up agreements.

NO SALES OF COMMON STOCK OR SIMILAR SECURITIES

     We and our officers, directors and persons beneficially owning in the aggregate approximately 93% of our outstanding common stock have agreed, with limited exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals and entities have agreed not to directly or indirectly

     - offer, pledge, sell or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,

     - grant any option, right or warrant for the sale of any common stock,

     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers all or any portion of the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.


NASDAQ NATIONAL MARKET LISTING



     The shares have been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "TREE."


     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the primary factors considered in determining the initial public offering price were:

     - the valuation multiples of publicly traded companies that the representatives believed to be comparable to us,

     - our financial information,

     - the history of, and the prospects for, our company and the industry in which we compete,

     - an assessment of (1) our management, (2) our past and present operations,
       (3) the prospects for, and timing of, future revenue of our company and
       (4) the present state of our development, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of the shares they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

ELECTRONIC PROSPECTUS

     Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage program, may view offering terms and a prospectus online and place orders through their financial advisors.

OTHER RELATIONSHIPS

     Prudential Securities Incorporated, an underwriter, acted as placement agent in connection with a private placement of our Series D convertible preferred stock in September 1999. Prudential Securities Incorporated received a warrant to purchase 127,000 shares of common stock at an exercise price of $7.52 per share. On January 25, 2000 Prudential Securities Incorporated agreed to exchange the warrant for a new warrant to purchase 127,000 shares of common stock at an exercise price equal to the public offering price of the shares offered by this prospectus. This warrant is exercisable for a five-year period ending on September 21, 2004. Other than the shares to be purchased by Prudential Securities Incorporated as an underwriter in this offering, Prudential Securities Incorporated has agreed that it will not transfer or dispose of, directly or indirectly, shares of common stock or any securities convertible into or exercisable or exchangeable for or repayable with shares of common stock for one year after the date of this prospectus.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for LendingTree by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     Our financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and the 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedule filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit to the registration statement are not necessarily complete, and, in each instance, we refer you to the copy of that contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule filed as a part of the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from those offices upon the payment of the fees prescribed by the SEC. You can obtain information on the operation of the public reference facilities maintained by the SEC by calling 1-800-SEC-0330. The SEC also maintains a World Wide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Balance Sheets as of December 31, 1998 and 1999.............   F-3
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999.......................................   F-4
Statements of Changes in Shareholders' Equity (Deficit) for
  the years ended December 31, 1997, 1998 and 1999..........   F-5
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................   F-7
Notes to Financial Statements...............................   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of LendingTree, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of LendingTree, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP
Charlotte, North Carolina

January 26, 2000 except for the stock split described in


Note 2 which is as of February 3, 2000

                               LENDINGTREE, INC.

                                 BALANCE SHEETS


                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 1998            1999
                                                              -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,085,000    $  2,419,000
  Short-term investments....................................           --      27,053,000
  Accounts receivable, net of allowance for doubtful
     accounts of $8,000 and $118,000 respectively...........      245,000       2,027,000
  Prepaid expenses and other current assets.................       87,000       1,005,000
                                                              -----------    ------------
          Total current assets..............................    3,417,000      32,504,000
Property and equipment, net (Note 3)........................      210,000       1,086,000
Other assets................................................       60,000         177,000
                                                              -----------    ------------
          Total assets......................................  $ 3,687,000    $ 33,767,000
                                                              ===========    ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   736,000    $  3,579,000
  Accrued expenses (Note 4).................................       15,000       2,451,000
                                                              -----------    ------------
          Total current liabilities.........................      751,000       6,030,000
                                                              -----------    ------------
Commitments and contingencies (Note 7)......................           --              --
Mandatorily redeemable securities (Note 5):
  Series A Convertible Preferred stock, $.01 par value, 8%
     cumulative, 3,049,031 shares authorized, 833,334 shares
     issued and outstanding at December 31, 1998............    4,379,000              --
  Series A Convertible Preferred stock warrants.............      252,000              --
Shareholders' equity (deficit) (Note 5):
  Series A Convertible Preferred stock, $.01 par value, 8%
     cumulative, 3,049,031 shares authorized, 1,754,484
     shares issued and outstanding at December 31, 1999.....           --       9,884,000
  Series B Convertible Preferred stock, $.01 par value,
     911,450 shares authorized, none issued.................           --              --
  Series C Convertible Preferred stock, $.01 par value,
     268,074 shares authorized, none issued.................           --              --
  Series D Convertible Preferred stock, $.01 par value, 8%
     cumulative, 6,238,639 shares authorized, 6,238,172
     shares issued and outstanding at December 31, 1999.....           --      49,234,000
  Common stock, $.01 par value, 38,100,000 shares
     authorized, 3,750,172, and 4,070,655 shares issued at
     December 31, 1998 and 1999, respectively...............       38,000          41,000
  Deferred compensation.....................................           --      (2,767,000)
  Treasury stock (948,971 shares at December 31, 1999)......           --      (5,978,000)
  Additional paid-in-capital................................    5,668,000       9,423,000
  Unrealized gain on available-for-sale securities..........           --          46,000
  Accumulated deficit.......................................   (7,401,000)    (32,146,000)
                                                              -----------    ------------
          Total shareholders' equity (deficit)..............   (1,695,000)     27,737,000
                                                              -----------    ------------
          Total liabilities and shareholders' equity
            (deficit).......................................  $ 3,687,000    $ 33,767,000
                                                              ===========    ============


   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

                            STATEMENTS OF OPERATIONS


                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                             --------------------------------------
                                                               1997         1998           1999
                                                             ---------   -----------   ------------
Revenue:
  LendingTree network......................................  $   2,000   $   273,000   $  6,112,000
  [i]close and other technology............................         --       136,000        852,000
                                                             ---------   -----------   ------------
          Total revenue....................................      2,000       409,000      6,964,000
                                                             ---------   -----------   ------------
Cost of revenue:
  LendingTree network......................................         --       235,000      2,231,000
  [i]close and other technology............................         --       149,000        312,000
                                                             ---------   -----------   ------------
          Total cost of revenue............................         --       384,000      2,543,000
                                                             ---------   -----------   ------------
Gross profit...............................................      2,000        25,000      4,421,000
                                                             ---------   -----------   ------------
Operating expenses:
  Product development......................................    293,000     1,051,000      1,109,000
  Marketing and advertising................................     54,000     2,494,000     18,611,000
  Sales, general and administrative........................    621,000     2,955,000      9,951,000
                                                             ---------   -----------   ------------
          Total operating expenses.........................    968,000     6,500,000     29,671,000
                                                             ---------   -----------   ------------
Loss from operations.......................................   (966,000)   (6,475,000)   (25,250,000)
Interest income, net.......................................      3,000        41,000        505,000
                                                             ---------   -----------   ------------
Net loss...................................................   (963,000)   (6,434,000)   (24,745,000)
                                                             ---------   -----------   ------------
Accretion of mandatorily redeemable preferred stock........         --            --       (131,000)
Dividends issued to preferred shareholders on conversion of
  preferred stock warrants to common stock warrants........         --            --       (525,000)
Dividends on convertible preferred stock...................         --       (24,000)      (506,000)
Accumulated, undeclared dividends on convertible preferred
  stock....................................................         --            --     (1,654,000)
                                                             ---------   -----------   ------------
Net loss attributable to common shareholders...............  $(963,000)  $(6,458,000)   (27,561,000)
                                                             =========   ===========   ============
Net loss per common share -- basic and diluted.............  $   (1.20)  $     (1.88)  $      (7.74)
                                                             =========   ===========   ============
Weighted average shares used in basic and diluted net loss
  per common share calculation.............................    803,370     3,434,736      3,560,197
                                                             =========   ===========   ============
Pro forma per common share data (unaudited) -- Note 2:
  Pro forma basic and diluted net loss per common share....                            $      (3.23)
                                                                                       ============
  Pro forma weighted average basic and diluted shares
     outstanding...........................................                               7,650,229
                                                                                       ============


   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                               CONVERTIBLE PREFERRED
                                       STOCK               COMMON STOCK
                              -----------------------   -------------------                 ADDITIONAL
                              NUMBER OF                 NUMBER OF              TREASURY      PAID-IN     ACCUMULATED    UNREALIZED
                               SHARES       AMOUNT       SHARES     AMOUNT       STOCK       CAPITAL       DEFICIT        GAINS
                              ---------   -----------   ---------   -------   -----------   ----------   ------------   ----------
Balance at December 31,
  1996......................        --    $        --    259,080    $ 3,000   $        --   $       --   $     (4,000)   $    --
Sale of common stock,
  including exercise of
  common stock options......                            1,125,928    11,000                  1,012,000
Issuance of common stock in
  lieu of
  compensation/services
  offered...................                            1,269,365    13,000                     30,000
Issuance of stock options...                                                                   251,000
Net loss....................                                                                                 (963,000)
                              ---------   -----------   ---------   -------   -----------   ----------   ------------    -------
Balance at December 31,
  1997......................        --             --   2,654,373    27,000            --    1,293,000       (967,000)        --
Sale of common stock........                            1,041,401    10,000                  3,918,000
Issuance of warrants in
  conjunction with sales of
  Series A Convertible
  Preferred stock and line
  of
  credit....................                                                                    56,000
Issuance of common stock in
  lieu of
  compensation/services
  offered...................                              54,398      1,000                    210,000
Issuance of stock options...                                                                   215,000
Dividends on mandatorily
  redeemable preferred
  stock.....................                                                                   (24,000)
Net loss....................                                                                               (6,434,000)
                              ---------   -----------   ---------   -------   -----------   ----------   ------------    -------
Balance at December 31,
  1998......................        --             --   3,750,172    38,000            --    5,668,000     (7,401,000)        --


                                                 TOTAL
                                             SHAREHOLDERS'
                                DEFERRED        EQUITY
                              COMPENSATION     (DEFICIT)
                              ------------   -------------
Balance at December 31,
  1996......................  $         --   $     (1,000)
Sale of common stock,
  including exercise of
  common stock options......                    1,023,000
Issuance of common stock in
  lieu of
  compensation/services
  offered...................                       43,000
Issuance of stock options...                      251,000
Net loss....................                     (963,000)
                              ------------   ------------
Balance at December 31,
  1997......................            --        353,000
Sale of common stock........                    3,928,000
Issuance of warrants in
  conjunction with sales of
  Series A Convertible
  Preferred stock and line
  of
  credit....................                       56,000
Issuance of common stock in
  lieu of
  compensation/services
  offered...................                      211,000
Issuance of stock options...                      215,000
Dividends on mandatorily
  redeemable preferred
  stock.....................                      (24,000)
Net loss....................                   (6,434,000)
                              ------------   ------------
Balance at December 31,
  1998......................            --     (1,695,000)


   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

                                CONVERTIBLE PREFERRED
                                        STOCK               COMMON STOCK
                               -----------------------   -------------------                 ADDITIONAL
                               NUMBER OF                 NUMBER OF              TREASURY      PAID-IN     ACCUMULATED    UNREALIZED
                                SHARES       AMOUNT       SHARES     AMOUNT       STOCK       CAPITAL       DEFICIT        GAINS
                               ---------   -----------   ---------   -------   -----------   ----------   ------------   ----------
Balance at December 31,
  1998.......................        --             --   3,750,172    38,000            --    5,668,000     (7,401,000)        --
Exercise of common stock
  options....................                             274,419      3,000                    494,000
Issuance of common stock in
  lieu of compensation.......                              46,064                               310,000
Sale of Series D Convertible
  Preferred stock, net.......  6,024,096    47,457,000
Issuance of warrants in
  conjunction with sale of
  Series A Convertible
  Preferred stock............                                                                    25,000
Conversion of preferred stock
  from mandatorily
  redeemable.................  1,666,667     9,378,000
Conversion of preferred stock
  warrants to common stock
  warrants...................                                                                   303,000
Conversion of convertible
  notes into Series D
  Convertible Preferred
  stock......................   214,076      1,777,000
Repurchase of common stock...                                                   (5,978,000)
Issuance of stock options in
  conjunction with consulting
  and severance agreements...                                                                   684,000
Issuance of stock options to
  employees at below fair
  value......................                                                                 2,576,000
Amortization of deferred
  compensation...............
Accretion of mandatorily
  redeemable preferred
  stock......................                                                                  (131,000)
In-kind dividends on Series A
  Convertible Preferred
  stock......................    87,817        506,000                                         (506,000)
Other comprehensive income:
  Unrealized gain, available-
    for-sale securities......                                                                                              46,000
  Net loss...................                                                                              (24,745,000)
Total comprehensive income...
                               ---------   -----------   ---------   -------   -----------   ----------   ------------    -------
Balance at December 31,
  1999.......................  7,992,656   $59,118,000   4,070,655   $41,000   $(5,978,000)  $9,423,000   $(32,146,000)   $46,000
                               =========   ===========   =========   =======   ===========   ==========   ============    =======


                                                  TOTAL
                                              SHAREHOLDERS'
                                 DEFERRED        EQUITY
                               COMPENSATION     (DEFICIT)
                               ------------   -------------
Balance at December 31,
  1998.......................           --      (1,695,000)
Exercise of common stock
  options....................                      497,000
Issuance of common stock in
  lieu of compensation.......                      310,000
Sale of Series D Convertible
  Preferred stock, net.......                   47,457,000
Issuance of warrants in
  conjunction with sale of
  Series A Convertible
  Preferred stock............                       25,000
Conversion of preferred stock
  from mandatorily
  redeemable.................                    9,378,000
Conversion of preferred stock
  warrants to common stock
  warrants...................                      303,000
Conversion of convertible
  notes into Series D
  Convertible Preferred
  stock......................                    1,777,000
Repurchase of common stock...                   (5,978,000)
Issuance of stock options in
  conjunction with consulting
  and severance agreements...     (335,000)        349,000
Issuance of stock options to
  employees at below fair
  value......................   (2,576,000)             --
Amortization of deferred
  compensation...............      144,000         144,000
Accretion of mandatorily
  redeemable preferred
  stock......................                     (131,000)
In-kind dividends on Series A
  Convertible Preferred
  stock......................                           --
Other comprehensive income:
  Unrealized gain, available-
    for-sale securities......
  Net loss...................
Total comprehensive income...                  (24,699,000)
                               -----------     -----------
Balance at December 31,
  1999.......................  $(2,767,000)    $27,737,000
                               ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

                            STATEMENTS OF CASH FLOWS


                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 1997          1998            1999
                                                              ----------    -----------    ------------
Cash flows from operating activities:
  Net loss..................................................  $ (963,000)   $(6,434,000)   $(24,745,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................          --         46,000         249,000
    Provision for doubtful accounts.........................          --          8,000         129,000
    Common stock issued in lieu of compensation/services
      rendered..............................................      43,000        210,000         310,000
    Common stock options issued in lieu of
      compensation/services rendered........................          --             --         349,000
    Amortization of deferred compensation...................          --             --         144,000
    Issuance of stock options and warrants..................     251,000        223,000          13,000
    Issuance of Series D Convertible Preferred stock in lieu
      of interest...........................................          --             --          27,000
    Changes in assets and liabilities:
      Accounts receivable...................................      (2,000)      (251,000)     (1,911,000)
      Prepaid expenses and other current assets.............          --        (87,000)       (918,000)
      Other assets..........................................      (2,000)       (58,000)       (117,000)
      Accounts payable......................................      70,000        665,000       2,843,000
      Accrued expenses......................................          --         15,000       2,436,000
                                                              ----------    -----------    ------------
         Net cash used in operating activities..............    (603,000)    (5,663,000)    (21,191,000)
                                                              ----------    -----------    ------------
Cash flows from investing activities:
  Purchase of available-for-sale securities.................          --             --     (27,007,000)
  Purchase of property and equipment........................     (18,000)      (231,000)     (1,125,000)
                                                              ----------    -----------    ------------
         Net cash used in investing activities..............     (18,000)      (231,000)    (28,132,000)
                                                              ----------    -----------    ------------
Cash flows from financing activities:
  Proceeds from sales of common stock and warrants and
    exercise of stock options...............................   1,023,000      3,921,000         497,000
  Repurchase of common stock................................          --             --      (5,978,000)
  Proceeds from issuance of convertible notes...............          --             --       1,750,000
  Proceeds from sale of mandatorily redeemable Series A
    Convertible Preferred stock and warrants, net of
    offering costs..........................................          --      4,656,000       4,931,000
  Proceeds from sale of Series D Convertible Preferred
    stock, net of offering costs............................          --             --      47,457,000
                                                              ----------    -----------    ------------
         Net cash provided by financing activities..........   1,023,000      8,577,000      48,657,000
                                                              ----------    -----------    ------------
Net increase (decrease) in cash and cash equivalents........     402,000      2,683,000        (666,000)
Cash and cash equivalents, beginning of period..............          --        402,000       3,085,000
                                                              ----------    -----------    ------------
Cash and cash equivalents, end of period....................  $  402,000    $ 3,085,000    $  2,419,000
                                                              ==========    ===========    ============
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $       --    $        --    $         --
  Income taxes paid.........................................          --             --              --
Supplemental schedule of non-cash financing activities (Note
  2)


   The accompanying notes are an integral part of these financial statements.

                               LENDINGTREE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

     LendingTree, Inc. (the "Company") was incorporated in the State of Delaware on June 7, 1996.

     The Company is an Internet-based loan marketplace for consumers and lenders. Loan types include mortgage, home equity, automobile, credit cards and personal loans.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include percentage complete under long-term contracts and the valuation of the Company's common stock, options and warrants. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 1999, cash equivalents included amounts in an overnight repurchase agreement of $2,419,000.

  Short-Term Investments

     The aggregate fair values of the Company's short-term investments (all available-for-sale investments in short-term corporate commercial paper) as of December 31, 1999 were as follows:

                                     UNREALIZED      AMORTIZED
                       FAIR VALUE   HOLDING GAINS   COST BASIS        MATURITIES
                       -----------  -------------   -----------   ------------------
                       $27,053,000     $46,000      $27,033,000   Less than 6 months
                       ===========     =======      ===========   ==================

     The specific identification cost basis is used to determine realized gains on the Company's available-for-sale securities. The unrealized holding gain of $46,000 is included as a separate component of shareholders' equity for the year ended December 31, 1999. Investments in available-for-sale securities are carried at fair value. There have been no realized gains or losses.

  Fair Value of Financial Instruments

     The carrying value of cash and cash equivalents, accounts payable and accounts receivable at December 31, 1998 and 1999 approximated their fair value due to the short-term nature of these items. The carrying value of the Company's short-term investments at December 31, 1999 approximated their fair values.

  Property and Equipment

     Property and equipment is primarily comprised of furniture and computer equipment which are stated at cost less accumulated depreciation and are being depreciated using the straight-line method over their estimated useful lives, which range from one to five years. Leasehold improvements are depreciated over the shorter of the lease period or the estimated useful life of the improvement. Ordinary maintenance and repair costs are expensed as incurred.

                               LENDINGTREE, INC.

  Impairment of Long-Lived Assets

     The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets or the business to which such assets relate. No impairments were required to be recognized during the years ended December 31, 1997, 1998 or 1999.

  Income Taxes

     The Company accounts for income taxes using the liability method whereby deferred tax assets or liabilities are recognized for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards. In estimating future tax consequences, the Company generally considers all expected future events other than enactment of changes in tax law or rates. If it is "more likely than not" that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recorded.

  Revenue Recognition

     LendingTree network revenue is generated principally from the transmission of qualification forms ("Transmission Revenue") and the closing of loans ("Closed Loan Revenue"). LendingTree network revenue also includes lender set-up fees and monthly maintenance fees. Transmission Revenue is recognized at the time qualification forms are transmitted, while Closed Loan Revenue is recognized at the time the lender reports the activity to the Company, which may be up to four months after the qualification form is transmitted. Revenue from lender set-up fees is recognized upon completion of the lender's integration with the LendingTree network. Monthly maintenance fees are recognized as the service is provided.

     [i]close and other technology revenue is related primarily to modifying the Company's proprietary software for use by certain lenders and other third parties. Revenue under such contracts is recognized as work is performed under the percentage of completion method with progress generally measured using costs incurred to date compared to total estimated costs to be incurred, as this software requires significant modification and customization. Losses, if any, are recognized when the liability is identified. Included in accounts receivable, net, as of December 31, 1998 and 1999 is $105,000, and $10,000, respectively, of unbilled revenue related to percentage of completion contracts.

  Cost of Revenue

     LendingTree network cost of revenue includes salary and benefit costs of the borrower relations and implementation groups, credit agency scoring expenses, revenue sharing costs, closed loan rebate costs, and the costs of website hardware.


     [i]close cost of revenue includes direct costs of modifying the Company's proprietary software for licensing to lenders, as well as the cost of servers related to these licenses. Revenue share expense in 1999 is approximately $0.5 million and is recorded in the period when the related revenue is recognized. The Company's partner in these revenue share transactions is also a holder of the Company's preferred stock.


  Marketing and Advertising Expenses

     Marketing and advertising expenses consist primarily of costs, including salaries, of all personnel involved in marketing and advertising. Marketing and advertising expenses also include costs of advertising,

                               LENDINGTREE, INC.

trade shows, affiliate bounty fees, and certain indirect costs. All costs of advertising the services and products offered by the Company are expensed as incurred. Advertising expense totaled approximately $50,000, $1,812,000 and $17,121,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

  Product Development Costs

     Product development costs primarily include expenses incurred by the Company to develop our proprietary software and to enhance, manage, monitor, and operate the Company's website. Prior to January 1, 1999, the software development costs component of product development costs were accounted for in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," which requires software development costs to be capitalized beginning when a product's technological feasibility is established and ending when a product is available for general release. Through December 31, 1998, completion of a working model of the Company's product and general release have substantially coincided. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 effective January 1, 1999. With the adoption of this standard, the Company began accounting for the software development component of product development costs associated with internal use software in accordance with SOP 98-1, which requires that certain costs incurred during the application development stage be capitalized, while costs incurred during the preliminary project stage and post-implementation/operation stage should be expensed as incurred. Capitalized product development costs are amortized over the estimated life of the related application. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

  Stock-Based Compensation

     The Company accounts for the effect of its stock-based compensation plans for employees under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") using the optional intrinsic value method. The intrinsic value method results in compensation cost equal to the excess of the fair value of the stock over the exercise or purchase price at the date of award. The Company also discloses the pro forma income statement effect of its stock-based compensation plans as if the Company had adopted the fair value approach. The fair value approach results in compensation cost using an option-pricing model that takes into account the fair value price at the grant date, the exercise price, the expected life of the award, the expected dividends, and the risk-free interest rate expected over the life of the award.

     The Company accounts for the effect of its stock-based compensation for non-employees under SFAS No. 123, using the fair value approach.

  Risks and Uncertainties, Significant Customers and Concentrations


     Since inception, the Company has incurred significant losses and had an accumulated deficit of $32.1 million as of December 31, 1999. The losses and accumulated deficit have resulted from the significant costs incurred for advertising and employment expenses related to the development of [i]close and establishing relationships with lenders. Because the Company plans to continue to invest in advertising, product development, and marketing, the Company will continue to incur substantial losses in the foreseeable future. Although the Company has experienced significant revenue growth, the operating

                               LENDINGTREE, INC.

results for future periods are subject to numerous uncertainties, and there can be no assurance that revenue growth will continue or that the Company will be able to achieve or sustain profitability. The Company plans to raise additional equity capital through its IPO in order to continue to fund its operating needs. However, if it is unable to successfully raise sufficient funds, management believes it could reduce discretionary operating expenditures, including advertising and marketing and certain overhead costs, to permit the Company to continue as a going concern beyond December 31, 2000.

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash equivalents are invested in repurchase agreements on an overnight basis with high credit quality financial institutions. Short term investments are comprised of commercial paper from a diverse group of high credit quality issuers.

     For the year ended December 31, 1997, two lenders comprised all of the Company's revenue. For the year ended December 31, 1998, four lenders comprised 27%, 13%, 12%, and 11% of the Company's revenue. For the year ended December 31, 1999, no lender exceeded 10% of the Company's revenue. All of the Company's revenues are from transactions originating in the United States.

     As of December 31, 1998, two lenders comprised 41% and 13% of the Company's accounts receivable balance. As of December 31, 1999, no lender exceeded 10% of the Company's accounts receivable balance. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of lenders comprising the Company's customer base.

NET LOSS PER COMMON SHARE

  Historical

     The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted net loss available to common shareholders ("Diluted EPS") is computed by dividing net loss by the weighted average number of common shares and dilutive potential common shares then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of convertible preferred stock.


     The calculation of net loss per common share for years ended December 31, 1998 and 1999 does not include 786,656 and 5,165,545, respectively, of weighted average potential common shares as their impact would be antidilutive.


  Pro Forma (Unaudited)


     Pro forma net loss per common share is calculated assuming the conversion of all outstanding shares of preferred stock into common stock which converts automatically upon completion of the Company's IPO into 10,150,673 shares of common stock at December 31, 1999, therefore, accretion of discounts on mandatorily redeemable preferred stock of $131,000 and dividends issued to preferred shareholders on conversion of preferred stock warrants to common stock warrants of $525,000 for the year ended December 31, 1999 and dividends on convertible preferred stock for $2,160,000 during the year ended December 31, 1999, are excluded from the calculation of pro forma net loss per common share. It is assumed that each series of preferred stock was converted as of January 1, 1998 or the date of issuance, if later.



     The calculation of pro forma net loss per common share for the year ended December 31, 1999 does not include 1,159,579, of weighted average potential common shares, as their impact would be antidilutive.

                               LENDINGTREE, INC.

  Stock Split


     On January 5, 2000, the Board of Directors approved a 1.27-for-1 common stock split which was effective February 3, 2000. The financial statements for all periods presented have been restated to reflect the effect of this stock split. In addition, the Board approved an amendment to the certificate of incorporation to take effect as of the effective date of the registration statement, increasing the authorized capital stock to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.01 per share.


  Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company had no items of other comprehensive income for the years ended December 31, 1997 or 1998. For the year ended December 31, 1999, the Company had $46,000 of other comprehensive income related to unrealized gains on available-for-sale securities.

  Segment Reporting

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The disclosures prescribed by SFAS No. 131 are effective for the year ended December 31, 1998. Management has determined that the Company does not have any separately reportable operating segments as of December 31, 1998 or December 31, 1999.

  Start-Up Costs

     In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," ("SOP No. 98-5") which is effective for fiscal years beginning after December 15, 1998. SOP No. 98-5 requires companies to expense as incurred all pre-operating, startup and organizational costs that are not capitalizable as long-lived assets. The Company adopted SOP No. 98-5 effective January 1, 1999. The adoption of SOP No. 98-5 had no impact on the Company's financial condition or results of operations.

                               LENDINGTREE, INC.

  Cash Flow Information

     A supplemental schedule of non-cash financing activities follows:

                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                               1997       1998         1999
                                              -------    -------    ----------
Accretion of mandatorily redeemable
  preferred stock...........................  $    --    $    --    $  131,000
Dividends issued to preferred shareholders
on conversion of preferred stock warrants to
common stock warrants.......................  $    --    $    --    $  525,000
Dividends on convertible preferred stock....  $    --    $24,000    $  506,000
Conversion of convertible notes and accrued
  interest into Series D Convertible
  Preferred stock...........................  $    --    $    --    $1,777,000
Issuance of warrants in conjunction with
  Series A financing and convertible
  promissory notes..........................  $    --    $56,000    $   63,000

  Reclassifications

     Certain reclassifications were made to the December 31, 1997 and 1998 financial statements to conform them to the December 31, 1999 presentation.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes several existing standards. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on the Company's financial statements.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                            EXPECTED           DECEMBER 31,
                                              LIFE      --------------------------
                                            (YEARS)       1998           1999
                                            --------    ---------    -------------
Computer hardware.........................     3        $174,000     $     545,000
Office furniture and equipment............     5          70,000           381,000
Computer systems software.................     1           5,000           420,000
                                                        --------     -------------
                                                         249,000         1,346,000
Accumulated depreciation..................               (39,000)         (260,000)
                                                        --------     -------------
Net.......................................              $210,000     $   1,086,000
                                                        ========     =============

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $0, $39,000 and $249,000, respectively.

                               LENDINGTREE, INC.

4. ACCRUED EXPENSES

     Accrued expenses are comprised of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                         1998         1999
                                                        -------    ----------
Professional services and fees........................  $    --    $  706,000
Advertising...........................................       --       460,000
Loss on sub-lease.....................................                454,000
Incentive and other compensation......................   15,000       385,000
Deferred revenues.....................................       --       209,000
Other.................................................       --       237,000
                                                        -------    ----------
          Total accrued expenses......................  $15,000    $2,451,000
                                                        =======    ==========

5. SHAREHOLDERS' EQUITY

  Common Stock

     On March 24, 1998, the Company effected a 2-for-1 stock split in the form of a stock dividend. All share and per share amounts have been restated to reflect the stock split. The holder of each share of common stock is entitled to one vote per share.

  Preferred Stock


     On September 20, 1999, the shareholders approved an amendment of the Company's certificate of incorporation, under which the Company authorized 10,467,194 shares of preferred stock, $.01 par value per share, consisting of four series of convertible preferred stock (the "Series A Preferred," "Series B Preferred," "Series C Preferred" and "Series D Preferred" stock). Preferred shareholders are entitled to cumulative dividends which accrue on a daily basis at a rate of 8% per annum. Dividends to Series A Preferred shareholders are payable quarterly, if and when declared, in additional shares of preferred stock or in cash at the option of the Company and subject to certain conditions. It is the Company's present intention to pay such dividends in shares of Series A preferred stock. Dividends to Series D Preferred shareholders are paid in cash. As of December 31, 1999, there was $1,654,000 of accumulated, undeclared dividends related to the Series A and Series D Preferred stock. Accumulated dividends on Series A Preferred stock have been calculated based on the estimated fair value of the shares to be issued as of December 31, 1999 in respect of such dividends.


     The liquidation value of convertible preferred stock is $6.00, $9.00, $12.00, and $8.30 per share for Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred, and Series D Convertible Preferred, respectively, plus accumulated dividends. If liquidation proceeds are insufficient to pay such amounts, holders would share ratably in any proceeds on liquidation based on the number of shares into which the preferred stock is convertible. If such proceeds are in excess of $50 million, in addition to the liquidation preference, the holders of preferred stock are entitled to participate ratably with common shareholders on an as-if-converted basis.

     Each holder of outstanding shares of preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares are convertible. The holders of shares of preferred stock vote together with holders of shares of common stock as a single class. The holders in interest of a majority of the outstanding shares of preferred stock, voting together as a single class, are entitled to elect one director to the Company's Board of Directors.

                               LENDINGTREE, INC.

     Each share of preferred stock is convertible, at the option of the holder, into 1.27 shares of common stock, subject to certain anti-dilution provisions. In addition, accumulated and unpaid dividends are convertible into shares of common stock at an exchange rate equivalent to the per share liquidation value of such stock divided by 1.27. Effective upon the closing of the sale of shares of common stock by the Company pursuant to a qualified public offering, as defined in the instrument governing the preferred stock, all outstanding shares of preferred stock and accumulated undeclared dividends automatically convert to shares of common stock.

     Prior to September 20, 1999, the Company was required to redeem, in three installments, commencing on the fourth anniversary of the date of issuance of the first share of Series A Convertible Preferred, and continuing on the immediately succeeding two anniversaries, the number of shares of preferred stock held by all holders. The redemption price of a share of a series of convertible preferred stock shall mean the original issue price of a share plus all accrued and unpaid dividends thereon. In connection with the Series D Convertible Preferred stock financing, the Series A Convertible Preferred shareholders relinquished their rights to mandatory redemption. Accretion related to the mandatory redemption feature ceased on September 20, 1999.

  Convertible Promissory Notes

     During June and July 1999, the Company entered into Convertible Promissory Note Agreements (the "Notes") with certain individuals from which the Company received a total of $1.75 million. The Company also issued 53,340 warrants to purchase common stock at approximately $7.87 per share to the purchasers of these Notes. These warrants were valued at approximately $19,000 using an option valuation model. The value of these warrants was recognized as interest expense during the year ended December 31, 1999.

     These Notes were to be due on July 13, 2000 (the "maturity date") and bore interest at 8% per annum, compounded quarterly. They could be prepaid at any time without penalty.

     Under the terms of the Notes, if the Company engaged in a subsequent financing at any time before December 31, 1999, and provided that the financing was for a minimum of $10,000,000, the principal outstanding under the Notes and all accrued interest thereon would be immediately converted into shares of the offered securities at a conversion price equal to the per share purchase price of the offered securities. $500,000 of the amount received related to the Notes was from a party related to an Executive Officer of the Company. This individual invested under the same terms as other investors in the Notes. These Notes and related accrued interest converted to Series D Convertible Preferred stock in connection with the Series D Convertible Preferred stock sale described below.

  Series D Sale

     On September 20, 1999, the Company entered into a Series D Convertible Preferred Stock Purchase Agreement (the "Series D Agreement") under which it sold 6,024,096 shares of Series D Convertible Preferred stock at $8.30 per share for total gross proceeds of approximately $50,000,000. The Company utilized approximately $5,978,000 of these proceeds to repurchase 948,971 shares of common stock (of which 666,750 shares were purchased from Board members for approximately $4.2 million in connection with their departure from the Board) which has been reflected as treasury stock in the accompanying financial statements. The Company also incurred approximately $2,543,000 in offering costs, which have been netted against the proceeds. The Company granted a warrant to purchase 127,000 shares of common stock at approximately $7.52 per share to a broker in connection with the Series D Agreement, the fair value of which (approximately $458,000) was calculated using an option valuation model and is included in offering costs. During January 2000, the company entered into an agreement with the holder of this warrant. Upon successful completion of the company's IPO, the exercise price of the warrant will be

                               LENDINGTREE, INC.

increased to the price per share of common stock sold in the offering. The Company will record a charge based upon the fair value of the new warrant issued in excess of the existing warrant based upon an option valuation model.

     In connection with the Series D Agreement, the following additional transactions occurred:

     - Series A Convertible Preferred shareholders gave up their mandatory redemption rights.

     - $1,750,000 of Convertible Notes plus accrued interest that were outstanding at the closing converted into shares of Series D Convertible Preferred stock at $8.30 per share. The Company issued a total of 214,076 shares to settle this obligation.


     - A consulting agreement was entered into with a former member of the Board of Directors and a severance agreement was entered into with a former executive. Both individuals had their existing incentive stock options cancelled, and new non-qualified stock options were issued at the current fair value. They received 76,200 and 114,300 options, respectively, to purchase common stock at approximately $4.72. The Company recorded expense of $37,000 and $349,000, respectively, as determined using an option valuation model, related to these two individuals during the year ended December 31, 1999. Additional expense of $298,000 related to the consulting agreement will be incurred ratably during the remaining three years of the consulting agreement, and has been recorded as deferred compensation as of December 31, 1999.


     - All preemptive rights were terminated. All Board representation agreements were terminated.

  Series A Sale

     Effective December 9, 1998, the Company entered into a Convertible Preferred Stock and Warrant Purchase Agreement (the "Preferred Stock Agreement") under which it sold, in the Initial Closing, 833,334 shares of Series A Convertible Preferred stock at $6 per share and a warrant to purchase 260,000 shares of Series A Convertible Preferred stock with an exercise price of $6 per share (the "Series A Warrant"). The Series A Warrant was recorded by allocating the fair value of this warrant determined using an option valuation model, from the proceeds received in the Initial Closing. Proceeds from the Initial Closing totaled $4,656,000, net of expenses of approximately $344,000. In addition, the Company issued a warrant to purchase 63,500 shares of common stock at approximately $4.72 per share (the "Common Warrant") to a broker in connection with the Agreement, the fair value of which (approximately $48,000) is included in offering costs. The fair value of the common warrants was calculated utilizing an option valuation model.

     During March 1999 (the "Second Closing") the Company sold 500,000 shares of Series A Convertible Preferred stock at a price of $6 per share and a warrant to purchase 40,000 shares of Series B Convertible Preferred stock at $9 per share (the "Series B Warrant"), for gross proceeds of $3,000,000. During May 1999 (the "Third Closing") the Company sold 333,334 shares of Series A Convertible Preferred stock at $6 per share for gross proceeds of $2,000,000. The Company also granted a warrant to the investors in the Third Closing to purchase 33,020 shares of common stock at approximately $7.87 per share. The fair value of these warrants was approximately $12,000 and was calculated using an option valuation model.

  Series A and B Warrants

     In conjunction with the sale of Series D Convertible Preferred stock, the Series A Convertible Preferred shareholders exchanged their Series A and Series B Warrants for warrants to purchase 381,000 shares of common stock at approximately $4.72 per share. The exchange has been reflected in the financial statements as a distribution to the preferred shareholders equivalent to the excess of the current fair value

                               LENDINGTREE, INC.

of the new warrant over the carrying value of the existing warrants, and has been included in the calculation of net loss attributable to common shareholders. The new warrants issued were valued at approximately $828,000 utilizing an option valuation model.

  Common Warrants

     In addition to common warrants issued as described above, the Company also issued a warrant to purchase 9,525 shares of common stock at approximately $4.72 per share in connection with a line of credit provided by a shareholder. The fair value of this warrant (approximately $7,000) was recognized in expense during the year ended December 31, 1998. This warrant was valued using an option valuation model. The line of credit is no longer available and no amounts were outstanding at December 31, 1998 or December 31, 1999.

     At December 31, 1999, the Company had outstanding warrants to purchase 667,385 shares of common stock, with exercise prices ranging from approximately $4.72 - $7.87. Expiration dates range from November 2003 through September 2005.

  Stock Option Plans

     During January 1997, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan") which provides for the granting of both incentive stock options and non-qualified stock options to employees, officers, directors and consultants of the Company. The 1997 Plan allows for a maximum of 1,556,890 shares for option grants to be issued prior to January 15, 2007. During February 1998, the Company established the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan, as amended, authorized 1,187,450 shares for option grants to be issued prior to February 2008. During September 1999, the Company established the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan, as amended, authorized 2,286,000 shares for option grants prior to September 2009. The 1999 Plan permits the granting of any combination of incentive stock options and nonqualified stock options.

     Under all of the Company's stock option plans, the exercise price of any incentive stock option shall not be less than the fair value of the stock on the date of grant or less than 110% of the fair value in the case of optionees holding more than 10% of the total combined voting power of all classes of stock of the Company. Options under the Company's stock option plans are exercisable for ten years from the date of grant, except for incentive stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock, which must be exercised within five years.


     The Company's stock option plans generally provide for a four-year vesting requirement with one-quarter of such shares vesting at the end of one full year and on an annual basis thereafter. Upon a change of control, as defined, 50% of all unvested stock options shall vest.

                               LENDINGTREE, INC.

     A summary of incentive stock options awarded to employees during the years ended December 31, 1997, 1998 and 1999 follows:


                                                              WEIGHTED
                                                              AVERAGE      EXERCISE
                                                 NUMBER OF    EXERCISE      PRICE
                                                  OPTIONS      PRICE        RANGE
                                                 ---------    --------    ----------
OUTSTANDING AS OF DECEMBER 31, 1996............        --      $  --      $       --
Granted at fair value..........................   479,563       0.35       0.02-1.43
Exercised......................................  (367,030)      0.02            0.02
                                                 --------
OUTSTANDING AS OF DECEMBER 31, 1997............   112,533       1.43            1.43
Granted at fair value..........................   571,695       4.56       1.43-5.20
Forfeited......................................   (65,087)      3.09       1.43-4.72
                                                 --------
OUTSTANDING AS OF DECEMBER 31, 1998............   619,141       4.15       1.43-5.20
Granted at fair value..........................   521,660       5.09       4.72-6.06
Granted below fair value.......................   530,466       5.68       5.51-6.53
Forfeited......................................  (218,377)      4.85       4.72-5.20
                                                 --------
OUTSTANDING AS OF DECEMBER 31, 1999............  1,452,890     $4.93      $1.43-6.53
                                                 ========      =====      ==========
Exercisable as of December 31, 1999............   254,025      $3.22      $1.43-5.51
                                                 ========      =====      ==========


     A summary of non-qualified stock options awarded during the years ended December 31, 1997, 1998 and 1999 follows:


                                                               WEIGHTED
                                                               AVERAGE      EXERCISE
                                                  NUMBER OF    EXERCISE      PRICE
                                                   OPTIONS      PRICE        RANGE
                                                  ---------    --------    ----------
OUTSTANDING AS OF DECEMBER 31, 1996.............         --     $  --      $       --
Granted at fair value...........................    938,262      1.43       1.43-1.57
                                                  ---------
OUTSTANDING AS OF DECEMBER 31, 1997.............    938,262      1.43       1.43-1.57
Granted at fair value...........................    938,262      4.76       3.54-5.20
                                                  ---------
OUTSTANDING AS OF DECEMBER 31, 1998.............  1,212,701      2.19       1.43-5.20
Granted at fair value...........................    287,752      5.81       4.72-6.06
Granted below fair value........................    403,682      5.23       4.72-5.51
Exercised.......................................   (274,419)     1.80       1.43-4.72
Forfeited.......................................   (111,610)     4.80       4.72-5.20
                                                  ---------
OUTSTANDING AS OF DECEMBER 31, 1999.............  1,518,106      3.56      $1.43-6.06
                                                  =========     =====      ==========
Exercisable as of December 31, 1999.............    934,158     $2.30      $1.43-5.20
                                                  =========     =====      ==========

                               LENDINGTREE, INC.

     The following table summarizes information about the Company's stock options:

                OPTIONS OUTSTANDING AT DECEMBER 31, 1999
                ----------------------------------------
                    NUMBER          REMAINING
EXERCISE PRICE    OUTSTANDING    CONTRACTUAL LIFE    OPTIONS EXERCISABLE
--------------    -----------    ----------------    -------------------
    $1.43            809,817       7.8 years                808,548
     3.54             41,910       8.4 years                 29,210
     4.72            700,616       7.8 years                 50,800
     5.20            173,990       8.5 years                106,680
     5.51            965,898       9.7 years                192,945
     6.06            190,500       9.7 years                     --
     6.54             88,265       9.8 years                     --
                   ---------                              ---------
                   2,970,996                              1,188,183
                   =========                              =========


     Compensation costs recognized during the years ended December 31, 1997, 1998 and 1999 for stock-based compensation awards totaled $251,000, $215,000 and $804,000, respectively. The weighted average fair value at date of grant for options granted at fair value during the years ended December 31, 1997, 1998 and 1999 was $0.37, $0.83 and $1.10, respectively. The weighted average fair value at the date of grant for options granted below fair value during the year ended December 31, 1999 was $4.66. The fair value of each option grant was estimated on the date of grant using the minimum value method based upon the following assumptions: dividend yield -- 0%; risk free interest rate -- 6% (1997); 5.1%
(1998); 4.75 -- 5.75% (1999) and weighted average expected option term -- 5 years (1997); 4 years (1998); 5 years (1999). The Company has approximately $2.8 million of deferred compensation recorded on its December 31, 1999 balance sheet that will be expensed over the vesting period of the related options (principally four years).


     Had compensation expense for the Company's employee options been recorded based on the fair value of the options at the grant date, as prescribed by SFAS No 123, the Company's net loss and net loss per common share -- basic and diluted would have been as follows:


                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1997           1998            1999
                                                     -----------    -----------    ------------
Net loss attributable to common shareholders.......  $  (963,000)   $(6,458,000)   $(27,561,000)
Pro forma adjustment for stock compensation
  expense..........................................     (150,000)      (392,000)       (748,000)
                                                     -----------    -----------    ------------
Pro forma net loss attributable to common
  shareholders.....................................  $(1,113,000)   $(6,850,000)   $(28,309,000)
                                                     ===========    ===========    ============
Net loss per common share -- basic and diluted.....  $     (1.20)   $     (1.88)   $      (7.74)
Pro forma adjustment for stock compensation
  expense..........................................         (.19)          (.11)            0.1
                                                     -----------    -----------    ------------
Pro forma net loss per common share -- basic and
  diluted..........................................  $     (1.39)   $     (1.99)   $      (7.95)
                                                     ===========    ===========    ============


     Because options vest over several years and additional options are expected to be granted in subsequent years, the pro forma impact on periods presented may not be representative of the pro forma effects on reported net income or loss in future years.

                               LENDINGTREE, INC.

6. INCOME TAXES

     There is no current income tax provision or benefit for the years ended December 31, 1997, 1998 or 1999 as the Company has generated net operating losses for income tax purposes for which there is no carryback potential. There is no deferred provision or benefit for income taxes recorded as the Company is in a net deferred tax asset position for which a full valuation allowance has been recorded due to uncertainty of realization.

     Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and 1999 consist of the following:


                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Deferred tax assets:
  Domestic net operating loss carryforwards...............  $ 2,683,000    $11,761,000
  Stock compensation......................................      182,000        406,000
  Other...................................................       65,000        393,000
                                                            -----------    -----------
     Gross deferred tax assets............................    2,930,000     12,560,000
     Less: Valuation allowance............................   (2,926,000)   (12,540,000)
                                                            -----------    -----------
     Net deferred tax assets..............................        4,000         20,000
Deferred tax liabilities:
  Fixed assets............................................        4,000         20,000
                                                            -----------    -----------
          Total deferred tax liabilities..................        4,000         20,000
                                                            -----------    -----------
     Net deferred tax asset (liability)...................  $        --    $        --
                                                            ===========    ===========



     The Company has net operating loss carryforwards for income tax purposes of approximately $7 million available at December 31, 1998 and approximately $29 million available at December 31, 1999 to offset future federal and state taxable income. These net operating loss carryforwards begin to expire in 2011. Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change may be subject to annual limitation which could reduce or defer the utilization of these losses.


     Taxes computed at the statutory Federal income tax rate of 34% are reconciled to the provision for income taxes as follows:


                                                                  DECEMBER 31,
                                 -------------------------------------------------------------------------------
                                          1997                       1998                        1999
                                 -----------------------   -------------------------   -------------------------
                                                % OF                        % OF                        % OF
                                  AMOUNT     PRETAX LOSS     AMOUNT      PRETAX LOSS     AMOUNT      PRETAX LOSS
                                 ---------   -----------   -----------   -----------   -----------   -----------
U.S. Federal tax benefit at
  statutory rate...............  $(327,000)     (34.0%)    $(2,188,000)     (34.0%)    $(8,413,000)     (34.0%)
State taxes (net of federal
  benefit).....................    (50,000)      (5.2)        (317,000)      (4.9)      (1,222,000)      (4.9)
Change in valuation
  allowance....................    376,000       39.0        2,550,000       39.6        9,615,000       38.8
Other nondeductible expenses...      1,000        0.2          (45,000)      (0.7)          20,000        0.1
                                 ---------      -----      -----------      -----      -----------      -----
Provision for income taxes.....  $      --        0  %     $        --        0  %     $        --        0  %
                                 =========      =====      ===========      =====      ===========      =====

                               LENDINGTREE, INC.

7. COMMITMENTS AND CONTINGENCIES

     The Company leases certain office facilities and equipment under operating leases. These leases are generally renewable. During December 1999, the Company entered into a lease agreement for a new facility in Charlotte, North Carolina. The lease expires in July 2010. The minimum lease payment is approximately $55,000 per month. In connection with this lease agreement, the Company subleased its existing space in Charlotte, North Carolina. The estimated loss of $454,000 on this sublease over the remaining term has been recognized as expense in the income statement for the year ended December 31, 1999.

     The following is a schedule of future minimum rental payments required under the leases as of December 31, 1999:

2000.....................................................  $  946,000
2001.....................................................     992,000
2002.....................................................     822,000
2003.....................................................     688,000
2004.....................................................     683,000
Thereafter...............................................   4,380,000
                                                           ----------
                                                           $8,511,000
                                                           ==========

     Rent expense totaled $7,000, $109,000 and $534,000 for the years ended December 31, 1997, 1998 and 1999.

     The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of any such matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

     As of December 31, 1999, the Company was committed to approximately $6.0 million related to advertising and promotion costs through 2001.

8. SUBSEQUENT EVENTS


  Warrants and Co-Branded Site Agreement



     During January 2000, the Company entered into an agreement for an initial one year period with a third-party to co-brand a web site. In connection with this agreement, the Company agreed to give two warrants to this third-party, each warrant is for the purchase of 95,250 shares of the Company's common stock at $7.87 per share. The first warrant, with an underlying fair value of $11.00 is vested and exercisable at the date of grant, and expense, calculated using an option pricing model, will be recognized ratably for services provided by CNBC.com over the initial one year period under the agreement. The second warrant only vests if certain performance criteria are met by the third-party during the first year of this agreement which will result in the extension of the agreement for an additional year. Expense related to this warrant will be recognized based upon the excess of the market value of the Company's common stock in relation to the exercise price of the warrant at each balance sheet date, until the warrant is fully vested. This amount could be significant in relation to the Company's ongoing operations. In connection with this agreement, the Company has committed to approximately $9.0 million related to advertising and promotion costs through 2001.



  Option Grants



     In January 2000, the Company granted stock options to purchase 713,423 shares of common stock to employees at an exercise price of $9.25 per share. Based on the difference between the strike price of these

                               LENDINGTREE, INC.

options and the fair market value at the date of grant ($11.00) which is the mid-point of the initial public offering range, the Company will record a deferred compensation charge of approximately $1.3 million and will amortize it to expense over the options' four year vesting period.



  Officer Loans (unaudited)



     In February 2000, the Company entered into promissory notes and pledge agreements with certain executive officers of the Company to provide a total of approximately $600,000 to these officers for the purpose of exercising non-qualified stock options and for paying the related withholding taxes on such. The loans are to be repaid to the Company, plus interest at the federal rate (as defined) in three equal installments on January 31, 2002, 2003 and 2004. The officers have pledged to the Company a security interest in the stock issued as a result of these options being exercised. The pledged stock may not be sold by the officers without prior written consent by the Company.



  CEO Options and Loan



     In January 2000, the Company granted an option to its Chief Executive Officer to purchase up to 100,000 shares of its common stock at an exercise price equal to the initial public offering price the option can only be exercised prior to the commencement of trading of the Company's common stock. If the Chief Executive Officer were to exercise these options, the Company will enter into a promissory note and pledge agreement with him to provide for loan equal to the number of shares purchased multiplied by the initial public offering price. This loan is to be repaid to the Company, plus interest at the federal rate (as defined) in two equal installments on January 31, 2004 and 2005. The Chief Executive Officer will pledge, to the Company, a security interest in the stock issued as a result of this option being exercised. The pledged stock may not be sold by the Chief Executive Officer without prior written consent by the Company.



  Preferred Stock Dividends (unaudited)



     On January 31, 2000, the Company's Board of Directors declared dividends through December 31, 1999 on its Series A and Series D convertible preferred stock. The payment of the dividends will coincide with the Company's IPO and the automatic conversion of all outstanding shares of preferred stock into common stock and will result in the issuance of an additional 222,396 shares of common stock.



  Investment (unaudited)



     In February 2000, the Company made a $2.5 million equity investment in a wholesale lending service. The Company's minority investment represents approximately 8.5% of the outstanding equity of that company.



  Employee Stock Purchase Plan


     The Board of Directors of the Company approved an Employee Stock Purchase Plan in January 2000 and reserved for the issuance of 444,500 shares under the plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING                (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,650,000 SHARES

                            [LENDINGTREE, INC. LOGO]

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                          PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered.



                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   13,298
NASD filing fee.............................................       5,537
Nasdaq National Market listing fee..........................      95,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Printing and engraving......................................     500,000
Blue sky fees and expenses (including legal fees)...........      10,000
Transfer agent fees.........................................      20,000
Premiums for director and officer insurance.................     250,000
Miscellaneous...............................................     306,165
                                                              ----------
          Total.............................................  $2,000,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to LendingTree or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our Amended and Restated Bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

     The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From our inception in June of 1996, until October 1997, we were financed through contributions from our founders and through issuances of common stock. In return for their contributions, our founders received certain amounts of our common stock. The number of shares and prices per share indicated below have been adjusted to reflect a two for one stock split which occurred in March 1998 and a 1.27-for-1 stock split effected prior to this offering. The sales and issuances of securities in each of these transactions and those that follow were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transactions did not involve a public offering. No underwriters were involved in connection with these sales and issuances.

     In October 1997, we sold 558,449 shares of our common stock at a price of approximately $1.43 per share in exchange for an aggregate price of $800,000 to ten investors, including 209,550 shares to Richard Field and 69,778 shares to W. James Tozer, Jr., both of whom are currently directors, and 69,781 shares to Donald Colby, a former director.

     In November 1997, we issued 2,540 shares of our common stock at a price of approximately $3.15 per share to a consultant in exchange for $8,000 of services rendered.

     In March 1998, we sold 564,443 shares of our common stock to Phoenix Strategic Capital and an additional 282,224 shares of our common stock to Theodore Kheel, Jeffrey Hughes, John Prince and William Shiebler at a price of approximately $3.54 per share in exchange for an aggregate price of $3,000,000.

     In March 1998, Phoenix Strategic Capital provided us with a $1.0 million line of credit. In connection with this transaction Phoenix Strategic Capital received a warrant to purchase 9,525 shares of our common stock at an exercise price of approximately $4.72 per share.

     In July 1998, we sold 42,332 shares of our common stock at a price of approximately $4.72 per share to H. Eugene Lockhart, a former director, in exchange for $200,000.

     In August 1998, we issued 2,937 shares of our common stock at a price of approximately $4.72 per share to two persons in exchange for $13,875 of services rendered.

     In November 1998, we sold 152,400 shares of our common stock at a price of approximately $4.72 per share to three investors for an aggregate price of $720,000, including 12,700 shares which were sold to James Carthaus, who is currently a director. We also issued 12,700 shares to an employee at a price of approximately $4.72 per share in exchange for $60,000 of services rendered.

     In December 1998, we sold 833,334 shares of our Series A convertible preferred stock at a price of $6.00 per share and a warrant to purchase 260,000 shares of our Series A convertible preferred stock at an exercise price of $6.00 per share to The Union Labor Life Insurance Company, on behalf of its Separate Account P (ULSAP), in exchange for an aggregate price of $5,000,000. We granted a warrant to purchase 63,500 shares of our common stock at an exercise price of approximately $4.72 per share to Seacris Group, Ltd. in exchange for services rendered in connection with the December 1998 private placement. In March 1999, we sold an additional 500,000 shares of our Series A convertible preferred stock at a price of $6.00 per share and a warrant to purchase 40,000 shares of our Series B convertible preferred stock at an exercise price of $9.00 per share to ULSAP in exchange for a total price of $3,000,000.

     In May 1999, we sold 333,334 shares of our Series A convertible preferred stock at a price of $6.00 per share and warrants to purchase 33,020 shares of our common stock at an exercise price of approximately $7.87 per share to W. James Tozer, Jr. and Richard Field, both of whom are currently directors, in exchange for an aggregate price of $2,000,000.

     In July 1999, we issued 8% convertible promissory notes in an aggregate principal amount of $1,750,000 and warrants to purchase 53,340 shares of our common stock to Hovde Financial Institution Partners II, L.P., Hovde Investment Corp., L.L.C., Norman Garrity, William N. Schiebler, Barbara A. and Peter A. Georgescu, and John B. Prince in exchange for an aggregate price of $1,750,000 of which Norman Garrity, a family member of Douglas Lebda, provided $500,000 of the financing and received a warrant to purchase 15,240 shares.

     In July 1999, we issued 6,350 shares of our common stock at a price of approximately $4.72 per share to an employee in exchange for $30,000 for services rendered.

     In September 1999, we sold 6,024,096 shares of our Series D convertible preferred stock at a price per share of $8.30 for a total price of $50,000,000 to Capital Z, The Goldman Sachs Group, Inc., General Electric, priceline.com Incorporated and Marsh & McLennan Risk Capital.

     In connection with the September 1999 transaction, the warrants to purchase series A and series B convertible preferred stock held by ULSAP were exchanged for a warrant to purchase 381,000 shares of our common stock at an exercise price of approximately $4.72 per share, and the convertible promissory notes with a face amount of $1,750,000 held by investors were exchanged for 214,076 shares of Series D convertible preferred stock. We redeemed 282,222, 127,000 and 539,750 shares of common stock at a price per share of approximately $6.30, from Phoenix Strategic Capital Corp., Donald Colby and Robert Wilson, respectively, for a total price of $5,977,776. In addition, we granted a warrant to purchase 127,000 shares of common stock at an exercise price of approximately $7.52 per share valued at $450,000 to Prudential Securities Inc. in exchange for services rendered in connection with the September 1999 private placement. In January 2000, Prudential agreed to exchange the warrant for a new warrant to purchase 127,000 shares of common stock at an exercise price equal to the price paid by public investors in the offering pursuant to its role as an underwriter.

     In November 1999, we issued 78,633 shares of our Series A convertible preferred stock to ULSAP and an aggregate of 9,184 shares of our Series A convertible preferred stock to W. James Tozer, Jr. and Richard Field to satisfy $527,000 of accrued dividends.

     In February 2000, we issued two warrants, each of which grants CNBC.com the right to purchase 95,250 shares of common stock at an exercise price of approximately $7.87 per share. One warrant will be immediately exerciseable and one becomes exercisable on January 14, 2001.


     From time to time, we have granted stock options to employees. No underwriters were involved in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701 of the Securities Act. The following table sets forth information regarding the grants during the past three fiscal years:

                                                   NUMBER OF       WEIGHTED AVERAGE
                                                 SHARES GRANTED     EXERCISE PRICE
                                                 --------------    ----------------
January 1, 1997 through December 31, 1997......    1,417,825            $1.07
January 1, 1998 through December 31, 1998......      814,067            $4.70
January 1, 1999 through December 31, 1999......    1,720,701            $5.43

     In March 1999, Mitchell York, our former president, exercised an option to purchase 25,400 shares of our common stock for approximately $4.72 per share for an aggregate of $120,000.

     In September 1999, Donald Colby exercised an option to purchase 94,899 shares of our common stock for $1.43 per share. We repurchased 57,219 shares of the common stock for a price of $6.30 share.

     In January 2000, we agreed to issue to Douglas Lebda, our Chief Executive Officer, an option to purchase up to 100,000 shares of our common stock with an exercise price equal to the initial public offering price.


     On February 9, 2000, Douglas Lebda, Keith Hall and James Bennett, Jr. exercised options to purchase 49,828, 8,700, and 8,700 shares at exercise prices of $5.00, $7.00, and $7.00 per share, respectively. In connection with these option exercises and the payment of related income taxes, we agreed to loan Messrs. Lebda, Hall and Bennett $500,000, $100,000 and $100,000, respectively.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


NUMBER                            DESCRIPTION
------                            -----------
 1.1      Form of Purchase Agreement.
 3.1**    Form of Amended and Restated Certificate of Incorporation to
          be in effect upon the closing of this offering.
 3.2**    Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
 4.1**    Specimen Common Stock certificate.
 4.2**    Form of LendingTree's Rights Plan
 5.1**    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1**    Employment Agreement between LendingTree, Inc. and Douglas
          R. Lebda, dated September 2, 1999.
10.2**    Employment Agreement between LendingTree, Inc. and Thomas J.
          Reddin, dated November 26, 1999.
10.3**    1999 Stock Option Plan of LendingTree, Inc., dated November
          20, 1999.
10.4**    1998 Stock Option Plan of LendingTree, Inc., dated February
          3, 1998.
10.5**    1997 Stock Option Plan of CreditSource USA, Inc. (formerly known as Lewisburg Ventures, Inc. and a predecessor to
          LendingTree, Inc.), dated January 15, 1997.

NUMBER                            DESCRIPTION
------                            -----------
10.6      Internet, Marketing and Licensing Agreement between
          LendingTree, Inc. and priceline.com Incorporated, dated as of August 1, 1998.
10.6.1    Amendment No. 1 to Internet, Marketing and Licensing
          Agreement between LendingTree, Inc. and priceline.com
          Incorporated, dated as of January 26, 2000.
10.7**    Registration Rights Agreement, dated September 20, 1999.
10.8**    Warrant to Purchase 7,500 shares of Common Stock issued to
          Phoenix Strategic Capital, dated November 30, 1998.
10.9**    Warrant to Purchase 50,000 shares of Common Stock issued to
          Seacris Group, Ltd., dated December 9, 1998.
10.10**   Form of Warrant to purchase 13,000 shares of Common Stock
          issued to Richard D. Field, dated May 25, 1999, as amended
          September 20, 1999.
10.11**   Warrant to Purchase 13,000 shares of Common Stock issued to
          W. James Tozer, Jr., dated May 25, 1999, as amended
          September 20, 1999.
10.12**   Form of Warrant to grant a right to purchase an aggregate of
          42,000 shares of Common Stock dated July 13, 1999.
10.13**   Warrant to Purchase 300,000 shares of Common Stock issued to
          The Union Labor Life Insurance Company, on behalf of its
          Separate Account P, dated September 20, 1999.
10.14**   Warrant to Purchase 100,000 shares of Common Stock issued to
          Prudential, dated September 20, 1999.
10.15+    Co-Branded Site Agreement between LendingTree, Inc. and
          CNBC.com LLC, dated as of January 14, 2000.
10.16**   Warrant to Purchase 150,000 shares of Common Stock issued to
          CNBC.com LLC, dated January 14, 2000.
10.17**   Amended and Restated 1999 Stock Incentive Plan of
          LendingTree, Inc.
10.18**   Management Incentive Plan.
10.19**   LendingTree, Inc. Deferred Compensation Plan for Employees.
10.20**   LendingTree, Inc. Non-Employee Director Deferred
          Compensation Plan.
10.21     Form of Promissory Note Issued by Douglas Lebda, for the
          benefit of LendingTree, Inc.
10.22     Form of Pledge Agreement by Douglas Lebda for the benefit of
          LendingTree, Inc.
10.23     LoanTrader.com, Inc. Series A Preferred Stock Purchase
          Agreement, dated February 1, 2000.
23.1      Consent of PricewaterhouseCoopers LLP
23.2**    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1).
24.1**    Powers of Attorney.
27.1**    Financial Data Schedule.


---------------
 * To be supplied by amendment.

** Filed by previous amendment.

 + Confidential treatment has been requested for certain portions of this document.

     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on this 10th day of February, 2000.


                                          LENDINGTREE, INC.

                                          By: /s/   DOUGLAS R. LEBDA
                                            ------------------------------------
                                              Name: Douglas R. Lebda
                                              Title: Chief Executive Officer and
                                              Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date below:


                       SIGNATURE                                  TITLE(S)                   DATE
                       ---------                                  --------                   ----

                  /s/ DOUGLAS R. LEBDA                    Chief Executive Officer      February 10, 2000
  ---------------------------------------------------       and Director (principal
                    Douglas R. Lebda                        executive officer)

                           *                              Senior Vice President,       February 10, 2000
  ---------------------------------------------------       Chief Financial Officer
                     Keith B. Hall                          and Treasurer

                           *                              Vice President and           February 10, 2000
  ---------------------------------------------------       Controller
                      Brian Regan

                           *                              Director                     February 10, 2000
  ---------------------------------------------------
                   James A. Carthaus

                           *                              Director                     February 10, 2000
  ---------------------------------------------------
                     Richard Field

                           *                              Director                     February 10, 2000
  ---------------------------------------------------
                     Robert Kennedy

                           *                              Director                     February 10, 2000
  ---------------------------------------------------
                 Daniel Charles Lieber

                           *                              Director                     February 10, 2000
  ---------------------------------------------------
                       Adam Mizel

                           *                              Director                     February 10, 2000
  ---------------------------------------------------
                  W. James Tozer, Jr.

               *By: /s/ DOUGLAS R. LEBDA
     ---------------------------------------------
                    Douglas R. Lebda
                    Attorney-in-Fact

                               INDEX TO EXHIBITS


NUMBER                            DESCRIPTION
------                            -----------
 1.1      Form of Purchase Agreement.
 3.1 **   Form of Amended and Restated Certificate of Incorporation to
          be in effect upon the closing of this offering.
 3.2 **   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
 4.1 **   Specimen Common Stock certificate.
 4.2 **   Form of LendingTree's Rights Plan
 5.1 **   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1 **   Employment Agreement between LendingTree, Inc. and Douglas
          R. Lebda, dated September 2, 1999.
10.2 **   Employment Agreement between LendingTree, Inc. and Thomas J.
          Reddin, dated November 26, 1999.
10.3 **   1999 Stock Option Plan of LendingTree, Inc., dated November
          20, 1999.
10.4 **   1998 Stock Option Plan of LendingTree, Inc., dated February
          3, 1998.
10.5 **   1997 Stock Option Plan of CreditSource USA, Inc. (formerly known as Lewisburg Ventures, Inc. and a predecessor to
          LendingTree, Inc.), dated January 15, 1997.
10.6      Internet, Marketing and Licensing Agreement between
          LendingTree, Inc. and priceline.com Incorporated, dated as of August 1, 1998.
10.6.1    Amendment No. 1 to Internet, Marketing and Licensing
          Agreement between LendingTree, Inc. and priceline.com
          Incorporated, dated as of January 26, 2000.
10.7 **   Registration Rights Agreement, dated September 20, 1999.
10.8 **   Warrant to Purchase 7,500 shares of Common Stock issued to
          Phoenix Strategic Capital, dated November 30, 1998.
10.11**   Warrant to purchase 13,000 shares of Common Stock issued to
          W. James Tozer, Jr., dated May 25, 1999, as amended
          September 20, 1999.
10.12**   Form of Warrant to grant a right to purchase an aggregate of
          42,000 shares of Common Stock dated July 13, 1999.
10.13**   Warrant to Purchase 300,000 shares of Common Stock issued to
          The Union Labor Life Insurance Company, on behalf of its
          Separate Account P, dated September 20, 1999.
10.14**   Warrant to Purchase 100,000 shares of Common Stock issued to
          Prudential, dated September 20, 1999.
10.15+    Co-Branded Site Agreement between LendingTree, Inc. and
          CNBC.com LLC, dated as of January 14, 2000.
10.16**   Warrant to Purchase 150,000 shares of Common Stock issued to
          CNBC.com LLC, dated January 14, 2000.
10.17**   Amended and Restated 1999 Stock Incentive Plan of
          LendingTree, Inc.
10.18**   Management Incentive Plan.
10.19**   LendingTree, Inc. Deferred Compensation Plan for Employees.
10.20**   LendingTree, Inc. Non-Employee Director Deferred
          Compensation Plan.
10.21     Form of Promissory Note Issued by Douglas Lebda for the
          benefit of LendingTree, Inc.
10.22     Form of Pledge Agreement by Douglas Lebda for the benefit of
          LendingTree, Inc.
10.23     LoanTrader.com, Inc. Series A Preferred Stock Purchase
          Agreement, dated February 1, 2000.
23.1      Consent of PricewaterhouseCoopers LLP

NUMBER                            DESCRIPTION
------                            -----------
23.2 **   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1).
24.1 **   Powers of Attorney.
27.1 **   Financial Data Schedule.


---------------
 * To be supplied by amendment.

** Filed by previous amendment.

 + Confidential treatment has been requested for certain portions of this document.